SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

THE CLOROX COMPANY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
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      the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
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      4) Date Filed:

Notice of 2011 Annual Meeting, Proxy Statement and Annual Financial Statements

Annual Meeting of Stockholders November 16, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2011

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m., Pacific time on Wednesday, November 16, 2011, at the offices of the Company, 1221 Broadway, Oakland, CA 94612-1888, for the following purposes:

1.	To elect ten directors to serve until the 2012 Annual Meeting;

2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;

3.	To conduct an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers;

4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012;

5.	To consider and act upon one stockholder proposal if properly presented at the Annual Meeting; and

6.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The board of directors (the “Board”) has fixed the close of business on September 27, 2011, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and during the ten days prior to the Annual Meeting at the office of the Secretary of the Company at 1221 Broadway, Oakland, CA 94612-1888.

Only record holders and people holding proxies from record holders of Clorox common stock as of the record date may attend the Annual Meeting. If you plan to attend the Annual Meeting and your shares are registered in your name, you must bring a current form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must provide proof that you owned Clorox common stock on the record date, as well as a current form of government-issued photo identification. Please see the “Attending the Annual Meeting” section of the proxy statement for more information.

We are pleased to take advantage of the Securities and Exchange Commission “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Under this process, on or about October 3, 2011, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our proxy statement, annual report to stockholders and voting instructions are available on the Internet as of the same date. As more fully described in the Notice of Internet Availability of Proxy Materials, all stockholders may choose to access our proxy materials via the Internet or may request printed copies of the proxy materials. Please see the “Information about the Meeting and Voting” section of the proxy statement for more information.

The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are available at www.edocumentview.com/CLX.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE YOUR PROXY BY TELEPHONE, VIA THE INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING, SIGNING AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors,

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

September 30, 2011

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, who is assisting us in the solicitation of proxies:

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free at (877) 825-8730

Banks and brokers may call collect at (212) 750-5833

THE CLOROX COMPANY
1221 BROADWAY
OAKLAND, CA 94612-1888

TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING AND VOTING		1
PROPOSAL 1: ELECTION OF DIRECTORS		6
Board of Directors’ Recommendation		6
Vote Required		6
DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS		13
Standing Committees		13
Evaluation of Qualifications and Experience		14
Diversity		14
Board Committee and Meeting Attendance		15
Annual Meeting Attendance of Directors		15
The Clorox Company Governance Guidelines and Director Independence		15
Director Independence Determination		16
Related Party Transaction Policies and Procedures		16
Code of Conduct		17
Board of Directors Leadership Structure		17
The Board of Directors’ Role in Risk Management Oversight		18
Executive Sessions		18
BENEFICIAL OWNERSHIP OF VOTING SECURITIES		19
EQUITY COMPENSATION PLAN INFORMATION		20
COMPENSATION DISCUSSION AND ANALYSIS		21
DIRECTOR COMPENSATION		54
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION		56
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE		56
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION		56
Board of Directors’ Recommendation		57
Vote Required		57
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON
EXECUTIVE COMPENSATION		57
Board of Directors’ Recommendation		57
Vote Required		58
PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		58
Board of Directors’ Recommendation		58
Vote Required		58
AUDIT COMMITTEE REPORT		58
PROPOSAL 5: STOCKHOLDER PROPOSAL		60
Stockholder Proposal and Supporting Statement		60
Board of Directors’ Statement in Opposition		61
Board of Directors’ Recommendation		61
Vote Required		62
OTHER INFORMATION		62
Annual Report, Financial Statements and Form 10-K		62
SOLICITATION OF PROXIES		62
STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING		62
HOUSEHOLDING		63
ATTENDING THE ANNUAL MEETING		63
APPENDIX A	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
	RESULTS OF OPERATIONS AND OTHER SELECTED FINANCIAL INFORMATION	A-1

i

THE CLOROX COMPANY
1221 Broadway
Oakland, CA 94612-1888

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 9:00 a.m. Pacific time on Wednesday, November 16, 2011, at the offices of the Company, 1221 Broadway, CA, 94612-1888. Please refer to the “Attending the Annual Meeting” section of this proxy statement for more information about procedures for attending the Annual Meeting.

The Securities and Exchange Commission, or SEC, has adopted rules that allow us to use a “Notice and Access” model to make our proxy statement and other annual meeting materials available to you. On or about October 3, 2011, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that our proxy statement, annual report to stockholders and voting instructions can be accessed on the Internet upon the commencement of such mailing. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are available at www.edocumentview.com/CLX.

INFORMATION ABOUT THE MEETING AND VOTING

Q: What is the purpose of this proxy statement?

A: The board of directors (the “Board”) of Clorox is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders to be held on November 16, 2011, and at any adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Q: Is any stockholder nominating alternative directors for election at the Annual Meeting?

A: No. On August 18, 2011, the Company received a notice from certain entities affiliated with Carl C. Icahn (the “Icahn Group”) stating their intention to propose eleven alternative director nominees for election at the Annual Meeting. However, on September 23, 2011, the Icahn Group announced that it decided to withdraw its slate of directors. No other nomination proposals were received.

Q: Who is entitled to vote at the Annual Meeting?

A: Only stockholders of record at the close of business on September 27, 2011 (the “Record Date”), are entitled to vote at the Annual Meeting. On that date, there were 131,902,870 shares of our common stock (the “Common Stock”) outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

Q: Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

A: Pursuant to rules adopted by the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about October 3, 2011, we will mail the Notice of Internet Availability of Proxy Materials to stockholders of our Common Stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Q: Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q: How can I vote my shares?

A: You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials and using the proxy card enclosed therein. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a proxy in advance via the Internet, by telephone or by mail. In this way, your shares of Common Stock will be voted as directed by you even if you should become unable to attend the Annual Meeting.

Q: May I change my vote?

A: Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:
  submitting written notice of revocation to the Secretary of the Company;

  voting again electronically by telephone or via the Internet or by submitting another proxy card with a later date; or

  voting in person at the Annual Meeting.
Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or by proxy. Abstentions and broker non-votes (described below) will be counted for the purpose of determining a quorum.

Q: What are broker non-votes?

A: A broker non-vote occurs when a bank or brokerage firm does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote on the matter (Proposals 2, 4 and 5) or the approval of a majority of the votes cast (Proposals 1 and 3).

Q: Will my shares be voted if I do not provide instructions to my broker?

A: If you are the beneficial owner of shares held in a “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange rules, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker has the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors or proposals on executive compensation matters. Thus, the broker is entitled to vote your shares on Proposal 4 even if you do not provide voting instructions to your broker. The broker is not entitled to vote your shares on Proposals 1, 2, 3 or 5 without your instructions.

Q: How do I vote if I hold shares in the Clorox 401(k) Plan?

A: If you are a participant in our 401(k) plan, you will receive a voting instruction card to be used to direct T. Rowe Price Company, as trustee of our 401(k) plan, how to vote the shares of our common stock attributable to your individual account. T. Rowe Price Company will vote shares as instructed by participants prior to 11:59 PM (EDT) on November 15, 2011. If you do not provide voting directions to T. Rowe Price Company by that time, the shares attributable to your account will not be voted.

Q: How do I vote if I cannot attend the Annual Meeting in person?

A: Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and completing, signing and returning the proxy card enclosed therein, you will enable Donald R. Knauss, Daniel J. Heinrich or Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner you indicate on your proxy card. When you vote your proxy, you can specify whether your shares should be voted for or against each of the nominees for director identified in Proposal 1, or you can abstain from voting on the director nominees. You can also specify how you want your shares voted with respect to Proposals 2, 3, 4 or 5, which are described in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.
  Voting via the Internet. You can vote your shares via the Internet by following the instructions provided either in the Notice or on the proxy card. If you requested and received a printed set of the proxy materials by mail, you should follow the voting instruction form you received. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card to us.

  Voting by Telephone. You can vote your shares by telephone if you requested and received a printed set of the proxy materials through the mail by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received the Notice only, you can vote by telephone by following the instructions at the website address referred to in the Notice. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone, you do not need to mail a proxy card to us.

  Voting by Mail. You can vote by mail by requesting that a printed copy of the proxy materials be sent to your specified address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and sign and return it as instructed on the card.
Q: May I vote in person at the Annual Meeting?

A: Yes, you may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a broker, trust, bank or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank or nominee granting you authority to vote your shares directly at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance via the Internet or by telephone, or by requesting a printed copy of the proxy materials and signing, dating and returning the proxy card enclosed therein.

Q: What are the proposals and what is the required vote for each?

A: Proposal 1: Election of Directors. The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the ten nominees for director will be elected if he or she receives the majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

Proposal 2: Approval (on an advisory basis) of the Compensation of the Company’s Named Executive Directors. Proposal 2 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers. Since Proposal 2 is an advisory vote, the provisions of our Bylaws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, Proposal 2 must receive the FOR vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal and will not be counted.

Proposal 3: Approval (on an advisory basis) of Future Advisory Votes on the Compensation of the Company’s Named Executive Officers on an Annual Basis at Each Year’s Annual Meeting. Proposal 3 is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years or every three years. Since it is an advisory vote, the provisions of our Bylaws regarding the vote required to “approve” a proposal are not applicable to Proposal 3. Abstentions and broker non-votes will not be counted as expressing any preference. If none of the frequency alternatives (one year, two years or three years) receives a majority of the votes cast on the proposal, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. However, because Proposal 3 is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required to approve Proposal 4. An abstention on Proposal 4 will have the same effect as a vote against Proposal 4. A broker non-vote will not have any effect on Proposal 4 and will not be counted. Your broker, however, is entitled to vote your shares on Proposal 4 even if you do not provide voting instructions.

Proposal 5: Stockholder Proposal. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting on Proposal 5 is required to approve Proposal 5. An abstention on Proposal 5 will have the same effect as a vote against Proposal 5. A broker non-vote will not have any effect on Proposal 5 and will not be counted.

Q: What are the recommendations of the Board of Directors?

A: The Board recommends that you vote:
  FOR the election of the ten nominees for director named in this proxy statement (Proposal 1);

  FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers (Proposal 2);

  ONE YEAR (on an advisory basis) as the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal 3);

  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012 (Proposal 4); and

  AGAINST the stockholder proposal (Proposal 5).

Q: What do I do if I receive more than one proxy card?

A: Many stockholders hold their shares in more than one account, and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that ALL of your shares are represented at the Annual Meeting, we recommend that you vote every proxy card you receive.

If you have any questions or need assistance voting, please call Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the Annual Meeting, at (877) 825-8730.

Q: Who will count the votes?

A: Votes will be counted by Computershare Trust Company, N.A., our inspector of election appointed for the meeting.

Q: What happens if the Annual Meeting is postponed or adjourned?

A: If we adjourn the Annual Meeting, we will conduct the same business at the later meeting and the Board can decide to set a new record date for determining stockholders entitled to vote at the adjourned meeting, or decide to only allow the stockholders entitled to vote at the original meeting to vote at the adjourned meeting. According to the Bylaws, when a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date, time and the proxy requirements are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally scheduled to take place, notice of the place, date, time and the proxy requirements will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting?

A: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders, we must receive the written proposal no later than June 2, 2012. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Pursuant to our Bylaws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given and is entitled to vote at the annual meeting, and who complied with the notice procedures specified in our Bylaws. To be timely for our 2012 Annual Meeting, and assuming the 2012 Annual Meeting takes place within 30 days of the anniversary of this year’s Annual Meeting, we must receive the written notice at our principal executive offices between July 19, 2012 and August 18, 2012. For more information regarding proposals for consideration at the next annual meeting, please see the “Stockholder Proposals for the 2012 Annual Meeting” section. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear in person or through a qualified representative to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Q: Whom can I contact if I have questions?

A: If you have any questions about the Annual Meeting or how to vote your shares, please call Innisfree M&A Incorporated, at (877) 825-8730.

Q: Where can I find the voting results?

A: We will report final results in a filing with the SEC on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, ten people will be elected as members of the Board to serve until the 2012 Annual Meeting, or until their respective successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the ten people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.1

The Board unanimously recommends a vote FOR each of the Board’s ten nominees for director listed below. The people designated in the proxy and voting instruction card intend to vote your shares represented by proxy FOR the election of each of these nominees, unless you include instructions to the contrary. If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise, the proxies will be voted in favor of the remaining nominees. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote FOR the election of the ten nominees listed below. The Board believes that all of the nominees listed below are highly qualified and have skills, experience, backgrounds and attributes that qualify them to serve as directors of the Company (see each nominee’s biographical information and the Nominating and Governance Committee section below for more information). The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of our nominees make them the best candidates to serve on our Board.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience, directorships of other publicly-owned corporations within the past five years (if any), service on non-profit or non-public company boards and relevant experiences and qualifications that contributed to the conclusion that each director is qualified to serve as a director of the Company. Ages listed are as of July 31, 2011.

Vote Required

Majority Voting for Directors. The Company’s Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director). Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision.
____________________

1	As Ms. Murley has informed us that she does not intend to stand for re-election, Ms. Murley is the only current director who has not been nominated for election at the Annual Meeting. The Board has determined that upon expiration of the term of the directors currently in office, the number of directors constituting the whole Board will be ten.

Name, Principal Occupation and Other Information	Director Since
DANIEL BOGGAN, JR. Retired Senior Vice President, the National Collegiate Athletic Association.

Mr. Boggan served as the Chief of Staff of the Oakland, California Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. Mr. Boggan joined the National Collegiate Athletic Association in October 1994 as Group Executive Director for Education Services. He served as the National Collegiate Athletic Association’s Chief Operating Officer from January 1996 to June 1998 and served as its Senior Vice President and Chief Operating Officer from June 1998 until his retirement in August 2003. Previously, he was Vice Chancellor for business and administrative services at the University of California at Berkeley.

Other Public Company Boards:
Mr. Boggan is a director of Collective Brands, Inc. (formerly known as Payless Shoe Source, Inc. (September 1997 to present)) and Viad Corp (February 2005 to present).

Non-Profit/Other Boards:
Mr. Boggan is a trustee of The California Endowment, the Chair of The Alameda County Medical Center, and serves on various local boards.

Director Qualifications:
Mr. Boggan has been a director of the Company for twenty-one years, providing him with considerable knowledge of the Company’s business as well as a historical perspective and focus on the long-term interests of the Company and its stockholders. He resides in Oakland, and his involvement in Oakland’s local government and as Chair of The Alameda County Medical Center has provided him with an understanding of the Company’s local community. Mr. Boggan’s previous leadership positions at the National Collegiate Athletic Association and the University of California, as well as his service on several public company and non-profit boards, have provided him with a broad perspective and management, governance and leadership experience that he brings to the Company as Chair of the Nominating and Governance Committee. Additionally, his involvement with The Alameda County Medical Center and The California Endowment (a large health care foundation in California) provides him with an understanding of health and wellness matters. Age: 65.
1990
RICHARD H. CARMONA, M.D., M.P.H., F.A.C.S. Vice Chairman, Canyon Ranch; Former Surgeon General of the United States.

Dr. Carmona has been Vice Chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health division and President of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces.

Other Public Company Boards:
Dr. Carmona is a director of Taser International (March 2007 to present).

Non-Profit/Other Boards:
Dr. Carmona serves on the board of Healthline Networks.

Director Qualifications:
Dr. Carmona’s experience as the Surgeon General of the United States and extensive background in public health provide him with a valuable perspective on health and wellness matters, as well as insight into regulatory organizations and institutions, which are important to the Company’s business strategy. In addition, his executive leadership experience, including with a global lifestyle enhancement company, provides him with international experience and enables him to make valuable contributions to the Company’s international growth strategies. Dr. Carmona’s experience in the United States Army and in academia also strengthens the Board’s collective qualifications, skills and experience. Age: 61.
2007

Name, Principal Occupation and Other Information	Director Since
TULLY M. FRIEDMAN Chairman and Chief Executive Officer, Friedman Fleischer & Lowe LLC.

Mr. Friedman is the Chairman and Chief Executive Officer of Friedman Fleischer & Lowe LLC (a private investment firm). Prior to forming Friedman Fleischer & Lowe in 1997, Mr. Friedman was a founding partner of Hellman & Friedman (a private investment firm) and a managing director of Salomon Brothers, Inc. (an investment bank).

Other Public Company Boards:
Mr. Friedman is a director of Mattel, Inc. (1984 to present) and previously served as a director for Capital Source (2000 to May 2007) and Tempur-Pedic International (November 2002 to April 2006).

Non-Profit/Other Boards:
Mr. Friedman currently serves on the boards of Kool Smiles Holding Corp. and is the Chairman and a director of Church’s Chicken.

Director Qualifications:
Mr. Friedman’s more than thirty-five years of experience in finance and twenty-five years as a private equity investor have provided him with expertise in financial matters. This enables him to make valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions and in his service as Chair of our Finance Committee. In addition, Mr. Friedman’s executive leadership roles and board positions in several industries provide him with a broad perspective and experience in the areas of management, operations and strategy. Mr. Friedman also has a deep understanding of the Company’s business, having served on its board of directors for more than ten years, enabling him to make significant contributions to the Company’s strategy, innovation and long-range plans. Age: 69.
1997
GEORGE J. HARAD Retired Executive Chairman of the Board of OfficeMax Incorporated (formerly known as Boise Cascade Corporation).

Mr. Harad was Executive Chairman of the Board of OfficeMax Incorporated (an office supply and services company), formerly known as Boise Cascade Corporation (Boise Cascade), from October 2004 until his retirement in June 2005. He served as Chairman of the Board and Chief Executive Officer of Boise Cascade from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade, including Controller, Senior Vice President and Chief Financial Officer, President and Chief Operating Officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University.

Director Qualifications:
Mr. Harad’s prior executive leadership roles enable him to provide valuable contributions with respect to management, operations, strategy, growth and long-range plans. His experience as a Chief Financial Officer has provided him with expertise in finance and accounting matters. Additionally, as a former Chief Executive Officer of a Fortune 500 company, Mr. Harad brings extensive knowledge in executive compensation matters to his position as Chair of the Management Development and Compensation Committee. Age: 67.
2006

Name, Principal Occupation and Other Information	Director Since
DONALD R. KNAUSS Chairman and Chief Executive Officer of the Company.

Mr. Knauss was elected Chairman and Chief Executive Officer of the Company in October 2006. He was Executive Vice President of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was President of the Retail Division of Coca-Cola North America and President and Chief Executive Officer of The Minute Maid Company, a division of The Coca-Cola Company. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps.

Other Public Company Boards:
Mr. Knauss is a director of the Kellogg Company (December 2007 to present) and URS Corporation (June 2010 to present).

Non-Profit/Other Boards:
Mr. Knauss also serves on the dean’s advisory board of the College of Arts & Sciences at Indiana University and on the board of trustees of the University of San Diego, Morehouse College and the United States Marine Corps University Foundation.

Director Qualifications:
Mr. Knauss’ leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board. His role as Chief Executive Officer also enables him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth and long-range plans. Mr. Knauss’ prior executive leadership roles include extensive international experience, providing him with valuable insights into global business strategy. In addition, Mr. Knauss’ leadership experience at other consumer packaged goods companies, including his director role at the Kellogg Company, provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Age: 60.
2006

Name, Principal Occupation and Other Information	Director Since
ROBERT W. MATSCHULLAT Retired Vice Chairman and Chief Financial Officer of The Seagram Company Ltd.

Mr. Matschullat served as interim Chairman and interim Chief Executive Officer of the Company from March 2006 through October 2006. He served as presiding director of the Board from January 2005 through March 2006 and served as Chairman of the Board from January 2004 through January 2005. He was the Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from October 1995 until relinquishing his position as Chief Financial Officer in December 1999 and retiring from his position as Vice Chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated and was on the Morgan Stanley Group board of directors.

Other Public Company Boards:
Mr. Matschullat is a director of The Walt Disney Company, Inc. (December 2002 to present) and Visa, Inc. (October 2007 to present). He previously served as a director of McKesson Corporation (October 2002 to July 2007).

Director Qualifications:
Mr. Matschullat brings to the Company a wealth of public company leadership experience at the board and executive levels. Mr. Matschullat’s executive leadership experience includes service as the Chief Financial Officer of a major global company and as the division head of a major financial institution, providing him with expertise in business and financial matters as well as broad international experience. In addition, Mr. Matschullat has an extensive understanding of the Company’s business, having served more than ten years on the Board, including in the leadership roles of non-executive chairman and presiding director of the board of directors. Mr. Matschullat also served as the Company’s interim Chief Executive Officer. These experiences have provided him with a long-term perspective as well as valuable management, governance and leadership experience. Age: 63.
1999
GARY G. MICHAEL Lead Director of the Company and Retired Chairman of the Board and Chief Executive Officer of Albertson’s, Inc.

Mr. Michael was the Chairman of the Board and Chief Executive Officer of Albertson’s, Inc. (a leading grocery retailer) from February 1991 until his retirement in April 2001. He served as interim President of the University of Idaho from June 2003 until August 2004. Mr. Michael previously served as the Chairman of the Federal Reserve Bank of San Francisco from 1998 to 2000.

Other Public Company Boards:
Mr. Michael is also a director of Questar Corporation (February 1994 to present) and Idacorp (July 2001 to present). Mr. Michael was also a director of OfficeMax Inc. (formerly Boise Cascade Corporation (April 1997 to April 2008)) and Harrah’s Entertainment, Inc. (November 2001 to January 2008).

Non-Profit/Other Boards:
Mr. Michael served as a member of the Advisory Board of Graham Packaging Company, Inc. from October 2002 until February 2010, when the company went public and he became a director.

Director Qualifications:
Mr. Michael’s broad industry and executive leadership experience enable him to provide valuable contributions with respect to the Company’s management, operations, strategy, growth and long-range plans. Mr. Michael’s experience includes serving as the Chairman of the Federal Reserve Bank of San Francisco, providing him with substantial financial expertise. In addition, Mr. Michael’s ten years of service as Chairman and Chief Executive Officer of Albertson’s Inc. provides him with an invaluable perspective on the Company’s customers and the retail environment. He also has a deep understanding of the Company’s industry and its consumers, including Hispanic consumers. Mr. Michael’s executive leadership experience and his extensive board service enable him to provide strong and independent leadership on the Board in his role as lead director. Mr. Michael also makes important contributions to the Company in the areas of leadership development and management and board succession planning, and his strong financial background qualifies him as an audit committee financial expert. Age: 70.
2001

Name, Principal Occupation and Other Information	Director Since
EDWARD A. MUELLER Retired Chairman and Chief Executive Officer of Qwest Communications International Inc.

Mr. Mueller served as Chairman of the Board and Chief Executive Officer of Qwest Communications International Inc. (Qwest) (a provider of voice, data and video services) from August 2007 until his retirement in April 2011. He served as Chief Executive Officer of Williams-Sonoma, Inc. (a provider of specialty products for cooking) from January 2003 until July 2006. Mr. Mueller served on the board of directors of Williams-Sonoma, Inc. from 1999 until May 2007. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc. (a provider of communication services and products). He joined SBC in 1968, and held numerous executive positions, including President and Chief Executive Officer of Southwestern Bell Telephone Company, President and Chief Executive Officer of Pacific Bell and President of SBC International Inc.

Other Public Company Boards:
Mr. Mueller is a director of McKesson Corporation (April 2008 to present). Mr. Mueller previously served as a director of Qwest (August 2007 to April 2011), Verisign Inc. (July 2007 to July 2008) and Williams-Sonoma Inc. (October 1999 to May 2007).

Non-Profit/Other Boards:
Mr. Mueller served as a director of GSC Acquisition Company (July 2007 to July 2008).

Director Qualifications:
Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise. Mr. Mueller’s executive and board leadership experience spans several industries, providing him with a broad perspective and enabling him to provide significant contributions in the areas of management, operations, strategy, growth and long-range plans. Mr. Mueller’s strong financial background qualifies him as an audit committee financial expert, enabling him to make valuable contributions to the Company as Chair of the Audit Committee. Age: 64.
2007

Name, Principal Occupation and Other Information	Director Since
PAMELA THOMAS-GRAHAM Chief Talent, Branding and Communications Officer, Credit Suisse Group.

Ms. Thomas-Graham has served as Chief Talent, Branding and Communications Officer at Credit Suisse Group since January 2010. She is also a member of the Executive Board at Credit Suisse Group, and is the first woman member in the bank’s history. From March 2008 to December 2009, she served as a managing director in the private equity group at Angelo, Gordon & Co. (a private investment management firm). From October 2005 to December 2007, Ms. Thomas-Graham held the position of Group President, Wholesale Apparel, at Liz Claiborne, Inc. (a designer and marketer of apparel, accessories and fragrances). Previously, she served as Chairman of CNBC (a media and entertainment company) from February 2005 to October 2005 and served as President and Chief Executive Officer of CNBC from July 2001 to February 2005. From September 1999 to July 2001, Ms. Thomas-Graham served as an Executive Vice President of NBC and as President and Chief Executive Officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company, where she was the first African American partner in the firm’s history.

Other Public Company Boards:
Ms. Thomas-Graham served as a director of Idenix Pharmaceuticals, Inc. (June 2005 to January 2010).

Non-Profit/Other Boards:
Ms. Thomas-Graham serves on the board of the New York City Opera (1996 – present), the Board of Governors of the Parsons School of Design (2006 – present) and the Education Committee of the Museum of Modern Art in New York City (2006 – present). Additionally, she served on the Visiting Committee of Harvard Business School (2005 – 2011).

Director Qualifications:
Ms. Thomas-Graham brings to the Company significant executive expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, growth and long-range plans. In addition, Ms. Thomas-Graham brings to the Company significant experience in the area of branding. Her prior experience as a management consultant also enables her to provide valuable contributions to the Company’s business strategies and mergers and acquisitions activities. Additionally, her leadership experience at a private equity firm provides her with financial and accounting expertise, enabling her to contribute to the oversight of the Company. Age: 48.
2005
CAROLYN M. TICKNOR Retired President of Hewlett Packard Company, Imaging & Printing Systems Group.

Ms. Ticknor was President of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in February 2001. She served as President and General Manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. In addition, Ms. Ticknor consults for entrepreneurs and venture capital firms.

Other Public Company Boards:
Ms. Ticknor served as a director of OfficeMax Inc. (formerly Boise Cascade Corporation) from February 2000 to April 2006.

Non-Profit/Other Boards:
Ms. Ticknor served as a director of Lucile Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center, from October 2001 until October 2009.

Director Qualifications:
Ms. Ticknor’s prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, strategy, growth and long-range plans. Her prior leadership of a global IT company enables her to provide valuable contributions with respect to the Company’s international operations, strategies and growth plans. She also brings to the Company significant expertise in the areas of innovation and supply chain management. Ms. Ticknor’s nine years of service as a director of Lucile Packard Children’s Hospital at Stanford University Medical Center enhances her understanding of health and wellness issues as well as the Company’s focus on community involvement. Age: 64.
2005

DIRECTOR INDEPENDENCE AND ORGANIZATION OF THE BOARD OF DIRECTORS

The Board has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the Board has determined are independent under the New York Stock Exchange (“NYSE”) listing standards and the Board’s independence standards set forth in the Company’s Governance Guidelines, which are discussed below. The charters for these committees are available in the Corporate Governance section of the Company’s website at www.TheCloroxCompany.com/company/charters.html, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Standing Committees

Executive Committee. The Executive Committee is composed of directors Boggan, Friedman, Harad, Knauss (chair), Michael and Mueller, and is delegated all of the powers of the Board except certain powers reserved by law to the full Board. In addition to being available to meet between regular Board meetings on occasions when Board action is required but the convening of the full Board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the Board. The Executive Committee held no meetings during fiscal year 2011.

Finance Committee. The Finance Committee is composed of directors Boggan, Carmona, Friedman (chair), Harad and Matschullat, and oversees and makes recommendations to the Board with respect to the Company’s major financial policies and actions, including policies and actions related to the Company’s capital structure, equity and debt financings, capital expenditures, cash management and share repurchase activities. The Finance Committee held two meetings during fiscal year 2011.

Audit Committee. The Audit Committee is composed of directors Michael, Mueller (chair), Murley, Thomas-Graham and Ticknor, and is the principal link between the Board and the Company’s independent registered public accounting firm. The Audit Committee has the functions and duties set forth in its charter, including, but not limited to, assisting the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications, independence and performance, (iii) the performance of the Company’s internal audit function, (iv) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, and (v) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters. The Audit Committee’s duties also include certain risk management activities and preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held ten meetings during fiscal year 2011. The Board has made a determination that each of the members of the Audit Committee satisfies the independence and experience requirements of both the NYSE and SEC. The Board has determined that Messrs. Michael and Mueller are audit committee financial experts, as defined by SEC rules, and are financially literate, as defined by NYSE rules.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Michael, Murley and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including identifying and recruiting individuals qualified to become Board members, recommending to the Board individuals to be selected as director nominees for the next Annual Meeting of Stockholders, reviewing and recommending to the Board changes in the Company’s Governance Guidelines, including changes relating to the Board, and overseeing the Company’s compliance program and activities, including the Company’s compliance with legal and regulatory requirements relating to matters other than accounting and financial reporting matters. The Nominating and Governance Committee held four meetings during fiscal year 2011.

Management Development and Compensation Committee. The Management Development and Compensation Committee is composed of directors Carmona, Friedman, Harad (chair), Michael and Matschullat. The Management Development and Compensation Committee has the functions and duties set forth in its charter, including reviewing and approving the policies under which compensation is paid or awarded to the Company’s executive officers, determining executive compensation, granting stock options, restricted stock, performance units and other cash or stock awards under the Company’s executive incentive compensation and stock incentive plans, and reviewing pension and other retirement plans. In addition, the Management Development and Compensation Committee oversees, with involvement of the full Board, the Company’s management development and succession planning processes. The Management Development and Compensation Committee held six meetings during fiscal year 2011.

The Company’s Governance Guidelines, which are explained below, describe the attributes that the Board seeks in nominees. In assessing potential new directors, the Nominating and Governance Committee will consider individuals from various disciplines and diverse backgrounds. While the Board has not established any specific minimum qualifications that a potential nominee must possess, director candidates are considered based upon various criteria, including their broad-based business skills and experience, prominence and reputation in their profession, global business and social perspective, concern for long-term stockholder interests and personal integrity and judgment – all in the context of an assessment of the perceived needs of the Board at that point in time. The ability of incumbent directors to contribute to the Board is considered in connection with the renominating process.

Evaluation of Qualifications and Experience

In the evaluation of nominees for the Board, the Nominating and Governance Committee has identified the following skills and experiences, among others, that are important in creating a diverse and well-rounded Board:

Significant Current or Prior Leadership Experience (such as service as a chief executive officer, other executive officer or other significant leadership role): enables important contributions to strengthening the Company’s leadership, management expertise, operations, strategy, growth and long-range plans.

Leadership Experience on Public Company, Non-Profit or Other Boards: prepares directors to take an active leadership role in the oversight and governance of the Company.

Knowledge of the Company’s Business, the Consumer Packaged Goods Industry or Other Complementary Industry: enables enhancement of and contributions to the Company’s strategy and position in the Company’s industry.

Experience in Product Development, Marketing, Supply Chain Management or Other Relevant Areas: facilitates support and contributions to the Company’s strategy, development of products, effective marketing to consumers and the Company’s business operations.

Relevant Retail Experience: provides insights and contributions to enhancing relations and results with the Company’s customer and consumer base.

International Experience: provides insights and ability to contribute to the Company’s increasing global business strategy.

Financial and Accounting Expertise: enables analysis and oversight of the Company’s financial position, financial statements and results of operations.

Regulatory Experience (including experience in the health and wellness sector): enables meaningful contributions on matters relating to the regulatory environment, including in the area of health and wellness.

Diversity

Consistent with the Company’s Governance Guidelines, the Board recognizes the value in diversity and endeavors to assemble a Board with diverse skills, professional experience, perspectives, points of view, race, ethnicity, gender and cultural background. The Nominating and Governance Committee assesses the effectiveness of efforts to assemble a diverse Board by examining the overall composition of the Board and evaluating how a particular director candidate can contribute to the overall success of the Board.

The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information (similar to that required to be disclosed under applicable SEC rules and regulations) regarding the candidate, should be submitted to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates candidates suggested by stockholders in the same manner as other candidates.

Board Committee and Meeting Attendance

The Board held nine meetings during fiscal year 2011. All directors attended at least 75% of the meetings of the Board and committees of which they were members during fiscal year 2011.

Annual Meeting Attendance of Directors

The policy of the Company is that all board members are expected to attend the Annual Meeting of Stockholders. Each member of the Board attended the Company’s 2010 Annual Meeting of Stockholders held on November 17, 2010.

The Clorox Company Governance Guidelines and Director Independence

The Board has adopted Governance Guidelines which can be found in the Corporate Governance section on the Company’s website www.TheCloroxCompany.com/company/governance_guidelines.html, and are available in print to any stockholder who requests them from The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The Governance Guidelines present a framework for the governance of the Company. They describe responsibilities, qualifications and operational matters applicable to the Board and the board committees and set forth Chief Executive Officer (“CEO”) evaluation and succession requirements. The Governance Guidelines are reviewed annually by the Nominating and Governance Committee, which recommends changes to the Board as appropriate.

The Governance Guidelines emphasize and describe the oversight role of the Board and identify various criteria for board members intended to ensure that membership on the Board consists of individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the business. The Governance Guidelines currently provide for a combined Chairman and CEO position with an independent director serving as a lead director and outline various responsibilities for the lead director, which are described more fully below under “Board of Directors Leadership Structure.” The Governance Guidelines also include provisions relating to board meetings, including the number of, and materials for, meetings and executive sessions, outside board service, ethics and conflicts of interest, stock ownership and retention requirements, orientation and continuing education, compensation, mandatory retirement and access to management and other employees. The Governance Guidelines require that the lead director and all independent directors provide input to the Management Development and Compensation Committee in connection with that committee’s annual evaluation of the CEO of the Company. The Governance Guidelines also require that the Board undertake ordinary-course and emergency succession planning for the CEO.

Finally, the Governance Guidelines provide that a majority of the Board must consist of independent directors. The Board determines whether individual board members are independent, as defined by the NYSE, using the following standards:

1. A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company; provided, however, that employment as an interim chairman, interim CEO or other interim executive officer does not disqualify a director from being considered independent following that employment.

2. A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $120,000 in direct compensation from the Company, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service); provided, however, that compensation for former service as an interim chairman or interim CEO or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director need not be considered in determining independence under this test.

3. A director will not be deemed to be independent if: (i) the director, or an immediate family member, is a current partner of the firm that is the Company’s independent registered public accounting firm; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm who works on the Company’s audit; or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4. A director will not be deemed to be independent if, within the preceding three years: (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues.

5. A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director or employee of an entity that owns, not more than 30% of the outstanding stock of the Company, unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6. A director will not be deemed independent if the director serves, or an immediate family member serves, as an executive officer of a tax exempt organization that received contributions from the Company or its foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

Director Independence Determination

The Board has determined that each of the Company’s directors is independent under the NYSE listing standards and the independence standards set forth in the Governance Guidelines, except Mr. Knauss as a result of his service as the Company’s CEO.

Related Party Transaction Policies and Procedures

The Company has a long-standing policy of prohibiting its directors, officers and employees from entering into transactions that are an actual or potential conflict of interest. The Company’s Code of Conduct has a detailed provision prohibiting conflicts of interests and is available at the Company’s website at http://www.cloroxcsr.com/conduct/. Additionally, the Company has a written policy regarding review and approval of related party transactions by the Nominating and Governance Committee (“Related Party Policy”).

The Company’s Related Party Policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company’s Common Stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Under the Related Party Policy, if a new Interested Transaction is identified for approval, it is brought to the Nominating and Governance Committee to determine if the proposed transaction is reasonable and fair to the Company. The Nominating and Governance Committee will review the material facts of all Interested Transactions that require its approval and either approve or disapprove of the entry into the Interested Transaction.

The Related Party Policy also contains categories of pre-approved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In determining whether to approve or ratify an Interested Transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director will provide all material information concerning the Interested Transaction to the Nominating and Governance Committee. There were no transactions considered to be an Interested Transaction during the Company’s 2011 fiscal year.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s website, http://www.cloroxcsr.com/conduct/, or obtained in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Code of Conduct applies to all of the Company’s employees, including executives, contractors and directors. We also have established a separate Supplier Code of Conduct outlining our standards and expectation of our business partners, which can be found at http://www.cloroxcsr.com/business-partners.

Board of Directors Leadership Structure

The Board believes that it is in the best interests of the Company and its stockholders for the Board to make a determination on whether to separate or combine the roles of Chairman and CEO based upon the Company’s circumstances at any particular point in time. The Nominating and Governance Committee regularly reviews the leadership structure to determine if it is in the best interests of the Company and stockholders. Currently, the positions of Chairman and CEO are combined and held by Mr. Knauss. Mr. Knauss’ in-depth knowledge of the Company’s strategic priorities and operations enables him to facilitate effective communication between management and the Board and see that key issues and recommendations are brought to the attention of the Board, providing an effective leadership structure. Having the CEO serve as the Chairman also helps to ensure that the CEO understands and can effectuate the recommendations and decisions of the Board.

Because the Board also believes that independent leadership is important, the Board has established the position of lead director. An independent director, Mr. Gary Michael, has been designated as the lead director of the Company. The lead director is elected annually by and from the independent directors with clearly delineated and comprehensive duties and responsibilities and must have served as a director for a minimum of one year in order to qualify as the lead director. The duties of the lead director, which are also included in the Governance Guidelines, include: leading the activities of the independent directors; evaluating, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the CEO; and providing feedback to the CEO and management in order to effectuate the decisions and recommendations of the independent directors. In addition, the lead director: (i) assists the Board and the Company’s officers in promoting compliance with and implementation of the Governance Guidelines; (ii) presides at the executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors; (iii) presides at meetings of the Board in the Chairman’s absence; (iv) approves information sent to the Board by management; (v) approves meeting agendas and approves meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items; and (vi) consults and directly communicates with major stockholders, if requested.

In addition, all of the Company’s directors other than Mr. Knauss are “independent” as defined by the NYSE rules. The Board believes that a single leader serving as Chairman and CEO, together with the Company’s predominantly independent Board and independent lead director, promotes effective governance. Accordingly, the Board has determined that, under the present circumstances, the current leadership structure is in the best interests of the Company and its stockholders.

The Board of Directors’ Role in Risk Management Oversight

The Company’s Board has responsibility for the oversight of the Company’s risk management, while the Company’s management is responsible for the day-to-day risk management process. With the oversight of the Board, the management of the Company has developed an enterprise risk management (“ERM”) process, whereby management identifies the top individual risks that the Company faces with respect to its business, operations, strategy and other factors after interviews with key business and functional leaders in the Company and review of external information. In addition to evaluating various key risks, management identifies ways to mitigate and manage such risks. At least annually, management reports on and discusses the identified risks and risk mitigation and management efforts with the Board. The Board allocates responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews compliance and risk management programs and practices related to accounting and financial reporting matters; the Management Development and Compensation Committee reviews the risks related to the executive compensation structure; and the Finance Committee reviews risks related to financial risk management, such as foreign currency exchange, hedging arrangements or interest rate exposure. In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board to facilitate proper risk oversight by the entire Board.

As part of its responsibilities, the Management Development and Compensation Committee periodically reviews the Company’s compensation policies and programs to ensure that the compensation program is able to both incentivize employees, including executive officers, while mitigating excessive risk taking. The overall executive compensation program contains various provisions that mitigate against excessive risk taking, including:
  An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three to ten years;
  Caps on executive and non-executive incentive plans, which protect against the possibility that executives take short-term actions to maximize bonuses that are not supportive of long-term objectives;
  Metrics under the executive annual incentive plan (“AIP”) that are equally weighted between Net Customer Sales and Economic Profit, which discourages revenue generation at the expense of profitability and vice versa;
  Claw-back provisions applicable to current and former executives as set forth in the applicable plans that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and
  Stock ownership guidelines that require executive officers to accumulate meaningful levels of equity ownership in the Company, which align executives’ and long-term stockholder interests.
Based on its review and the analysis provided by its independent consultant, Frederic W. Cook & Co., the Management Development and Compensation Committee determined that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Executive Sessions

As required by the NYSE listing standards, the independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of the Board’s affairs and the CEO’s performance.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 29, 2011, the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
T. Rowe Price Associates, Inc. (4)	6,653,418	5.06
100 E. Pratt Street
Baltimore, MD 21202
State Street Corporation (5)	7,164,180	5.45
One Lincoln Street
Boston, MA 02111
BlackRock, Inc. (6)	10,832,939	8.23
40 East 52nd Street
New York, NY 10022
Icahn Related Entities (7)	12,500,000	9.51
767 Fifth Avenue, 47th Floor
New York, NY 10153
Daniel Boggan, Jr.	7,241	*
Richard H. Carmona	0	*
Tully M. Friedman	36,305	*
George J. Harad	9,000	*
Daniel J. Heinrich	54,323	*
Donald R. Knauss	934,598	*
Robert W. Matschullat	9,324	*
Gary G. Michael	6,651	*
Edward A. Mueller	0	*
Jan L. Murley	7,564	*
Lawrence S. Peiros	342,108	*
Laura Stein	184,270	*
Frank A. Tataseo	267,348	*
Pamela Thomas-Graham	9,440	*
Carolyn M. Ticknor	8,000	*
All current directors and executive officers as a group (23 persons) (8)	2,755,416	2.2

*	Does not exceed 1% of the outstanding shares.

(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

(2)
Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power concerning the shares indicated. These totals include the following numbers of shares of Common Stock that such persons have the right to acquire through stock options exercisable within 60 days of July 29, 2011, or with respect to which such persons have shared voting or dispositive power: Mr. Boggan – 6,000 options; Mr. Friedman – 8,000 options and 28,200 shares held by Tully M. Friedman Revocable Trust; Mr. Harad – 8,000 options and shared voting and dispositive power with respect to 1,000 shares held jointly with spouse; Mr. Heinrich – 50,912 options and shared voting and dispositive power with respect to 3,411 shares held in family trust; Mr. Knauss – 857,794 options and shared voting and dispositive power with respect to 76,804 shares held in family trust; Mr. Matschullat – 8,000 options; Ms. Murley – 3,000 options; Mr. Peiros –308,922 options and shared voting and dispositive power with respect to 33,186 shares held in family trust; Ms. Stein –174,652 options; Mr. Tataseo – 257,495 options and shared voting and dispositive power with respect to 9,853 shares held in family trust; Ms. Thomas-Graham – 8,000 options; Ms. Ticknor – 8,000 options;

and all current directors and executive officers as a group – 2,493,831 options. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred stock unit dividends thereon: Mr. Peiros – 14,562; Mr. Tataseo –15,643; and all current executive officers as a group – 30,205. The numbers in the table above do not include the following numbers of shares of Common Stock that the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan – 24,566; Dr. Carmona – 7,017; Mr. Friedman – 34,478; Mr. Harad – 17,577; Mr. Matschullat – 59,343; Mr. Michael – 11,758; Mr. Mueller – 13,095; Ms. Murley – 14,501; Ms. Thomas-Graham – 10,465; and Ms. Ticknor – 16,130. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Heinrich – 45,758; Mr. Peiros – 34,070; Ms. Stein– 27,231; Mr. Tataseo – 7,500; and all current executive officers as a group – 174,998.

(3)	On July 29, 2011, there were 131,473,450 shares of Common Stock outstanding.

(4)	Based on information contained in a report on Form 13F filed with the SEC, T. Rowe Price Associates, Inc. reported, as of June 30, 2011, sole voting and dispositive power with respect to these shares.

(5)	Based on information contained in a report on Form 13F filed with the SEC, State Street Corporation reported, as of June 30, 2011, sole voting and dispositive power with respect to these shares.

(6)
Based on information contained in a report on Schedule 13G/A filed with the SEC on February 3, 2011, BlackRock, Inc. reported, as of December 31, 2010, sole voting and dispositive power with respect to these shares.

(7)	Based on information contained in a report on Form 13D filed with the SEC, Icahn Related Entities reported, as of August 30, 2011, shared voting and dispositive power with respect to these shares.

(8)	Pursuant to Rule 3b-7 of the Securities Exchange Act of 1934, executive officers include the Company’s current CEO and all current executive vice presidents and senior vice presidents.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2011.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column [a]) (in thousands)
Equity compensation plans approved by security holders	11,642	$59	4,958
Equity compensation plans not approved by security holders	—	—	—
Total	11,642	$59	4,958

Column [a] includes the following (in thousands):
  9,954 stock options outstanding

  1,479 performance units and deferred shares

  209 deferred stock units for non-employee directors

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made under those programs, and the factors we considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for fiscal year 2011, who were our:
  Chairman and Chief Executive Officer (“CEO”)
  Executive Vice President and Chief Operating Officer
  Executive Vice President – Strategy & Growth, Partnerships, Away from Home
  Executive Vice President – Chief Financial Officer (“CFO”)
  Senior Vice President – General Counsel
  Executive Vice President – International & Natural Personal Care (departed April 16, 2011)
Compensation Philosophy. The key principle of our compensation philosophy is pay for performance. Our compensation programs are designed to support our business strategies by aligning executive pay with the achievement of short- and long-term financial and strategic objectives that build stockholder value. The link between compensation and business goals is an important factor that has historically driven, and will continue to drive, the Company’s performance and growth. By keeping the majority of executive pay “at risk,” meaning that the largest portion of executive compensation is variable and tied to Company and individual performance, we believe we can best ensure alignment with stockholder value and Company growth.

How Pay Was Tied to the Company’s Performance in Fiscal Year 2011. Global economic conditions during fiscal year 2011 provided a challenging operating environment for many businesses, including Clorox. The global consumer continued to be affected by the ongoing effects of the recession, and the Company experienced increased commodity costs and other inflationary pressures. However, despite the challenges of fiscal year 2011, we remained focused on key goals, and celebrated numerous successes, including the following:
  We increased our overall market share, despite challenged categories and economic pressures;
  We strengthened our innovation pipeline and successfully launched several new products;
  We divested our global auto care businesses to better position the Company for future growth;
  We expanded our international presence;
  We exceeded our cost-savings goals; and
  We successfully attracted and retained key talent and reduced our costs related to employee turnover.
In addition, the challenges of fiscal year 2011 provided us with an opportunity to establish that our pay for performance philosophy works as intended, with pay being impacted in the following ways:

Fiscal Year 2011 Annual Incentive Payout. Consistent with our pay for performance philosophy, the fiscal year 2011 Company payout under our annual incentive awards was below target. The Company portion of the annual incentive awards is determined based on the achievement of net customer sales (“NCS”) and economic profit (“EP”) targets, which are weighted equally. For fiscal year 2011, we achieved 84% of our NCS target and 56% of our EP target, resulting in the Company portion of the annual incentive awards being 70%. Also, consistent with our pay for performance philosophy, the payout under our annual incentive awards was further modified for each named executive officer based on individual performance, and, as a result, the final awards ranged from 49% to 77% of target.

Fiscal Year 2011 Long-Term Incentive Payout. The payout of our three-year performance share award that vested in August 2011 was above target. The payout was based on EP growth during the three-year performance period that included fiscal years 2009 through 2011 and had a potential range from 0% to 150% of target. During fiscal years 2009 and 2010, we achieved EP growth that substantially exceeded our targets. These results offset the below-target result achieved during fiscal year 2011. Had we achieved or exceeded EP targets for fiscal year 2011 as well, the payout would have been 150%. Given actual fiscal year 2011 results, the long-term incentive payout was 140%.

Recent Key Compensation Program Changes. To ensure continued alignment of compensation with Company performance and the creation of stockholder value, during fiscal years 2010 and 2011 we reviewed our overall executive compensation program and made the following key changes:
  Reduced change in control cash severance payments for all executives other than the CEO from three (3) times to two (2) times the sum of the executive’s base salary and prior 3-year average annual bonus;
  Eliminated tax gross-ups for “golden parachute” tax liabilities in the event of a change in control for all executives, other than the CEO;
  Reduced cash severance payment for the CEO from three (3) times to two (2) times the sum of the CEO’s base salary and 75% of the prior 3-year average annual bonus;
  Eliminated executive employment agreements for all executives other than the CEO and reduced cash severance payments from two (2) times the sum of executive’s base salary and 75% of the prior 3-year average annual bonus to two (2) times base salary; and
  Froze the existing Supplemental Executive Retirement Plan, which is a defined benefit plan, in favor of a new supplemental defined contribution plan with reduced benefits.
These changes are consistent with our overall compensation philosophy and practice of driving performance and stockholder growth while retaining the ability to attract and retain key talent. It is this same philosophy that led us in prior years to also eliminate single-trigger change in control benefits, implement a comprehensive stock ownership policy that not only includes requirements for our executive officers to accumulate a significant direct ownership of stock, but also requires our executive officers to hold a portion of equity compensation awards for a specified period after attaining target ownership levels, and implement claw-back provisions in our stock award agreements. In addition, during fiscal year 2011, we conducted a review to compare our historical incentive payouts with Company performance and found that our compensation practices and programs have been and continue to be aligned with our pay for performance philosophy.

Our Executive Compensation Program Philosophy

Our executive compensation program is designed to accomplish the following:
  Pay for Performance. Executive compensation is designed to reward performance that drives the achievement of the Company’s short- and long-term goals.
  Attract, Retain and Motivate Talented Executives. Our compensation program is designed to compete for talent by attracting, retaining and motivating high-performing executives.
  Create Alignment between Management and Stockholder Interests. By using long-term, equity-based incentives and maintaining stock ownership guidelines, we are better able to align the interests of our executive officers with our stockholders by facilitating a culture of ownership and also rewarding executive officers for sustained and superior performance as measured by operating results and stockholder return.
  Financial Efficiency. Our executive compensation program is designed to help ensure that costs are appropriately supported by performance and that payouts qualify as performance-based compensation, which is tax deductible to the Company, under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), as appropriate.
  Risk-Management Considerations. Our compensation programs are designed to motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to excessive risk. We do this by balancing our fixed and at-risk pay (both annual and long-term incentives) and choosing financial metrics that we believe drive long-term stockholder value.
How We Make Compensation Decisions

The Management Development and Compensation Committee of our Board (the “Committee”) is made up entirely of independent directors. The Committee reviews the design and implementation of our executive compensation program and provides regular reports of its discussions and actions to the Board.

Although the Board has determined that, consistent with our Governance Guidelines and the NYSE listing standards, all members of the Committee are “independent,” the Committee has determined that Mr. Robert W. Matschullat may not qualify as an “outside director” for purposes of Section 162(m) due to his service as interim CEO from May 2006 until October 2006. As a result, a subcommittee has been established comprised of directors Dr. Richard H. Carmona and Messrs. Tully M. Friedman, George J. Harad and Gary G. Michael (the “Subcommittee”) to take the actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes. The Subcommittee is responsible for the performance, from time to time, of duties that require action by a compensation committee comprised solely of two or more “non-employee directors” and/or two or more “outside directors.” These duties include granting awards to executive officers under the Company’s annual incentive and long-term incentive plans and establishing any performance goals related to such awards or other performance-based compensation for executive officers of the Company. All other decisions related to executive compensation matters are made by the full Committee.

The Committee makes decisions on compensation for the named executive officers based on various factors, including its review of the Company’s performance, individual performance, peer group data (as further described below) and input and recommendations from the independent compensation consultant (as further described below). Factors evaluated to assess individual performance include the individual’s skill set relative to industry peers, experience and time in the position, performance of the business or operations for which the individual is responsible, criticality of the role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers and, in the case of externally recruited named executive officers, compensation earned with a prior employer.

For the compensation package for each of the named executive officers other than the CEO, the Committee receives input and recommendations from our CEO and our Senior Vice President – Human Resources & Corporate Affairs. The named executive officers do not have a role in the determination of their own compensation. The named executive officers other than the CEO do, however, discuss their individual performance objectives with the CEO.

In evaluating and determining the compensation package for the CEO, the Board undertakes a multifaceted review process, including one-on-one interviews between each Board member and the Senior Vice President – Human Resources & Corporate Affairs, to candidly discuss the CEO’s performance. In evaluating the CEO’s performance, the Board utilizes a variety of key substantive factors that the Board has identified as being most significant to effective CEO performance, with a focus on strategy, people, operations and values. The collective results of the CEO’s performance against the key factors are subsequently discussed by the Board, which then provides recommendations to the Committee. The Committee, after evaluating the Board’s recommendations and with input from the independent compensation consultant, makes a final decision on the CEO’s compensation. The CEO does not have a role in his own compensation determination other than to participate in a discussion with the Board regarding his performance.

Roles and Responsibilities

The following parties are responsible for the development of our executive compensation program for our named executive officers:

Management Development and Compensation Committee. The Committee (i) oversees our executive compensation program, (ii) determines and approves the compensation of our named executive officers, as well as officers at or above the level of senior vice president and officers covered by Section 16 under the Securities Exchange Act of 1934, as amended, and (iii) consults with the independent members of the Board to establish and evaluate performance objectives for the CEO each year.

Independent Committee Consultant – Frederic W. Cook & Co. (“FWC”). FWC is engaged by and reports to the Committee and consults directly with its Chair to advise on executive compensation matters. FWC generally attends and advises during Committee meetings, including executive sessions, and, at the Committee’s request, provides advice and guidance on executive compensation topics including compensation levels versus peers, market trends, incentive plan designs, and an assessment of the risk and reward structure of executive compensation plans, policies and practices. FWC does not provide any other services to the Company.

Chief Executive Officer. The CEO makes compensation recommendations to the Committee for all executive officers and provides input from time to time on the design of compensation plan components and other compensation-related issues as they may arise.

Management. Management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy. Senior human resources, finance and legal executives attend non-executive sessions of Committee meetings to provide perspective and expertise relevant to the meeting agenda.

Our Peer Group

The Committee uses a peer group of 14 consumer products companies (the “compensation peer group”) to provide competitive market rates for the Company’s executive officers, including the named executive officers. The compensation peer group was selected by the Committee based on the factors described below with input from its independent compensation consultant, FWC. The compensation peer group is used to compare both the levels of compensation and the executive compensation practices within the consumer products industry.

For fiscal year 2011, the compensation peer group was comprised of the following companies:

Alberto-Culver Company	H.J. Heinz Company

Avon Products, Inc.	The Hershey Company

Campbell Soup Company	Kellogg Company

Church & Dwight Co., Inc.	Newell Rubbermaid Inc.

Colgate-Palmolive Company	Pactiv Corporation

Del Monte Foods Company	Revlon, Inc.

General Mills, Inc.	S.C. Johnson & Son, Inc.

To determine the compensation peer group each year, the Committee considers companies that hold leadership positions in branded consumer products, are of reasonably similar size based on market cap and revenue, compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility. The Committee reviews and makes as needed adjustments to the compensation peer group annually to ensure that the chosen companies continue to meet the relevant criteria. The only change to our compensation peer group for fiscal year 2011 was to remove The Black & Decker Corporation due to its acquisition.

For fiscal year 2011, management engaged Aon Hewitt as its compensation consultant to obtain compensation data for the compensation peer group. FWC reviewed this information and performed an independent compensation analysis of the compensation peer group data, which was used to advise the Committee on potential compensation actions, including the CEO’s compensation. Although each individual component of executive compensation is reviewed, particular emphasis is placed on targeting total compensation within 15% of the median of our compensation peer group.

To determine compensation for the named executive officers, the Committee reviewed the Aon Hewitt and FWC compensation analyses as well as other factors as described above. Based on these factors, target total compensation for individual named executive officers may vary above or below the median of the compensation peer group. Actual incentive plan payouts and, in turn, total realized compensation, may vary above or below the targeted total compensation level based on the Company’s performance relative to its corporate financial and strategic goals as well as the Company’s stock performance.

Tally Sheets

We annually review compensation tally sheets for each of our named executive officers. These tally sheets outline current target total compensation (including the elements described below), the potential wealth creation of long-term incentive awards under various assumed stock prices and the potential value of payouts under various termination scenarios. The Committee uses these tally sheets to help ensure that our executive compensation design is aligned with our overall compensation philosophy of pay for performance and that total compensation levels are appropriate.

What We Pay: Elements of Our Compensation Program

Our compensation program includes base salary, annual incentives paid in the form of cash bonuses and long-term incentives consisting of stock option grants and grants of stock-based performance shares. Periodically, time-based restricted stock units and/or stock options are used for special circumstances, such as retention, recognition or recruitment. Additional elements of the compensation program include retirement plans, post-termination compensation and perquisites as appropriate to support our executive compensation philosophy. Specifics regarding what we pay, the elements of our executive compensation program, the reasons we use them and certain characteristics thereof are outlined in the table and described in further narrative detail in the paragraphs below:

Element	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Fixed component.
Annual Incentives (1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.
Long-Term Incentives (1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Amounts earned under stock option and performance share grant awards will vary as the ultimate value is based on actual financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement (serves as a long-term retention incentive).	Fixed component; however, Company retirement contributions will vary based on pay, years of service and Company performance.
Post-Termination Compensation	Provide contingent payments to attract and retain named executive officers. Promote orderly succession for key roles.	Only payable if a named executive officer’s employment is terminated under specific circumstances as described in the applicable employment agreement or severance plan.
Perquisites	Provide other benefits competitive with the compensation peer group and encourage executives to attend to their health and financial affairs.	Financial planning, Company automobile or car allowance, paid parking, annual executive physical and health club reimbursement.

(1)
Payouts under the annual and long-term incentive plans are determined based on the achievement of pre-established objectives determined by the Committee at the beginning of the performance period. The performance period is one year for the annual incentive plan and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except according to principles set forth by the Committee at the time the goals are established that allow for adjustments in limited circumstances, including, among other things, acquisitions, restructuring charges or significant changes to generally accepted accounting principles and only if the adjustments result in a specified minimum financial impact to the Company.

Base Salary. In determining base salary levels for the CEO and other named executive officers, the Committee takes into consideration the factors outlined above in Our Peer Group and generally seeks to establish base salaries for the CEO and other named executive officers at the median of our compensation peer group. The Committee considered factors such as the executive’s role, level of experience and sustained performance as well as the compensation peer group market data in determining each named executive officer’s base salary for fiscal year 2011. Changes in base salary are approved by the Committee in September and are effective in October of each year. In fiscal year 2011, the base salary increases for our named executive officers, excluding the CEO, ranged from 2.0% to 8.0% with an average increase of 3.5%, including Beth Springer, who departed the organization in April. The base salary for our CEO was increased by 7% in order to bring his compensation in line with the median CEO compensation of the Company’s compensation peer group. For fiscal year 2011, all base salaries for the named executive officers were generally aligned with the median as defined above, and the actual amounts earned by our named executive officers in fiscal year 2011 are listed in the Salary column of the Summary Compensation Table.

Annual Incentives. On an annual basis, the Committee sets performance goals under the Company’s Executive Incentive Compensation (“EIC”) Plan that are designed to promote the achievement of the Board-approved annual corporate financial and strategic performance goals. The EIC Plan provides annual incentive awards to the named executive officers based on the level of achievement of these annual performance goals and individual objectives.

To meet the requirements of Section 162(m), maximum annual incentive award levels are based on Company earnings before income taxes (“Company earnings”). The EIC Plan has a maximum award limit of 1.0% of Company earnings for the CEO and 0.6% of Company earnings for each of the other named executive officers. The Committee has discretion to reduce, but not to increase, incentive payments under the EIC Plan. The Committee has historically paid annual incentive awards that are substantially lower than the maximum EIC Plan award levels. The Committee reduces the maximum possible award to the amount actually paid based on three factors: (1) a target award for each named executive officer, (2) performance measured against predetermined corporate financial goals, and (3) the level of achievement of strategic goals, modified by the named executive officer’s individual performance, which is based primarily on the performance of the operations or functions under the individual’s responsibility. The final individual EIC Plan payout is determined by the following formula:

Final individual EIC Plan payout = (Target Annual Incentive) x (Financial Performance) x (Strategic/Individual Performance)

Target Annual Incentive. Each year, the Committee sets an annual incentive target level for each named executive officer as a percentage of his or her base salary. The annual incentive target level is generally set at the median of bonus targets of the most comparable positions in our compensation peer group. The table below outlines the targets for the fiscal year 2011 annual incentive awards.

Named Executive Officer	Target Annual Incentive
Donald R. Knauss	130%
Lawrence S. Peiros (1)	90%
Frank A. Tataseo	75%
Daniel J. Heinrich	75%
Laura Stein	70%
Beth Springer (departed April 16, 2011)	75%

(1)	Target for Mr. Peiros reflects increase from 85% effective March 1, 2011 due to increased scope of role.

Financial Goals. At the beginning of each fiscal year, the Committee sets financial goals for the EIC Plan based on the operating plan approved by the Board. At the end of the year, the Committee reviews the results of the Company’s performance against the financial goals set at the beginning of the year. When appropriate, the Committee takes into account other factors, such as stockholder return or underlying business performance during the year.

For fiscal year 2011, the Committee established financial goals focused on increasing NCS and EP in order to drive sustainable growth in short- and long-term stockholder returns. These metrics are weighted equally as the Committee believes this mix effectively balances focus on both top-line and bottom-line performance. In selecting the metrics and setting the performance goals in the EIC Plan, the Committee carefully considered whether the goals appropriately align with the goals in the long-term incentive program such that the overall compensation design does not unintentionally encourage participants to take excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

For fiscal year 2011, the financial goals for the EIC Plan, the potential percentage of target award payouts for achieving those goals and the actual results as determined by the Committee were as follows:

	Annual Incentive Financial Goals (in millions)
Goal	0% (minimum)	100% (target)	200% (maximum)	Actual
NCS (weighted 50%)	$5,407	$5,575	$5,742	$5,547
EP (weighted 50%) (1)	$ 408	$ 448	$ 488	$ 431

(1)
EP is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring and asset impairment costs and interest expense, tax affected, and less a capital charge. The capital charge represents average capital employed by the Company, multiplied by the estimated weighted-average cost of capital. Estimated weighted-average cost of capital is the blended average of the cost of the Company’s debt and estimated cost of equity capital. For the fiscal years presented, the estimated weighted-average cost of capital used was 9 percent. Average capital employed represents a two- point average of adjusted capital employed for the current fiscal year and total capital employed for the prior fiscal year, based on year-end balances. Adjusted capital employed represents total capital employed adjusted to add back the current fiscal year’s non-cash restructuring and asset impairment costs. Total capital employed represents total assets less non-interest-bearing liabilities. Additional information is provided in the Company’s Annual Report on Form 10-K (Exhibit 99.3) for fiscal year 2011.

The fiscal year 2011 financial targets were established to drive both NCS and EP growth, in line with long-term financial goals, such that if the financial targets were achieved, NCS growth and EP growth would be approximately 0.7% and 3.5%, respectively. The NCS growth target of approximately 0.7% reflected the continued uncertainty regarding the impact of worldwide economic conditions on the Company. The EP growth target of 3.5% was selected to appropriately incentivize management in line with longer term objectives and the Company’s strategy. In determining the Company financial payout for fiscal year 2011, the Committee reviewed the Company’s actual NCS and EP results relative to these NCS and EP growth targets. Based on this review, for fiscal year 2011 the Committee approved a Company financial payout of 70% of target.

Strategic Goals/Individual Performance. At the beginning of each fiscal year, the Committee also sets strategic goals for the EIC Plan based on the strategic initiatives approved by the Board. At the end of the year, the Committee assessed the Company’s performance in furthering its strategic goals. These strategic goals enable the Company’s overall strategy, which is to:
  Be a high-performance organization of enthusiastic owners;
  Win with superior capabilities in Desire, Decide and Delight;
  Accelerate growth both in and beyond the core; and
  Relentlessly drive out waste.
To measure performance against the Company strategy, the Committee evaluates metrics set at the beginning of the year that are aligned to the Company strategy. For fiscal year 2011, there were fifteen metrics and associated targets that supported the strategy in the following key areas:
  Employee engagement and diversity;
  Consumer product preference and increase in dollar share, both domestically and internationally;
  Net customer sales growth and strategic product pipeline;
  Progress on reshaping the portfolio;
  Reduction of the Company’s environmental footprint; and
  Cost savings and margin improvements.

After review of the Company’s strategic performance in fiscal year 2011 relative to these metrics, and based on the Company’s strong performance in share growth, consumer product preference and cost-savings initiatives in a volatile economic environment, the Committee determined that all but three of the fifteen metrics were successfully achieved. Highlights of the results of these metrics are as follows:
  Grew dollar share in the United States but saw a slight decline in our dollar share in international markets, due to challenging worldwide economic conditions;
  Exceeded our goal to obtain 47% of the Company’s annual sales from products consumers prefer over our competitors’ products; and
  Met or exceeded all of our cost savings initiative targets, including exceeding our overall cost savings target of $110 million.
Based on these results, the Committee determined that the level of achievement for the strategic goals was 95%. The Committee’s assessment of the strategic goals is subjective and is used as a reference point for then determining the adjustment based on individual performance.

Consistent with our pay for performance philosophy, payouts, initially determined by financial results alone, may be adjusted either up or down based upon individual performance, taking into account the strategic goals’ assessment. Based on this review, the Committee individually adjusted the ultimate payout for the named executive officers to also reflect fiscal year 2011 individual contributions. The payouts vary primarily due to the Committee’s assessment of the performance of divisions, operations or functions under the responsibility of the named executive officer and not due to any material differences in compensation policies with respect to individual named executive officers. The high end of the range, 77%, was awarded to the CFO due to his strong performance for the year both internally, in leading several strategic imperatives, including the successful sale of the Auto businesses and improvements in the financial operation of the Company, and externally, leading key discussions with the investment community during challenging times. The Executive Vice President Strategy & Growth, Partnerships, Away From Home had strong business results in both sales and profit during the fiscal year in a challenging economic environment and therefore was awarded 70% of target. The Senior Vice President – General Counsel provided outstanding leadership on a variety of initiatives that supported the Company strategy and was also awarded 70% of target. The Executive Vice President and Chief Operating Officer received a payout of 66.5% mainly due to the results of the business units under his responsibility falling short of the goals for the fiscal year. Mr. Knauss’ annual incentive payout is described in the Compensation for Mr. Knauss – Chairman and CEO section of this proxy statement.

The actual amount of annual incentive compensation earned by our named executive officers in fiscal year 2011 is disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives. We provide annual long-term incentive compensation in the form of stock options and performance shares to our named executive officers because we believe these forms of compensation align our executives’ interests and the interests of our stockholders. We also believe these incentive awards support the achievement of our long-term corporate financial goals.

The Committee, with the assistance of its independent compensation consultant, annually reviews the costs of and potential stockholder dilution attributable to our long-term incentive program versus that of our compensation peer group to ensure that the overall program is financially efficient and in line with that of our peers. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both management and its independent compensation consultant on a position-by-position basis and considers recommendations by the CEO for the other named executive officers.

The Committee’s goal is to establish long-term incentive award targets that are competitive with the median of our compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary above or below the median based on a variety of factors, such as the named executive officer’s experience, criticality of his or her role, individual sustained performance and expected future contributions. Like the annual incentive awards, actual payouts under long-term incentive awards will vary from target based on whether the Company underperforms or outperforms its predetermined target goals. Individual performance is not considered in the actual payout of long-term incentives because the payout is based solely on the Company’s achievement of financial targets. The value of actual payouts will also vary based on changes in the market price of our Common Stock. For fiscal year 2011, long-term incentive awards granted to the named executive officers were generally at the median of our compensation peer group.

Consistent with prior years, the Committee determined that the named executive officers would receive 50% of the value of their total fiscal year 2011 annual long-term incentive awards in stock options and 50% in performance shares. The Committee believes this mix of equity awards supports several important objectives, including compensating named executive officers for achievement of long-term goals tied to the business strategy through the use of performance shares, rewarding named executive officers for sustained increases in the Common Stock price, enhancing retention by mitigating the impact of our Common Stock price fluctuations and ensuring the overall cost of the program is aligned with compensation realized by named executive officers and performance delivered to stockholders. In addition, annual grants of long-term incentives are intended to be competitive with those of our compensation peer group. The Committee does not consider the amount of outstanding stock options, performance shares and restricted stock currently held by a named executive officer when making annual awards of stock options and performance shares because such amounts represent compensation attributable to prior years.

The following provides details on the types of long-term incentives awarded to our named executive officers:

Performance Shares. Performance shares are grants of restricted stock units that vest after a three-year performance period only if the Company meets predetermined financial performance goals. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the number of shares earned and the shares’ potential value are both tied to the achievement of the Company’s long-term financial goals. In selecting the performance goals for the performance shares, the Committee considers whether the goals are appropriately aligned with those in the EIC Plan so that the overall compensation design does not unintentionally encourage participants to take excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

The performance share payout is subject to the Company’s achievement of the threshold cumulative operating profit target at the end of the performance period. If the cumulative operating profit is not attained, the entire award opportunity is forfeited. If the threshold operating profit target is met, the actual payout is a percentage of the target award opportunity based on a cumulative economic profit (“cumulative EP”) target. Payouts range from zero, in the event the minimum required financial goals are not met, to a maximum of 150% of the target number of shares, with a payout of 50% of the target number of shares when the minimum cumulative EP target and the threshold cumulative operating profit target are attained.

For grants made in fiscal years 2008 through 2011, the Committee established an objective measure of cumulative operating profit at the beginning of the performance period to determine the performance level that would allow for the maximum possible award payout of 150% of the target number of shares granted. The Committee also determined specific goals for the performance period based on cumulative EP.

For the fiscal year 2011 grant, the Committee set the financial targets for the performance period from July 2010 through June 2013. The cumulative operating profit threshold target was set at $3,345 million. The cumulative EP target, which is a specified percentage of growth, was set so that the target payout of 100% would require EP growth of approximately 7% per year during the performance period. The Committee believes this metric directly supports the Company’s corporate strategy and long-term financial goals and correlates to stock price performance.

In August 2010, the Committee certified the results of the fiscal year 2008 grant. The financial targets for this grant were based on cumulative operating profit of $2,653 million and a cumulative EP goal over the three-year performance period of $1,157 million. The cumulative operating profit result of $2,991 million exceeded the threshold target and the Committee approved a payout level of 109% based on cumulative EP results of $1,171 million. Information regarding the vesting of these performance shares is shown in the Option Exercises and Stock Vested table.

In August 2011, the Committee certified the results of the fiscal year 2009 grant. The financial targets for this grant were based on cumulative operating profit of $2,346 million and a cumulative EP goal over the three-year performance period of $1,168 million. The cumulative operating profit result of $2,808 million exceeded the threshold target and the Committee approved a payout level of 140% based on cumulative EP results of $1,209 million. Because this grant vested prior to the date of the proxy statement filing, specific information regarding the vesting of these performance shares can be found in the Outstanding Equity Awards table and will also be included in next year’s proxy statement.

Stock Options. We believe stock options align the interests of the named executive officers with those of stockholders because the stock options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest in 25% increments over a four-year period (beginning one year from the date of grant) and expire ten years from the date of grant. In fiscal year 2011, the Committee awarded stock options to our named executive officers as part of our annual long-term incentive plan. The exercise price for these stock options was equal to the closing price of our stock on the date of grant. Information on all stock option grants is shown in the Grants of Plan-Based Awards table.

Retirement Plans. The named executive officers participate in the same tax-qualified defined benefit pension and defined contribution benefit programs available to all other United States-based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers. We balance the effectiveness of these plans as a compensation and retention tool with the cost of providing them. The Company has traditionally provided these retirement benefits under The Clorox Company Pension Plan (the “Pension Plan”) and The Clorox Company 401(k) Plan (the “401(k) Plan”), which historically included a profit sharing provision known as “Value Sharing.”

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these restoration plans because they restore executive benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions. These restoration retirement benefits, which have historically included the cash balance restoration and the Value Sharing restoration benefits, were maintained under our Nonqualified Deferred Compensation Plan (the “NQDC”) and were unfunded, unsecured obligations of the Company through fiscal year 2011.

The Company also offers the Supplemental Executive Retirement Plan (the “SERP”) to our executive officers, including our named executive officers. The SERP was frozen as of July 29, 2011 as discussed in further detail below. In the case of Mr. Knauss only, a replacement SERP was put in place to compensate for Mr. Knauss’ loss of retirement benefits at his prior employer (“replacement SERP”).

A brief description of each of our retirement programs as well as the changes we have adopted in 2011 with respect to these plans are set forth below. Each of our named executive officers participates in the retirement programs set forth below except our CEO who does not participate in the Executive Retirement Plan.

The Clorox Company Pension Plan. Our Pension Plan has historically provided eligible employees a competitive level of retirement benefits based on each employee’s base salary and annual incentives. Effective July 1, 2011, we froze the Pension Plan and, instead, will make future Company contributions to our 401(k) Plan (see The Clorox Company 401(k) Plan section for details regarding replacement contributions). This change was made to provide employees with the greatest opportunity for long-term return on investment and income replacement in retirement. This change will not affect the benefits already accrued under the Pension Plan, which remains fully funded. Further details on the provisions of the Pension Plan are described in the Overview of Pension Benefits section and the footnotes to the Pension Benefits Table below.

The Clorox Company 401(k) Plan. Effective July 1, 2011, we began making an annual Company fixed contribution of 6% of eligible pay and a matching contribution of up to 4% of eligible pay to our 401(k) Plan, and we eliminated the 401(k) Plan’s profit sharing provision. Due to the transition from our prior retirement plans to the new 401(k) Plan, we will be giving all eligible employees a 401(k) contribution of 10% of their eligible earnings for the pay periods from July 2011 through December 2011, regardless of whether employees contribute to the 401(k) Plan during this time. Beginning January 1, 2012, employees will need to contribute at least 4% of pay in order to receive the full 4% company match.

Nonqualified Deferred Compensation Plan. We offer our NQDC to help executive officers, including our named executive officers, save for retirement and to be competitive with general market practice. Under the NQDC, our named executive officers may voluntarily defer the receipt of salary and annual incentive awards in amounts up to 50% of base salary and 100% of annual incentive awards. In fiscal year 2011, deferred amounts could be invested in accounts that mirrored the gains or losses of the S&P 500 index and/or the 30-year Treasury Bond yield, or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply. Historically, the NQDC permitted the Company to contribute amounts that exceeded the IRC compensation limits in the tax-qualified plans through the cash balance restoration and Value Sharing restoration provisions. However, effective July 1, 2011, such restoration provisions under the NQDC were aligned to the new 401(k) Plan Company contribution provision. Further details about the historic restoration provisions are provided in the Overview of Pension Benefits and Overview of the Nonqualified Deferred Compensation Plans sections below.

Supplemental Executive Retirement Plan. The SERP was closed to new participants effective April 2007 and was frozen with regards to pay and offsets, while still allowing age and service credits to continue to accrue, effective July 29, 2011. Benefits under the SERP have historically been determined based on age and years of service and were offset by the annuity value of Company contributions to the tax-qualified retirement plans and by Social Security. The benefit formula under this plan is described under the Overview of Pension Benefits section. We believe the SERP has historically been a strong retention tool because participants were not eligible for a full benefit if they left the Company prior to reaching age 65 with at least 15 years of service. Participants attaining age 55 with at least ten years of service are eligible to receive a benefit that is actuarially reduced from that available upon retirement at age 65. Mr. Knauss, our CEO, also participates in a replacement SERP described below as part of his employment agreement with the Company to compensate for the loss of retirement benefits at his prior employer.

Effective July 2011, the SERP, which was a defined benefit plan, was replaced by the new Executive Retirement Plan (“ERP”), which is a defined contribution plan and is described below. Switching from the SERP to the ERP creates a defined contribution structure that is more closely aligned with general market practice and provides executives with benefits that are more in line with what is provided among the Company’s compensation peer group.

Executive Retirement Plan. The ERP became effective on July 1, 2011 and our executive officers (including the named executive officers other than Mr. Knauss) are participants in the plan. Under the ERP, we make an annual contribution of 5% of an eligible participant’s base salary plus annual incentive into the plan. Our named executive officers who are eligible participants under the SERP will also receive annual “step-down” transition contributions into the ERP over a five-year period (9% in the first year to 5% in the fifth year). Mr. Knauss is not a participant in the ERP.

Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Further details about the provisions of the SERP, the ERP, and Mr. Knauss’ replacement SERP are described in the Overview of Pension Benefits and the Overview of the Nonqualified Deferred Compensation Plans sections below.

Post-Termination Compensation. Prior to 2009, the Company had entered into evergreen employment agreements with its named executive officers. As part of the Company’s ongoing review of executive compensation market trends and practices, in July 2009 the Company issued notices of non-renewal to all of its named executive officers with evergreen employment agreements other than the CEO. As a result of the notices of non-renewal, these employment agreements were set to expire as of July 31, 2011 (the “Expiration Date”). At the end of fiscal year 2010, the named executive officers elected to revoke their employment agreements prior to the Expiration Date in favor of obtaining coverage under a new Severance Plan for Clorox Executive Committee Members (the “Severance Plan”). Under the Severance Plan, the Company provides the named executive officers with post-termination payments in the event such named executive officers’ employment is terminated by the Company other than for cause. These payments help mitigate economic hardship associated with unexpected termination. The Company sought to ensure that the aggregate, reduced benefits under the Severance Plan reflect current market trends and practices as well as provide the Committee more flexibility to make changes to severance benefits in the future based on business needs and executive compensation trends and practices. The Committee also entered into a new employment agreement with the CEO in May 2010, which also provides for reduced severance benefits.

During fiscal year 2011, the Committee approved an Executive Change in Control Severance Plan (the “CIC Plan”) to provide for the payment of severance benefits to certain eligible executives of the Company, including all of the Company’s named executive officers other than the CEO, in the event their employment with the Company terminates involuntarily in connection with a change in control of the Company. The CIC Plan replaces individual change in control agreements previously entered into with certain of the Company’s senior executives, including all of the Company’s named executive officers other than the CEO. Under the CIC Plan, the named executive officer is eligible for change in control severance benefits in the event that he or she is terminated without cause or for good reason in connection with a change in control. The CIC Plan provides reduced benefits that are more aligned with general market practice and also provides the Committee more flexibility to make changes to the benefits in the future based on business needs or executive compensation trends.

See the Potential Payments upon Termination or Change in Control section for additional information on the Severance Plan, the CEO’s employment agreement and the CIC Plan.

Perquisites. We provide our named executive officers with other benefits we believe are competitive with our compensation peer group and consistent with the Company’s overall executive compensation program. These benefits are reflected in the All Other Compensation column in the Summary Compensation Table. We believe these benefits allow our named executive officers to work more efficiently and, in the case of the financial planning program, help them optimize the value received from our compensation and benefits programs. These perquisites consist of a Company automobile or car allowance, paid parking at the Company’s headquarters, an annual executive physical exam, reimbursement for health club membership and financial planning services. The value of perquisites provided to our named executive officers is shown in a separate table in a footnote to the All Other Compensation column of the Summary Compensation Table.

Our Executive Compensation Policies

Stock Award Granting Practices. The Company awards annual long-term incentive grants each September at a regularly scheduled Committee meeting, which typically occurs during the third week of the month, or about six weeks after the Company has publicly reported its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of the Common Stock on that date.

The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain or recruit executive officers. These grants are approved by the Committee on or before the grant date, which is determined based on the timing of the triggering event. The exercise/grant price is the closing price of the Common Stock on the effective date of the grant. The Committee must approve all equity grants to executive officers of the Company, including named executive officers.

All long-term incentive grants are made pursuant to the terms set forth in The Clorox Company 2005 Stock Incentive Plan, which was re-approved by our stockholders at the 2010 Annual Meeting.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of executive officers of the Company and our stockholders, all executive officers, including the named executive officers, are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, such as by retaining stock received upon the exercise of stock options or the vesting of stock awards or by purchasing stock in the open market. At a minimum, executive officers must hold Common Stock having a value equal to a required multiple of each executive officer’s annual base salary. The current stock ownership level guidelines are as follows:

Chief Executive Officer	4x annual base salary
Clorox Executive Committee (other than the CEO)	3x annual base salary
Other Senior Executives	2x annual base salary

As of the date of this filing, all of the named executive officers meet the required ownership levels.

Retention Ratios. Executive officers, including the named executive officers, are required to retain a certain percentage of shares obtained upon either the exercise of stock options or the release of restrictions on full-value equity awards, after satisfying applicable taxes. The CEO is expected to retain 75% of shares acquired (after taxes) until the minimum ownership level is met. After attaining the minimum ownership level, the CEO must retain 50% of any additional shares acquired (after taxes) until retirement or termination. Other named executive officers must retain 75% of shares acquired (after taxes) until the minimum required ownership levels are met and thereafter must retain 25% of shares acquired (after taxes) for one year after receipt.

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to the Company plans, including performance shares that have vested and been deferred for settlement. Stock options and shares that have not vested due to time or performance restrictions are excluded from the ownership levels. Named executive officers achieve ownership levels over time through the ongoing required retention ratios associated with the exercise of stock options and vesting of full-value shares or by purchasing stock in the open market.

Securities Trading Policy. To further align the interests of our executive officers, including our named executive officers, with the interests of our stockholders, the Company’s Insider Trading Policy does not permit executive officers to engage in short-term or speculative transactions or derivative transactions involving the Company’s stock, including options trading or hedging. Trading is permitted only during announced trading periods or in accordance with a previously established trading plan that meets SEC requirements. At all times, including during announced trading periods, executive officers are required to receive preclearance from the Company’s General Counsel prior to entering into any transactions in Company securities, unless those sales occur in accordance with a previously established trading plan that meets SEC requirements.

Clawback Provisions. Our executive compensation incentive programs include clawback provisions that allow the Company to recoup proceeds received by named executive officers under certain conditions. Under our EIC Plan, in the event of a restatement of financial results to correct a material error, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines such executive officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Tax Deductibility Limits on Executive Compensation. Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year, unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The EIC Plan and long-term incentive plan are designed to meet the requirements of Section 162(m) for performance-based compensation.

Compensation for Mr. Knauss – Chairman and CEO

The compensation of the Chairman and CEO, Mr. Knauss, is consistent with the executive compensation program and philosophy described above for the other named executive officers. Mr. Knauss’ target total compensation is designed to align with the compensation of other CEOs in the compensation peer group, and his annual incentive and long-term incentive awards are linked to Company performance.

In September 2010, the Committee, with input from its independent compensation consultant, reviewed all elements of Mr. Knauss’ compensation including base salary, annual incentive and long-term incentive award opportunities relative to that of the compensation peer group. In addition, the Board reviewed Mr. Knauss’ performance for fiscal year 2010 as described in How We Make Compensation Decisions.

Based on the review of Mr. Knauss’ individual performance, overall Company performance and his compensation versus the compensation peer group, the Committee increased Mr. Knauss’ base salary by $75,000 to $1,150,000 effective October 1, 2010. The Committee also approved Mr. Knauss’ annual incentive target at 130% of base salary for fiscal year 2011, which is an increase of 10 percentage points from the prior year. Both the salary increase and the annual incentive target increase were made in order to align Mr. Knauss’ target total compensation with the market. The Committee granted Mr. Knauss a long-term incentive award of 311,390 stock options and 39,490 performance shares with a total economic value at grant date of approximately $5,250,300. Each individual element of Mr. Knauss’ compensation was positioned at the median of CEO compensation within the compensation peer group.

For fiscal year 2011, the Committee reviewed Mr. Knauss’ performance and determined that Mr. Knauss would receive an annual incentive payout of 49% of target, which reflects the impact of both the current year financial performance and an assessment of overall performance against both strategic and individual goals. In making this determination, the Committee and the Board recognized Mr. Knauss’ outstanding leadership and significant contributions to the successful growth and performance of the Company in the face of a challenging economic environment.

Information about Mr. Knauss’ base salary, annual incentive and long-term incentive is described in more detail in the notes to the Summary Compensation Table.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Management Development and Compensation Committee of the Board oversees the Company’s executive compensation program and policies. As part of this function, the Committee discussed and reviewed with management the CD&A. Based on this review and discussion, we have recommended to the Board that the CD&A be included in the proxy statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

George J. Harad, Chair
Richard H. Carmona
Tully M. Friedman
Robert W. Matschullat
Gary. G. Michael

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal years ended June 30, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Donald R. Knauss	2011	$1,135,385	—	$2,625,295	$2,625,018	$ 732,550	$1,812,176	$246,354	$9,176,778
Chairman and Chief	2010	1,075,000	—	2,500,108	2,500,005	1,967,250	1,623,151	201,851	9,867,365
Executive Officer	2009	1,056,250	—	2,408,997	2,545,798	1,284,480	731,445	217,256	8,244,586

Lawrence S. Peiros	2011	672,508	—	799,754	800,007	389,150	208,366	125,746	2,995,531
Executive Vice President	2010	638,750	—	778,028	780,429	802,640	1,220,139	104,741	4,324,727
and Chief Operating Officer	2009	615,000	—	761,005	803,954	494,020	798,629	129,578	3,602,186

Daniel J. Heinrich	2011	567,137	—	499,930	499,983	332,490	331,828	109,605	2,340,973
Executive Vice President –	2010	529,825	—	462,008	463,414	560,960	705,491	90,915	2,812,613
Chief Financial Officer	2009	515,000	—	507,124	535,969	372,260	398,151	116,191	2,444,695

Frank A. Tataseo	2011	504,404	—	450,070	449,993	265,130	138,384	100,001	1,907,982
Executive Vice President –	2010	492,500	—	437,390	439,028	475,570	1,005,312	87,813	2,937,613
Strategy & Growth,	2009	481,250	—	507,124	535,969	332,100	669,247	111,722	2,637,412
Partnerships, Away
From Home

Laura Stein	2011	519,836	—	380,266	380,024	255,050	214,647	100,315	1,850,138
Senior Vice President –
General Counsel

Beth Springer
(departed April 16, 2011)	2011	406,212	—	499,930	499,983	193,330	63,847	98,046	1,761,348
Executive Vice President –	2010	496,250	—	462,008	463,414	526,130	523,948	89,255	2,561,005
International & Natural	2009	480,250	—	507,124	535,969	301,910	323,498	111,869	2,260,620
Personal Care

(1)	Reflects actual salary earned for fiscal years 2009, 2010 and 2011.

(2)	The amounts reflected in these columns are the values determined under FASB ASC Topic 718 for the awards granted in the fiscal years ended June 30, 2009, 2010 and 2011, in accordance with the applicable accounting standard. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under subsection “Share-Based Compensation”, and in Note 16, Share-Based Compensation Plans, to the Company’s consolidated financial statements for the three years in the period ended June 30, 2011, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The award granted to Ms. Springer for 2011 was forfeited due to her departure. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2011 is set forth in the Grants of Plan-Based Awards table.

(3)	The grant date fair value of the performance share awards reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share award determined as of the date of grant would be as follows for each respective named executive officer: Mr. Knauss – $3,937,943; Mr. Peiros – $1,199,632; Mr. Heinrich – $749,894; Mr. Tataseo – $675,104; Ms. Stein – $570,398; and Ms. Springer – $749,894. The award granted to Ms. Springer for 2011 was forfeited due to her departure. See the Grants of Plan-Based Awards table for more information about the performance shares granted under the 2005 Stock Incentive Plan.

(4)	Reflects annual incentive awards earned for fiscal years 2009, 2010 and 2011 and paid out in September 2009, 2010 and 2011, respectively, under the EIC Plan. Information about the EIC Plan is set forth in the Compensation Discussion and Analysis under Annual Incentives. Per the terms of the EIC Plan, Ms. Springer was considered retirement-eligible and thus received a pro-rata award for fiscal year 2011.

(5)	The amounts reflect the aggregate increase in the present value of accumulated benefits during fiscal years 2009, 2010 and 2011 under the SERP, including Mr. Knauss’ replacement SERP, The Clorox Company Pension Plan and the cash balance restoration benefit of the NQDC (refer to the Pension Benefits Table for further information). For Ms. Springer the amount reflects a decrease in SERP benefit due to her departure. For Mr. Knauss, the aggregate increase for 2010 replaces the number that was included in the 2010 Proxy Statement. Each plan amount in fiscal year 2011 is set forth in the following table:

	Donald R. Knauss	Lawrence S. Peiros	Daniel J. Heinrich	Frank A. Tataseo	Laura Stein	Beth Springer
SERP (includes, for Mr. Knauss, the replacement SERP)	$1,663,805	$79,408	$253,805	$54,731	$157,998	$0
The Clorox Company Pension Plan	8,525	15,636	10,381	13,155	11,730	12,689
Cash Balance Restoration Benefit	139,846	113,322	67,642	70,498	44,919	51,158
Total	$1,812,176	$208,366	$331,828	$138,384	$214,647	$63,847

(6)	The amounts shown in the column represent (i) actual Company contributions under the Company’s 401(k) Plan, including the Value Sharing provision, (ii) non-qualified contributions under the NQDC, other than the cash balance restoration benefit which is reflected in the change in pension value column (refer to the Nonqualified Deferred Compensation section for further information), (iii) mortgage subsidy benefits paid to Mr. Knauss under the Company’s relocation policy, which is available to all eligible employees, and includes a subsidy of $12,104 and $1,603 in tax gross-ups on such subsidy (this benefit expired at the end of calendar year 2010), and (iv) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R. Knauss	Lawrence S. Peiros	Daniel J. Heinrich	Frank A. Tataseo	Laura Stein	Beth Springer
The Clorox Company 401(k) Plan	$21,923	$18,150	$18,150	$18,150	$18,150	$18,150
NQDC	175,664	76,623	57,437	50,994	52,375	48,714
Relocation Benefits	13,707	—	—	—	—	—
Company Provided Perquisites	35,060	30,973	34,018	30,857	29,790	31,182
Total	$246,354	$125,746	$109,605	$100,001	$100,315	$98,046

The following table sets forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2011. Other Perquisites consists of paid parking at the Company’s headquarters, health club reimbursement and an annual executive physical.

	Donald R. Knauss	Lawrence S. Peiros	Daniel J. Heinrich	Frank A. Tataseo	Laura Stein	Beth Springer
Executive Automobile Program	$13,200	$13,200	$13,200	$13,200	$13,200	$10,193
Basic Financial Planning	16,351	11,784	16,738	12,085	10,551	15,795
Other Perquisites	5,509	5,989	4,080	5,572	6,039	5,194
Total	$35,060	$30,973	$34,018	$30,857	$29,790	$31,182

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Share Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald R. Knauss
Annual Incentive (1)		$ —	$1,495,000	$8,210,000
Performance Shares (2)	9/14/2010				19,745	39,490	59,235				$2,625,295
Stock Options (3)	9/14/2010								311,390	$66.48	2,625,018
Lawrence S. Peiros
Annual Incentive (1)		—	585,133	4,926,000
Performance Shares (2)	9/14/2010				6,015	12,030	18,045				799,754
Stock Options (3)	9/14/2010								94,900	66.48	800,007
Daniel J. Heinrich
Annual Incentive (1)		—	431,811	4,926,000
Performance Shares (2)	9/14/2010				3,760	7,520	11,280				499,930
Stock Options (3)	9/14/2010								59,310	66.48	499,983
Frank A. Tataseo
Annual Incentive (1)		—	378,750	4,926,000
Performance Shares (2)	9/14/2010				3,385	6,770	10,155				450,070
Stock Options (3)	9/14/2010								53,380	66.48	449,993
Laura Stein
Annual Incentive (1)		—	364,350	4,926,000
Performance Shares (2)	9/14/2010				2,860	5,720	8,580				380,266
Stock Options (3)	9/14/2010								45,080	66.48	380,024
Beth Springer (4)
(departed
April 16, 2011)
Annual Incentive (1)		—	304,659	4,926,000
Performance Shares (2)	9/14/2010				3,760	7,520	11,280				499,930
Stock Options (3)	9/14/2010								59,310	66.48	499,983

(1)	Represents estimated possible payouts for annual incentive awards for fiscal year 2011 under the EIC Plan for each of our named executive officers. The EIC Plan is an annual cash incentive opportunity and therefore awards are earned in the year of grant. The target amounts represent the potential payout if both Company and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the EIC Plan of 1.0% of Company earnings for the CEO and .6% of Company earnings for all other named executive officers. The EIC Plan is designed to meet the requirements of IRC Section 162(m), and the maximum column reflects maximum awards possible under the EIC Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum EIC Plan payouts. See the Summary Compensation Table for the actual payout amounts in fiscal year 2011 under the EIC Plan. See Compensation Discussion and Analysis – Annual Incentives for additional information about the EIC Plan.

(2)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2011 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative operating profit and cumulative economic profit growth over a three-year period, with the threshold, target and maximum awards equal to 50%, 100% and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the 2005 Stock Incentive Plan. See Compensation Discussion and Analysis – Long-Term Incentives for additional information.

(3)	Represents stock options awarded to each of our named executive officers under the 2005 Stock Incentive Plan. All stock options vest in equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	The option and equity awards granted to Ms. Springer for fiscal year 2011 were forfeited due to her departure.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2011.

	Option Awards						Stock Awards
											Equity
									Equity		Incentive
				Equity					Incentive		Plan Awards:
				Incentive					Plan Awards:		Market or
				Plan Awards:				Market	Number of		Payout Value
	Number of	Number of		Number of			Number	Value of	Unearned		of Unearned
	Securities	Securities		Securities			of Shares	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying		Underlying			or Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	Stock That	Rights That		Rights That
	Options -	Options -		Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	Exercisable	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	(#)	(#)		(#)	($)	Date	(#)	($)	(#)		($) (1)
Donald R. Knauss
Stock Options (2)	275,000				$63.21	10/2/2016
	138,750	46,250	(3)		61.16	9/18/2017
	113,855	113,855	(4)		63.95	9/16/2018
	74,582	223,748	(5)		57.25	9/15/2019
		311,390	(6)		66.48	9/14/2020
Performance Shares (2)									52,738	(7)	$3,556,651
									43,670	(8)	2,945,105
									39,490	(9)	2,663,206
Lawrence S. Peiros
Stock Options (2)	20,000				41.98	9/18/2012
	46,000				45.25	9/17/2013
	45,000				53.88	9/15/2014
	32,200				57.00	9/21/2015
	34,100				61.51	9/19/2016
	20,000				63.89	1/5/2017
	40,050	13,350	(3)		61.16	9/18/2017
	35,955	35,955	(4)		63.95	9/16/2018
	23,282	69,848	(5)		57.25	9/15/2019
		94,900	(6)		66.48	9/14/2020
Performance Shares (2)									16,660	(7)	1,123,550
									13,590	(8)	916,510
									12,030	(9)	811,303
Daniel J. Heinrich
Stock Options (2)	30,900				61.51	9/19/2016
	30,825	10,275	(3)		61.16	9/18/2017
	23,970	23,970	(4)		63.95	9/16/2018
	13,825	41,475	(5)		57.25	9/15/2019
		59,310	(6)		66.48	9/14/2020
Performance Shares (2)									11,102	(7)	748,719
									8,070	(8)	544,241
									7,520	(9)	507,149
Frank A. Tataseo
Stock Options (2)	22,000				41.98	9/18/2012
	23,000				45.25	9/17/2013
	35,200				53.88	9/15/2014
	29,000				57.00	9/21/2015
	31,700				61.51	9/19/2016
	30,825	10,275	(3)		61.16	9/18/2017
	23,970	23,970	(4)		63.95	9/16/2018
	13,097	39,293	(5)		57.25	9/15/2019
		53,380	(6)		66.48	9/14/2020

Performance Shares (2)									11,102	(7)	748,719
									7,640	(8)	515,242
									6,770	(9)	456,569

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number	Value of	Unearned	of Unearned
	Securities	Securities	Securities			of Shares	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			or Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options -	Options -	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($) (1)
Laura Stein
Stock Options (2)	30,000			58.55	1/18/2015
	24,200			57.00	9/21/2015
	25,400			61.51	9/19/2016
	24,675	8,225 (3)		61.16	9/18/2017
	19,175	19,175 (4)		63.95	9/16/2018
	11,060	33,180 (5)		57.25	9/15/2019
		45,080 (6)		66.48	9/14/2020
Performance Shares (2)								8,876 (7)	598,597
								6,450 (8)	434,988
								5,720 (9)	385,757
Beth Springer (10)
(departed April 16, 2011)
Stock Options (2)	14,000			45.25	9/17/2013
	17,600			53.88	9/15/2014
	12,000			58.55	1/18/2015
	29,000			57.00	9/21/2015
	31,700			61.51	9/19/2016
	41,100			61.16	9/18/2017
	47,940			63.95	9/16/2018
	55,300			57.25	9/15/2019
Performance Shares (2)								10,485 (7)	707,081
								4,931 (8)	332,547

(1)	Represents unvested “target” number of performance shares under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2011, except as noted below in footnote (7). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.

(2)	Grants were made under the 2005 Stock Incentive Plan.

(3)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 18, 2007.

(4)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 16, 2008.

(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 15, 2009.

(6)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 14, 2010.

(7)	Represents the actual number of performance shares that were paid out under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2009 – 2011). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. After completion of the 2011 fiscal year the Committee determined whether the performance measures had been achieved and based on the results, on August 11, 2011, the Committee approved the payout of this award at 140% of target. The award was settled on August 16, 2011.

(8)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2010 – 2012). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2012.

(9)	Represents the “target” number of performance shares that could be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2011 – 2013). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2013.

(10)	The awards granted to Ms. Springer for fiscal year 2011 were forfeited due to her departure. The awards granted to Ms. Springer for fiscal years 2009 and 2010 were pro-rated due to her departure.

OPTION EXERCISES AND STOCK VESTED

This table shows stock options exercised and stock vested for the named executive officers during fiscal year 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting (2)
Donald R. Knauss	—		$—	23,428	(3)	$1,569,676
				41,147	(5)	2,681,139
Lawrence S. Peiros	20,000	(4)	562,357	11,881	(5)	774,166	(5)
Daniel J. Heinrich	109,200	(4)	1,923,113	9,156	(5)	617,481	(5)
Frank A. Tataseo	85,002	(4)	2,624,900	9,156	(5)	596,605	(5)
Laura Stein	—		—	7,303	(5)	492,514	(5)
Beth Springer (departed April 16, 2011)	13,000	(4)	371,466	9,156	(5)	596,605	(5)

(1)	The dollar value realized reflects the difference between the closing price of the Common Stock on the date of exercise and the stock option exercise price.

(2)	The dollar value realized reflects the market value of the vested shares based on the closing price of the Common Stock on the vesting date, unless otherwise noted.

(3)	Represents vesting of 20,875 restricted stock units and 2,553 additional restricted stock units as a result of reinvested dividends. These restricted stock units were granted to Mr. Knauss in conjunction with his hire.

(4)	Represents exercise of nonqualified stock options granted in previous years under the Company’s 2005 Stock Incentive Plan.

(5)	Stock awards listed represent the vesting of performance shares at 109% of target, granted through participation in the 2005 Stock Incentive Plan. The grant from the plan had a three-year performance period (fiscal years 2008 – 2010). Performance is based on achievement of cumulative operating profit and economic profit growth. On August 13, 2010, the Committee approved the payout of this award at 109% of target, and the award was settled on August 18, 2010. The actual realized value of the vested shares was based upon the value of the Common Stock on the date the shares were settled unless settlement of the shares was deferred, in which case it was based on the closing price of the Common Stock of $67.44 on June 30, 2011. Mr. Heinrich and Ms. Stein have deferred the settlement of all of their shares until termination from service with the Company. The actual realized value will depend upon the value of the Common Stock on the date the shares are settled based on the individual’s deferral election.

Overview of Pension Benefits

Historically, pension benefits have been paid to the named executive officers under the following plans: (i) The Clorox Company Pension Plan, (ii) the cash balance restoration provision in the NQDC, (iii) the SERP and (iv) in the case of Mr. Knauss, the replacement SERP, which was put in place to compensate for Mr. Knauss’ loss of retirement benefits at his prior employer and is described in further detail below. The following table is an overview of the historic terms and provisions of the pension plans, other than the replacement SERP, which is described in narrative form following the table. Effective July 2011, the Pension Plan, the cash balance restoration provision under the NQDC and the SERP have been frozen, as described in the Retirement Plan section of the CD&A and in the narrative paragraphs below.

OVERVIEW OF PENSION BENEFITS
	Pension Plan	Cash Balance Restoration Provision in Nonqualified Deferred Compensation Plan	SERP
Reason for Plan	Along with our non-qualified plans, provide eligible employees a competitive level of retirement benefits based on pay.	Provide eligible employees with a competitive level of retirement benefits based on pay, by restoring benefits limited by the IRC.	Provide eligible employees with retirement replacement income that is competitive with peers and supports long-term retention of key talent.
Eligibility	Salaried and hourly employees of the Company, including the named executive officers. The Pension Plan was frozen effective July 1, 2011.	Named executive officers and select group of senior employees.
Named executive officers and select group of senior executives. Plan was closed to new participants in April 2007 and frozen on July 29, 2011 with regard to pay and offsets, while still allowing age and service credits.

Retirement Eligibility	Fully vested after three years of service.	Fully vested after three years of service.
Maximum benefit is payable at age 65 with 15 years of service. Participants are eligible for a reduced early retirement benefit at age 55 with 10 years of service. SERP-eligible employees terminating before reaching age 55 with 10 years of service receive no benefits from the SERP.

Pension Formula	Annual credits of three percent of eligible compensation (base salary and annual incentive) and quarterly credits based on an interest factor.	Annual credits of three percent of eligible compensation (base salary and annual incentive) that exceeds the IRC compensation limits.
In combination with other Company retirement plans (cash balance plan, Company contributions to the 401(k) Plan, including the Value Sharing provision, cash balance restoration of NQDC and Value Sharing restoration of NQDC) and Social Security, participants can receive maximum total benefits of approximately 55% of average compensation (defined as the average of the highest consecutive three years of base salary plus the average of the highest three years of EIC Plan awards). The maximum benefit is proportionately reduced for service between 10 and 15 years at a rate of three percent per year.

OVERVIEW OF PENSION BENEFITS
	Pension Plan	Cash Balance Restoration Provision in Nonqualified Deferred Compensation Plan	SERP
Payment Form
A participant whose benefits vested at retirement or other termination of employment may elect a cash distribution or an alternate annuity form. The normal retirement benefit is an annuity payable upon attainment of age 65. A reduced retirement benefit annuity is payable at age 55 with at least ten years of vested service.

A participant whose benefits vested at retirement or other termination of employment may elect a lump sum distribution or annual installments up to ten years that will be paid out based on previously determined criteria.
Paid as a monthly annuity for the life of the participant. Plan also provides a disability and survivor’s benefit. Lump sum option is not available.

The Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits that are equal to the greater of the amount calculated under the Company SERP, described above, or the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Eligible compensation for the replacement SERP is the average of five years of base salary prior to retirement plus the average of five years of EIC Plan awards received by Mr. Knauss prior to his retirement. To the extent needed to obtain five years of consecutive annual compensation, actual annual salary and bonuses paid by The Coca-Cola Company prior to Mr. Knauss’ retirement will be used.

All items in the above overview are included in the Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table.

Changes to the Retirement Plans in 2011. Effective July 1, 2011, the Company froze the Pension Plan and eliminated our profit sharing plan known as Value Sharing and, instead, future Company contributions will be made in the form of (i) a fixed 6% annual employer contribution and (ii) an employer match of up to 4% of eligible pay, each into the Company’s 401(k) Plan. This change was made to provide employees with the greatest opportunity for long-term return on investment and income replacement in retirement. Due to the transition from our prior retirement plans to the new 401(k) Plan, all eligible employees will receive a 401(k) contribution equal to 10% of their eligible earnings for the pay periods from July 2011 through December 2011, regardless of whether employees contribute to the 401(k) Plan during this time. Beginning January 1, 2012, employees will need to contribute at least 4% of pay in order to receive the full 10% Company contribution (6% fixed employer contribution and 4% employer match). The Pension Plan remains fully funded.

Our SERP was closed to new participants effective April 2007, and effective July 29, 2011 was frozen with respect to pay and offsets, while still allowing age and service credits to continue to accrue. The SERP, which was a defined benefit plan, was replaced by a new Executive Retirement Plan, which is a defined contribution plan (please see the Overview of the Nonqualified Deferred Compensation Plans section below for further details on the new ERP).

PENSION BENEFITS TABLE

The following table sets forth each named executive officer’s pension benefits under the Company’s pension plans for fiscal year 2011.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Donald R. Knauss	The Clorox Company Pension Plan	5	$31,024	$—
	Replacement SERP/SERP	5	4,790,829	—
	Cash Balance Restoration	5	279,965	—
Lawrence S. Peiros	The Clorox Company Pension Plan	31	206,854	—
	SERP	31	3,245,476	—
	Cash Balance Restoration	31	348,007	—
Daniel J. Heinrich	The Clorox Company Pension Plan	10	76,808	—
	SERP	10	1,806,665	—
	Cash Balance Restoration	10	192,763	—
Frank A. Tataseo	The Clorox Company Pension Plan	17	145,217	—
	SERP	17	3,034,062	—
	Cash Balance Restoration	17	248,076	—
Laura Stein	The Clorox Company Pension Plan	14	110,086	—
	SERP	14	1,613,806	—
	Cash Balance Restoration	14	127,712	—
Beth Springer	The Clorox Company Pension Plan	21	134,511	—
(departed April 16, 2011)	SERP	21	1,180,480	—
	Cash Balance Restoration	21	152,891	—

(1)	Numbers of years of credited service is rounded to the nearest whole number.

(2)	Present value of the accumulated benefit was calculated using the following assumptions: Mortality Table: RP2000; Discount Rate: 5.30%; age and pay at June 30, 2011.

Overview of the Nonqualified Deferred Compensation Plans

Executive Retirement Plan. The ERP became effective on July 1, 2011 and replaces the SERP which was frozen July 29, 2011. Our executive officers (including each of our named executive officers other than Mr. Knauss) are eligible for participation in the ERP. The ERP provides that the Company will make an annual contribution of 5% of an eligible participant’s base salary plus annual incentive into the plan. For named executive officers who were age 55 or older as of July 1, 2011, Company contributions will be fully vested in the ERP. For named executive officers who had not attained age 55 as of July 1, 2011, Company contributions will vest over a three-year period and will fully vest upon the participant’s attainment of age 62 with 10 years of service (at which time they are considered retirement-eligible under the ERP). An eligible participant can elect for distribution in a lump sum or up to 15 annual installments upon a qualifying payment event.

Our named executive officers who are eligible participants under the SERP (including each of the named executive officers other than Mr. Knauss) will also receive annual “step-down” transition contributions over a five-year period (9% in the first year to 5% in the fifth year). Mr. Knauss is not a participant in the ERP.

Nonqualified Deferred Compensation Plan. In addition to historically providing the cash balance restoration benefits described in the Overview of Pension Benefits section above, the NQDC has historically provided benefits that supplement the Value Sharing provision of the 401(k) Plan and also permits the deferral of compensation. The Value Sharing provision was a Company profit-sharing plan under which, depending on financial performance measurements, the Company contributed 3% – 12% of the participant’s eligible compensation, including annual base salary and annual incentive, to the participant’s 401(k) Plan and if applicable, to his or her NQDC account. Company contributions in amounts up to 7% of named executive officer’s eligible compensation within the IRC compensation limits are tax-qualified and were credited to the participant’s 401(k) account. The portion of eligible compensation up to 7% that exceeded the IRC compensation limits was credited to the NQDC Value Sharing restoration provision of the NQDC. In addition, any amount exceeding 7% of eligible compensation can be payable in cash or deferred under the Value Sharing restoration provision of the NQDC, depending upon the participant’s election. Company contributions under the Value Sharing provision were determined using the Company’s achievement of financial performance based on net customer sales and economic profit, the same metrics used to determine the financial payout for the annual incentive awards.

Effective July 1, 2011, both the cash balance restoration provision and the Value Sharing restoration provision under the NQDC were eliminated and replaced with the 401(k) restoration provision. All future Company retirement contributions will be made in the form of (i) a fixed 6% employer annual contribution and (ii) an employer match up to 4% of pay into the 401(k) Plan, subject to the IRC compensation limits. Contributions on eligible compensation that exceeds the IRC compensation limits will be contributed into a participant’s NQDC account under the 401(k) restoration provision.

Under the NQDC, participants, including each of our named executive officers, may voluntarily defer the receipt of base salary and annual incentive awards up to 50% of base salary and 100% of annual incentive awards. Participants under the NQDC may elect to receive benefits from the NQDC either in a lump sum or up to 10 annual payments upon a qualifying payment event. In fiscal year 2011 and through December 2011, participants have the option of selecting two investment crediting rates under the NQDC – the 30-year Treasury Bond yield and/or an S&P 500 index. Beginning July 2011, participants have the option of selecting from a broader array of investment crediting rates that generally mirror the investment fund options available in the 401(k) Plan. The NQDC uses the same benefit formulas, the same types of compensation to determine benefits and the same vesting requirements as our tax-qualified retirement plans. The responsibility to pay benefits under the NQDC was an unfunded and unsecured obligation of the Company through fiscal year 2011.

The following table provides information regarding the accounts of the named executive officers under the NQDC in fiscal year 2011.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4) (5)
Donald R. Knauss	$69,000	$175,664	$623,174	$2,729,449
Lawrence S. Peiros	157,885	59,713	1,096,404	4,859,068
Daniel J. Heinrich	13,450	43,987	94,758	407,628
Frank A. Tataseo	—	38,706	545,955	2,385,137
Laura Stein	209,060	39,838	124,765	870,912
Beth Springer (departed April 16, 2011)	530,378	36,837	696,949	3,220,198

(1)	For Messrs. Knauss and Peiros, the amount represents base salary and for Mr. Peiros the annual incentive award deferred during fiscal year 2011. Deferred base salary is also reported in the Summary Compensation Table – Salary. For Ms. Stein and Ms. Springer, the amount represents annual incentive award deferred during fiscal year 2011. Deferred annual incentive awards are also reported in the Summary Compensation Table – Non-Equity Incentive Plan Compensation. For Mr. Heinrich, the amount represents the amount exceeding 7% of eligible earnings under the Value Sharing restoration provision of the NQDC Plan. Information regarding the deferral of base salary, annual incentive awards and the Value Sharing restoration provision of the NQDC Plan is described above.

(2)	Represents that portion of the Company contribution of up to 7% of eligible compensation that is in excess of IRC Compensation limits pursuant to the Value Sharing restoration provision of the NQDC plan. These contributions are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption NQDC in footnote (6) to the Summary Compensation Table – All Other Compensation.

(3)	Earnings are based on the investment option of a 30-year Treasury Bond yield or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply, the S&P 500 Index or a combination of both, as elected by the participant. For fiscal year 2011, 30-year Treasury Bond return was 4.22% and the S&P 500 index return was 30.83%.

(4)	Reflects aggregate balances under the Value Sharing restoration provision of the NQDC plan and any deferred base salary and annual incentive awards as of the end of fiscal year 2011.

(5)	The executive and registrant contribution total amounts in the table below are also reported as compensation in the Summary Compensation Table in the years indicated:

Fiscal Year	Donald R. Knauss	Lawrence S. Peiros	Daniel J. Heinrich	Frank A. Tataseo	Laura Stein	Beth Springer
2011	$244,664	$217,598	$57,437	$38,706	$248,898	$567,215
2010	637,002	699,372	41,617	38,151		336,590
2009	791,388	928,824	64,691	59,730		477,265

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination

The named executive officers other than Mr. Knauss were previously covered by evergreen employment agreements that renewed daily to maintain a two-year term absent a notice of non-renewal issued by the Company. In July 2009, the Company issued a notice of non-renewal under those employment agreements. At the end of fiscal year 2010, the named executive officers previously covered by those employment agreements elected to revoke their employment agreements (which would have otherwise terminated in July 2011) in favor of coverage under the new Severance Plan for Clorox Executive Committee Members (the “Severance Plan”) adopted by the Committee. As described below, the new Severance Plan provides for severance benefits that reflect emerging executive compensation market trends and practices, and allows for more flexibility to make changes to the severance benefits in the future based on business needs and future market trends and practices.

Severance Plan for Named Executive Officers Other than Mr. Knauss. Under the terms of the Severance Plan, our named executive officers are eligible to receive benefits in the event their employment is terminated by the Company without cause (other than in connection with a change in control). No benefits are payable under the terms of the Severance Plan if the Company terminates the named executive officer for cause or the named executive officer voluntarily resigns.

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts that he or she has earned over the course of his or her employment prior to the termination event, such as the named executive officer’s balances under the NQDC, vested and accrued retirement benefits and previously vested stock options, except as outlined below under Termination for Cause. For further information about previously earned amounts, see the tables entitled Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table and Nonqualified Deferred Compensation.

Under the Severance Plan, each named executive officer agrees to return and not retain proprietary information received during his or her term of employment and thereafter, all information regarding the Company that he or she receives during the term of his or her employment and also agrees that he or she will not solicit for employment any employee of the Company for two years after his or her termination.

Termination benefits under the Severance Plan for our named executive officers other than Mr. Knauss are as follows:

Involuntary Termination Without Cause. If the Company terminates a named executive officer’s employment without cause, the Severance Plan entitles the named executive officer to receive a severance payment after the termination in the form of a lump sum payment. The severance amount under the Severance Plan was reduced to two times the named executive officer’s current base salary from the previous severance provision in the revoked employment agreements, which provided for severance equal to two times base salary plus two times 75% of his or her average annual EIC awards for the preceding three years. Under the Severance Plan, the named executive officer is also entitled to an amount equal to 75% of his or her actual annual EIC award for the current fiscal year, pro-rated to the date of termination, which is equivalent to the provision from the previous employment agreements.

The Severance Plan provides that the named executive officer is entitled to continued participation in the Company’s medical and dental insurance programs for up to two years following termination on the same terms as active employees. In addition, at the end of this coverage, the named executive officer may be eligible to participate in the Company’s medical and/or dental plans offered to former employees who retire at age 55 or older, provided that they have at least ten years of service, on the same terms as such other former employees. If eligible, this coverage will continue until the named executive officer is age 65. Thereafter, the named executive officer may participate in the Company’s general retiree health plan as it may exist in the future, if otherwise eligible. If the named executive officer will be age 55 or older and have at least ten years of service at the end of, and including, the two-year period following termination, the named executive officer will be deemed age 55 and/or with ten years of service under any pre-65 retiree health plan as well as the SERP.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company.

Termination Due to Retirement. Under the Company’s policy, which is applicable to all employees, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and a pro-rata portion of the EIC Plan award for the fiscal year in which his or her retirement occurs. Based on the provisions of the respective plans, he or she will also be eligible to receive SERP, ERP and other benefits under the Company’s various retirement plans. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, named executive officers who are at least age 55 with ten years of service or who have 20 years of service regardless of age, are eligible to receive retirement-related benefits under the long-term incentive program, as determined in accordance with the terms of the respective award agreements and plan documents.

Termination Due to Death or Disability. Under the Company’s policy, which is applicable to all employees, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to (i) the named executive officer’s salary through the end of the month in which his or her death occurred, (ii) a pro-rata portion of the named executive officer’s target EIC Plan award for the fiscal year of his or her death and (iii) benefits pursuant to the Company’s life insurance plan. Stock options will vest in full and remain exercisable for an additional year following the named executive officer’s death and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of his or her termination and will also be entitled to a pro-rata portion of the target EIC Plan award for the fiscal year of his or her termination. Stock options will vest in full and remain exercisable for an additional year following the named executive officer’s disability and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination for Cause. The Company may terminate a named executive officer’s employment for cause at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of his or her termination, but would not be entitled to any EIC Plan award for the fiscal year in which his or her termination for cause occurs. Termination for cause under the Severance Plan means: (i) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after having been warned in writing; (ii) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) gross negligence in the course of employment; (iv) the failure to obey a lawful direction of the Board or a corporate officer to whom he or she reports, directly or indirectly; and (v) an action that is inconsistent with the Company’s best interests and values. All outstanding stock option grants awarded since September 2005 will be forfeited upon a termination for cause. In addition, any retirement-related benefits a named executive officer would normally receive in respect of performance shares awarded since 2005 will also be forfeited upon a termination for cause.

Voluntary Termination. A named executive officer may resign from his or her employment at any time. Upon the named executive officer’s voluntary resignation, the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any EIC Plan award for the fiscal year of termination.

The Company also maintains a Change in Control Severance Plan for the benefit of each of the named executive officers (other than Mr. Knauss). Please see the Potential Payments upon Change in Control section for further details on the Change in Control Severance Plan.

Mr. Knauss’ Employment Agreement. In May 2010, Mr. Knauss agreed to enter into a new employment agreement with the Company that reflects current emerging market trends and practices, and is generally aligned with the terms of the Severance Plan. The new agreement replaces the employment agreement with Mr. Knauss that became effective on October 2, 2006, when Mr. Knauss began his employment as Chairman and CEO of the Company. Mr. Knauss’ previous employment agreement had a three-year term subject to an automatic one-year extension.

The primary changes to Mr. Knauss’ employment agreement were to:
  Reduce the severance benefit multiple (from three times to two times) and the period of benefit continuation (from three years to two years);

  Eliminate the annual renewal provision in the prior agreement, and permit either the Company or Mr. Knauss to terminate his employment agreement with 180 days advance notice, or as otherwise provided in the agreement; and

  Provide that the selection by the Board of a non-executive to serve as its chairman would not allow Mr. Knauss to resign for “good reason” and receive severance benefits.
Mr. Knauss’ agreement sets forth that his annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the CD&A. Mr. Knauss’ employment agreement also states that Mr. Knauss is eligible to participate in the replacement SERP, which is described in the Overview of Pension Benefits section above, and other compensation, incentive and benefit plans made available to the Company’s named executive officers.

Upon completion of seven years of service, Mr. Knauss will be deemed to be retirement-eligible under all Company welfare benefit, equity and other incentive plans and programs applicable to the Company’s executive officers; provided, however, that such benefits will be offset by any retiree benefits received from his previous employer. Mr. Knauss is eligible to participate in the Company SERP and will be eligible for an early retirement benefit upon completion of seven years of service. Mr. Knauss is also eligible for an additional retirement benefit through a replacement SERP, which is intended to duplicate the rights and benefits to which he would have been entitled under the supplemental executive retirement plan of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be limited to the greater of the amount attributable to the Company SERP or the replacement SERP. For information regarding the Company SERP and the replacement SERP, see Overview of Pension Benefits.

The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for cause are similar to the terms of the Severance Plan for our other named executive officers, which are described above. Mr. Knauss’ termination benefits differ from the other named executive officers in the following ways:

Upon termination by the Company without cause, or by Mr. Knauss for good reason (each as defined in his employment agreement and described in further detail below), and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:
  A lump sum amount equal to two times his current base salary plus two times 75% of the average of his annual EIC Plan awards for the preceding three years (multiple reduced to two times from three times under prior employment agreement);

  A pro-rata portion of the EIC Plan award for the fiscal year in which termination occurs based on actual Company results, paid at the end of the fiscal year (equivalent to prior employment agreement);

  Continuation of medical and dental benefits for the two-year period after termination (reduced from a three-year period). In addition, if Mr. Knauss has completed seven years of service at the time of his termination, he will be entitled to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least ten years of service; and

  If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment and is vested in his Company SERP benefit at the time of his termination, his termination will be deemed to be due to retirement for purposes of the Company’s long-term incentive awards plan. If Mr. Knauss is not vested in the SERP, or does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.
“Good reason” is defined in Mr. Knauss’ employment agreement as the: (i) assignment of duties inconsistent with Mr. Knauss’ position or material diminution of his position, excluding appointment of a non-executive Chairman of the Board; (ii) the Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement; (iii) relocation of Mr. Knauss’ office that increases his commute by more than 50 miles; (iv) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement; or (v) Company’s failure to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the Board to appoint Mr. Knauss to the Board will also constitute good reason. A failure by the stockholders to elect Mr. Knauss to the Board will not constitute good reason.

“Cause” is defined in Mr. Knauss’ employment agreement as: (i) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after having been warned in writing; (ii) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) gross negligence in the course of employment; or (iv) the failure to obey a lawful direction of the Board.

In addition to the original employment agreement, the Company also entered into a change in control agreement with Mr. Knauss on August 25, 2006, which is described below in Potential Payments upon Change in Control.

Potential Payments upon Change in Control

Change in Control Severance Plan for Named Executive Officers other than Mr. Knauss. On December 17, 2010, the Committee approved an Executive Change in Control Severance Plan (the “CIC Plan”) to provide for the payment of severance benefits to certain eligible executives of the Company, including all of the Company’s named executive officers other than the CEO, in the event their employment with the Company terminates involuntarily in connection with a change in control of the Company. The CIC Plan replaces individual change in control agreements previously entered into with certain of the Company’s senior executives, including all of the Company’s named executive officers other than the CEO. The CIC Plan became effective after the expiration of the prior change in control agreements on January 17, 2011.

Under the CIC Plan, executives are eligible for change in control severance benefits, subject to the execution of a waiver and release, in the event that he or she is terminated without cause or for good reason (each as defined under the CIC Plan and further described below) during (i) the two-year period following a change in control or (ii) a period up to one year prior to the change in control in limited circumstances where the executive’s termination is directly related to or in anticipation of a change in control. The severance benefits under the CIC Plan include (a) a lump sum severance payment equal to two times the sum of his or her base salary and average annual bonus the executive received under the EIC Plan for the three years prior to termination, (b) a lump sum amount that would equal the difference between the actuarial equivalent of the benefit the named executive officer would have been entitled to receive if his or her employment had continued until the second anniversary of the date of termination and the actuarial equivalent of the aggregate benefits paid or payable as of the date of termination under the qualified and nonqualified retirement plans, (c) continuation of healthcare benefits for a maximum of two years following a severance-qualifying termination, (d) continued financial planning services for the year of termination, (e) vesting of all outstanding equity awards granted prior to the change in control, and (f) a pro-rata portion of the average annual bonus the executive received under the Company’s EIC Plan for the three years preceding termination. In addition, the CIC Plan provides for a “golden parachute” excise tax cutback such that the excise tax under Sections 280G and 4999 of the Code will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply).

The change in control severance benefits provided under the CIC Plan differ from the prior change in control agreements in several respects, including the reduction of cash severance payable to a covered executive (from three times salary plus average annual bonus to two times salary plus average annual bonus). In addition, the CIC Plan also eliminates a tax gross-up provision contained in the prior change in control agreements that was intended to reimburse an executive for the “golden parachute” excise tax. The CIC Plan places greater restrictions on the ability of an executive to resign in connection with a change in control and still receive severance benefits. In particular, if an executive is reassigned to a different position with a substantially similar level and scope of authority, duties, responsibilities and reporting relationship, then the executive would not be able to resign and receive severance benefits. The period during which the Company provides subsidized medical and dental coverage to covered executives after termination has also been reduced under the CIC Plan from three to a maximum of two years.

The CIC Plan permits the Committee to make changes to the CIC Plan adverse to covered executives with 12 months advance notice. If a change in control of the Company occurs during that 12-month period, then such changes would not become effective. The prior change in control agreements required advance notice for non-renewal of a minimum period of two years and two months before such action was to take effect, unless the executive had agreed to a shorter period.

Participants under the CIC Plan are subject to certain restrictive covenants including confidentiality and non-disparagement provisions and a non-solicitation provision during the term of his or her employment and for two years thereafter.

“Cause” is generally defined as (i) willful and continued failure to substantially perform duties upon written demand, or (ii) willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. A termination for cause requires a vote of 75% of the Board at a meeting after notice to the executive has been given and the executive has had an opportunity to be heard.

“Good Reason” is generally defined as (i) an assignment of duties inconsistent with the executive officer’s position (including offices and reporting requirements), authority, duties or responsibilities (other than reassignments with a substantially similar level and scope of authority, duties, responsibilities and reporting relationship), (ii) any failure to substantially comply with any of the material provisions of compensation plans, programs, agreements or arrangements as in effect immediately prior to the change in control, which material provisions will consist of base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, savings and retirement benefits in the aggregate and welfare benefits (including medical, dental, life, disability and severance benefits) in the aggregate, (iii) relocation of principal place of employment that increases his or her commuting distance by more than 50 miles, (iv) termination of employment by the Company other than as expressly permitted by the CIC Plan or (v) failure of a successor company to assume the CIC Plan.

Change in Control Agreement with Mr. Knauss. Mr. Knauss’ change in control agreement has a three-year term that is subject to automatic one-year extensions unless either the Company or Mr. Knauss gives notice to the other party at least 180 days before such extension becomes effective, reflecting emerging best practice for change in control agreements.

In the event that Mr. Knauss is terminated without cause or resigns for good reason (each as defined in his change in control agreement and further described below) within the three-year period following a change in control, he will be entitled to the following change in control severance benefits, subject to the execution of a general release and waiver:
  Cash compensation equal to three times base salary and three times the average annual EIC Plan awards for the preceding three years, plus 100% of the average annual EIC Plan awards for the preceding three years, pro-rated to the date of termination. This amount will be paid in a lump sum after termination.

  Payment of an amount that would equal the difference between the actuarial equivalent of the benefit Mr. Knauss would have been eligible to receive if his employment had continued until the third anniversary of the date of termination and the actuarial equivalent of his actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount will also be paid in a lump sum after termination.

  Continued participation in health, welfare and insurance benefits until the third anniversary of the date of termination. In addition, for purposes of determining Mr. Knauss’ eligibility for retiree benefits under other Company plans and programs, he will be deemed to have continued employment during such period and to have retired on the last day of such period.

  Financial planning services for the calendar year of termination.

  In addition, any outstanding stock awards granted to Mr. Knauss under the Company’s long-term incentive awards program prior to the change in control will automatically vest upon a qualifying termination following a change in control in accordance with the terms of the award agreements.
“Good reason” is defined in Mr. Knauss’ change in control agreement as (i) a material diminution of position or an assignment of inconsistent duties, (ii) a decrease in or failure to provide compensation and benefits, (iii) a material change in work location, (iv) a termination of Mr. Knauss’ employment by the Company other than as expressly permitted by his agreement, (v) any material failure by the Company to have a successor corporation assume the agreement or (vi) a failure of the Board to nominate Mr. Knauss to the Board at any time. Failure by the stockholders to elect Mr. Knauss to the Board will not constitute good reason.

“Cause” is defined in Mr. Knauss’ change in control agreements as the (i) willful and continued failure to perform duties after receiving a written warning or (ii) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

In the event that any payments made in connection with a change in control would be subject to the “golden parachute” excise tax, Mr. Knauss’ change in control agreement provides for a gross-up payment to make him whole for that tax. The gross-up is an additional payment that would cover (1) the amount of federal excise taxes and (2) the additional income taxes resulting from payment of the gross-up. The Company can reduce the severance payments by up to five percent to avoid the excise tax. If a larger reduction would be required in order to avoid the excise tax, no reduction is made and the Company pays the full excise tax gross-up. This gross-up and the change in control severance-related benefit amounts are reflected in Estimated Potential Payments upon Termination or Change in Control.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during the two-year protection period following a change in control, all stock options granted to him under his employment agreement become fully vested and, in the case of the stock options, will remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the stock options awarded to Mr. Knauss under his employment agreement, such awards will become immediately vested upon the change in control.

Mr. Knauss is subject to the same restrictive covenants as set forth in the CIC Plan, described in detail above.

Estimated Potential Payments upon Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers (excluding Beth Springer who is no longer an employee at the end of fiscal year 2011) upon termination of the named executive officer’s employment under different scenarios. The amounts exclude earned amounts such as vested or accrued benefits, other than benefits vested under the Company’s SERP or replacement SERP. If a named executive officer is eligible for his or her SERP benefit as of the assumed termination date, the respective SERP benefit amount reported under the Retirement column is also included in the scenarios for Involuntary Termination Without Cause and Termination After Change in Control on the Retirement Benefits line.

The amounts shown below are calculated using an assumed termination date effective as of the last business day of fiscal year 2011 (June 30, 2011) and the closing trading price of our Common Stock, upon which certain of the calculations are based, of $67.44 on such date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable, they are based on assumptions outlined in the footnotes below and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees with the exception of disability and life insurance. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for good reason within two years after a change in control. For further details about the post-termination amounts shown in the table below, see the respective discussions above.

TERMINATION TABLES

Name and Benefits	Involuntary Termination Without Cause (or Good Reason for CEO Only)		Termination After Change In Control		Retirement		Disability		Death
Donald R. Knauss
Cash Severance	$6,111,045	(1)	$9,626,120	(2)	$—		$—	(3)	$—	(3)
Stock Options	—		3,266,730	(4)	—		3,266,730	(5)	3,266,730	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	—		5,521,042	(6)	—		8,375,513	(7)	8,375,513	(7)
Retirement Benefits	5,118,273	(8)	9,426,082	(9)	5,118,273	(8)	5,483,509	(10)	2,726,509	(11)
Health and Welfare Benefits	—	(12)	10,996	(13)	—		—		—
Disability/Life Insurance (14)	—		—		—		1,616,418		1,150,000
Financial Planning (15)	16,500		16,500		—		—		—
Excise Tax Gross-Up (16)	—		9,657,166		—		—		—
Total Estimated Value	$11,245,818		$37,524,637		$5,118,273		$18,742,170		$15,518,752
Lawrence S. Peiros
Cash Severance	$2,030,000	(17)	$3,262,440	(18)	$—	(19)	$—	(3)	$—	(3)
Stock Options	1,317,632	(20)	2,131,173	(4)	1,317,632	(20)	1,012,176	(5)	1,012,176	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	1,447,064	(21)	1,724,115	(6)	1,447,064	(21)	2,600,481	(7)	2,600,481	(7)
Retirement Benefits	5,710,201	(22)	6,424,679	(23)	5,710,201	(24)	3,354,732	(10)	2,842,657	(11)
Health and Welfare Benefits	30,384	(12)	36,411	(25)	—		—		—
Disability/Life Insurance (14)	—		—		—		789,732		700,000
Financial Planning (15)	16,500		16,500		—		—		—
Excise Tax Gross-Up (16)	—		—		—		—		—
Total Estimated Value	$10,551,782		$13,595,318		$8,474,898		$7,757,121		$7,155,314
Daniel J. Heinrich
Cash Severance	$1,583,307	(17)	$2,516,016	(18)	$—	(19)	$—	(3)	$—	(3)
Stock Options	831,553	(20)	1,339,995	(4)	831,553	(20)	627,750	(5)	627,750	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	917,532	(21)	1,090,718	(6)	917,532	(21)	1,628,456	(7)	1,628,456	(7)
Retirement Benefits	3,237,863	(22)	4,448,532	(23)	3,237,863	(24)	3,229,065	(10)	1,625,828	(11)
Health and Welfare Benefits	58,224	(12)	64,474	(25)	—		—		—
Disability/Life Insurance (14)	—		—		—		515,294		575,748
Financial Planning (15)	16,500		16,500		—		—		—
Excise Tax Gross-Up (16)	—		—		—		—		—
Total Estimated Value	$6,644,980		$9,476,235		$4,986,949		$6,000,565		$4,457,782

Name and Benefits	Involuntary Termination Without Cause (or Good Reason for CEO Only)		Termination After Change In Control		Retirement		Disability		Death
Frank A. Tataseo
Cash Severance	$1,388,750	(17)	$2,223,070	(18)	$—	(19)	$—	(3)	$—	(3)
Stock Options	805,315	(20)	1,262,921	(4)	805,315	(20)	599,823	(5)	599,823	(5)
Restricted Stock	—		—		—		—		—
Performance Shares	897,139	(21)	1,053,052	(6)	897,139	(21)	1,546,048	(7)	1,546,048	(7)
Retirement Benefits	4,675,021	(22)	4,881,173	(23)	4,675,021	(24)	2,997,393	(10)	2,458,276	(11)
Health and Welfare Benefits	60,000	(12)	65,556	(25)	—		—		—
Disability/Life Insurance (14)	—		—		—		454,678		505,000
Financial Planning (15)	16,500		16,500		—		—		—
Excise Tax Gross-Up (16)	—		—		—		—		—
Total Estimated Value	$7,842,725		$9,502,272		$6,377,475		$5,597,942		$5,109,147
Laura Stein
Cash Severance	$1,314,263	(17)	$1,729,576	(18)	$—	(19)	$—	(3)	$—	(3)
Stock Options			499,955	(4)			499,955	(5)	499,955	(5)
Restricted Stock	—				—
Performance Shares			865,203	(6)			1,281,617	(7)	1,281,617	(7)
Retirement Benefits	—		158,410	(23)	—		1,665,668	(10)	1,300,555	(11)
Health and Welfare Benefits	39,120	(12)	44,699	(25)	—		—		—
Disability/Life Insurance (14)	—		—		—		561,246		520,500
Financial Planning (15)	16,500		16,500		—		—		—
Excise Tax Gross-Up (16)	—		—		—		—		—
Total Estimated Value	$1,369,883		$3,314,344		$—		$4,008,486		$3,602,627

(1)	This amount represents two times Mr. Knauss’ current base salary of $1,150,000, plus two times 75% of his average annual EIC Plan awards for the preceding three years, plus 100% of his current year EIC Plan award target of $1,495,000, pro-rated to the date of termination.

(2)	This amount represents three times Mr. Knauss’ current base salary, plus three times the average EIC Plan awards for the preceding three years, plus the average EIC Plan awards for the preceding three years, pro-rated to the date of termination.

(3)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata EIC Plan award through the date of termination. However, all bonus-eligible employees active as of June 30, 2011 are eligible to receive an annual incentive award, so a pro-rata EIC Plan award would not be applicable since the assumed termination date is June 30, 2011.

(4)	This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 30, 2011 closing Common Stock price of $67.44 and the exercise price for each option.

(5)	This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 30, 2011 closing Common Stock price of $67.44 and the exercise price for each option.

(6)	Performance shares will vest on a pro-rata basis after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 30, 2011 of $67.44.

(7)	This amount represents the value of the accelerated vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2011 of $67.44. Upon a death or disability termination, the entire performance share grant will vest. The actual payout will not be determined until the end of the performance period.

(8)	Mr. Knauss received three years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of an involuntary termination or retirement above what he has already accrued. Mr. Knauss is vested in the replacement SERP. These benefits are described further in the discussions on Mr. Knauss’ Employment Agreement and Overview of Pension Benefits.

(9)	This amount represents the difference between the actuarial equivalent of the benefit Mr. Knauss would have been eligible to receive if his employment had continued until the third anniversary of the date of termination, under the qualified and nonqualified retirement plans and the actuarial equivalent of the Mr. Knauss’ actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Mr. Knauss’ amount also includes the value of the SERP benefit he would receive upon termination, as he is already vested in this benefit.

(10)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability. For Mr. Knauss, this amount includes the present value accrued to date of the replacement SERP benefit under a termination due to disability.

(11)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death. For Mr. Knauss, this amount represents the present value accrued to date of the replacement SERP benefit payable to his beneficiary.

(12)	This amount represents the estimated Company cost of providing continuing medical and dental benefits for the two-year period following termination. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this benefit.

(13)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this portion of the benefit.

(14)	These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same benefit level offered to other salaried employees. The death benefit represents the life insurance coverage elected by the named executive officer, and is also the same program that is offered to other salaried employees.

(15)	This amount represents the cost of providing financial planning for the year of termination.

(16)	This amount represents the gross-up payment to cover the IRC Section 4999 excise tax, if any, owed by Mr. Knauss on any change in control-related severance payments and benefits. This provision is no longer applicable for the named executive officers, except for Mr. Knauss.

(17)	This amount reflects two times the named executive officer’s current base salary. In addition, for Messrs. Peiros, Tataseo, and Heinrich who are retirement-eligible, this amount includes 100% of their current year target EIC Plan award pro-rated to the date of termination. For Ms. Stein, this amount includes 75% of her current year EIC Plan award, pro-rated to the date of termination.

(18)	This amount represents two times the named executive officer’s current base salary, plus two times the average EIC Plan awards for the preceding three years, plus the average EIC Plan awards for the preceding three years, pro-rated to the date of termination.

(19)	Messrs. Peiros, Heinrich, and Tataseo are the only named executive officers who are retirement-eligible and thus are eligible for a pro-rata EIC Plan award upon retirement. However, all bonus-eligible employees active as of June 30, 2011 are eligible to receive an annual incentive award, so a pro-rata EIC Plan award would not be applicable as of this date since the assumed termination date is June 30, 2011.

(20)	Messrs. Peiros, Heinrich, and Tataseo are retirement-eligible and, thus, all unvested stock options held greater than one year will automatically vest upon termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 30, 2011 closing Common Stock price of $67.44 and the exercise price for each option.

(21)	Messrs. Peiros, Heinrich, and Tataseo are retirement-eligible and, thus, are entitled to receive a pro-rata portion of all performance shares held at least one year at the date of termination. This value represents the pro-rata vesting of the eligible shares from the September 2008 and September 2009 grants, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2011 of $67.44. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination under these scenarios.

(22)	For Messrs. Peiros, Heinrich, and Tataseo, this amount is the present value of the SERP benefit each would receive upon termination as they are already vested in this benefit.

(23)	This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the second anniversary of the date of termination or the first day of the month following the named executive officer’s 65th birthday if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Messrs. Peiros, Heinrich, and Tataseo’s amounts also include the value of the SERP benefit each would receive upon termination, as they are already vested in this benefit.

(24)	As described above, for Messrs. Peiros, Heinrich, and Tataseo, this amount represents the value of vested benefits under the Company SERP per the provisions of the plan and would be payable upon retirement.

(25)	This amount represents the estimated Company cost of providing welfare benefits including medical, dental, disability and life insurance, for the two-year period following a qualifying termination after a change in control.

DIRECTOR COMPENSATION

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2011:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Daniel Boggan, Jr.	96,250	117,500	—	213,750
Richard H. Carmona	86,250	117,500	—	203,750
Tully M. Friedman	96,250	117,500	—	213,750
George J. Harad	106,250	117,500	—	223,750
Robert W. Matschullat	86,250	117,500	—	203,750
Gary G. Michael	111,250	117,500	—	228,750
Edward A. Mueller	106,250	117,500	—	223,750
Jan L. Murley	86,250	117,500	—	203,750
Pamela Thomas-Graham	86,250	117,500	—	203,750
Carolyn M. Ticknor	86,250	117,500	—	203,750

(1)	The amount reported in the “Fees Earned or Paid in Cash” column reflects the total annual cash retainer and other cash compensation earned by each director in fiscal year 2011 and includes amounts deferred into cash or deferred stock units and/or amounts issued in Common Stock in lieu of cash at the director’s election. The annual cash retainer is paid to each director in quarterly installments.

(2)	The amount reported reflects the grant-date fair value for financial statement reporting purposes of the annual grant of deferred stock units earned during fiscal year 2011. Awards are granted on an annual basis at the end of each calendar year, and accordingly, the expense accrued for fiscal year 2011 relates to two calendar quarters relating to the award that was granted on December 31, 2010, and two calendar quarters relating to the award that was earned, but will not be granted until December 31, 2011. Refer to Note 16 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended June 30, 2011, for a discussion of the relevant assumptions used in calculating the grant-date fair value under applicable accounting guidance. As of June 30, 2011, the following directors had the indicated aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, which includes deferrals of cash compensation, annual awards of deferred stock units and additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan – 24,566 units; Dr. Carmona – 7,017 units; Mr. Friedman – 34,478 units; Mr. Harad – 17,577 units; Mr. Matschullat – 59,343 units; Mr. Michael – 11,758 units; Mr. Mueller – 13,095 units; Ms. Murley – 14,501 units; Ms. Thomas-Graham – 10,465 units; and Ms. Ticknor – 16,130 units.

(3)	No stock options were granted to directors in fiscal year 2011. The award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. As of June 30, 2011, the following directors had vested options for the indicated aggregate number of shares: Mr. Boggan – 6,000 shares; Mr. Friedman – 8,000 shares; Mr. Harad – 8,000 shares; Mr. Matschullat – 8,000 shares; Ms. Murley – 3,000 shares; Ms. Thomas-Graham – 8,000 shares; and Ms. Ticknor – 8,000 shares.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers earned for board service and service as lead director or a committee chair during fiscal year 2011:

Annual director retainer*	$90,000
Lead director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee	10,000
Finance Committee	10,000
Audit Committee	20,000
Management Development and Compensation Committee	20,000

*	The annual director retainer through September 30, 2010 was $75,000. The annual director retainer was increased to $90,000 effective October 1, 2010.

Directors who serve as a board member, lead director or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year.

In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the Board. No special assignment fees were paid in fiscal year 2011.

Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash or deferred stock units.

Payment in stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock on the date on which the fees are scheduled to be paid.

Elective deferral program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units, the value of which was increased from $110,000 to $120,000 effective October 1, 2010. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year. The deferred stock unit award amount relating to fiscal year 2011 for each non-employee director was $117,500. Directors who serve as non-employee board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the manner described above.

Stock Ownership Guidelines for Directors

The Board believes that the alignment of directors’ interests with those of stockholders is strengthened when board members are also stockholders. The Board therefore requires that each non-employee director, within five years of being first elected, owns Common Stock or deferred stock units having a market value of at least five times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the Board. As of June 30, 2011, each non-employee director was in compliance with the guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Richard H. Carmona, Tully M. Friedman, George J. Harad and Robert W. Matschullat served as members of the Management Development and Compensation Committee during all of 2011. None of the members was an officer or employee of our Company or any of our subsidiaries during 2011 or in any prior fiscal year other than Mr. Matschullat, who served as interim Chief Executive Officer of the Company from March 2006 through October 2006. No executive officer of our Company served on the Board or compensation committee of any other entity that has or had one or more executive officers who served as a member of our Board or Management Development and Compensation Committee during 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require the Company’s directors, certain officers and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from its directors and officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and officers were complied with during fiscal year 2011, except that a Form 4 was filed one day late on behalf of each of Mr. Gary Michael, Ms. Carolyn Ticknor and Ms. Jan Murley to report the annual award of deferred stock units to those individuals. In addition, a late Form 3 was filed on behalf of each of Mr. Grant LaMontagne, Mr. James Foster and Mr. Britanik to amend their original Form 3 filings to include stock options that were not initially reported.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted provisions of Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, we are required to provide our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. This proposal gives our stockholders the opportunity to express their views on the Company’s executive compensation, and is commonly referred to as a “say-on-pay” proposal. This vote is only advisory and will not be binding upon the Company or the Board. However, the Management Development and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and encourages all stockholders to vote their shares on this matter.

The Company’s compensation programs are designed to enable and reinforce its overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives to build stockholder value and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.

The key principle underlying these compensation programs is pay-for-performance. In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

Board of Directors’ Recommendation

The Company is asking its stockholders to support the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the stockholders of The Clorox Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in The Clorox Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The Board recommends a vote FOR the advisory vote on executive compensation.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required to approve this proposal. The people designated in the proxy and voting instruction card will vote your shares FOR approval unless you include instructions to the contrary.

This vote is advisory, and therefore not binding on the Company, the Board or the Management Development and Compensation Committee. However, the Board and the Management Development and Compensation Committee value the opinions of the Company’s stockholders and, to the extent there is any significant vote against the named executive officers’ compensation as disclosed in the proxy statement, we will consider such stockholders’ concerns and the Management Development and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also enables our stockholders to indicate how frequently they want to vote on the compensation of our named executive officers by way of an advisory vote such as Proposal 2 in this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Alternatively, you may abstain from voting.

Board of Directors’ Recommendation

While we continue to monitor developments in this area, after careful consideration of this proposal, the Board determined that an annual advisory vote on named executive officer compensation is the most appropriate alternative for Clorox at this time and recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation.

The Board believes that stockholders should vote on named executive officer compensation every year so that they may provide the Company with their direct input annually. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for Clorox to obtain information on investor sentiment about our executive compensation philosophy, policies and practices. In addition, an annual advisory vote on executive compensation is consistent with the Company’s policy of seeking input from, and engaging in discussions with, its stockholders on corporate governance matters and its executive compensation program. Clorox understands that its stockholders may have different views as to what is the best approach for Clorox, and looks forward to hearing from its stockholders on this proposal. The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that a different frequency is more appropriate.

The Board recommends a vote for the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on executive compensation. The people designated in the proxy and voting instruction card will vote your shares represented by proxy for the option of “ONE YEAR” unless you include instructions to the contrary.

Vote Required

While the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the above recommendation. The option of one, two or three years that receives a majority of all the votes cast by the stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the stockholders. In the event that no option receives a majority of the votes cast, the Company will consider the option that receives the most votes cast to be the option selected by the stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of the Company’s stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by the stockholders.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012. Ernst & Young LLP has been so engaged since February 15, 2003.

Board of Directors’ Recommendation

Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the Board to continue this policy). The Audit Committee and the Board recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

The Board recommends that stockholders vote FOR Proposal 4. The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR ratification unless you include instructions to the contrary. If stockholders fail to ratify the appointment of this firm, the Audit Committee will reconsider the matter.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required to ratify the appointment of Ernst & Young LLP.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available on the Company’s website at www.TheCloroxCompany.com/company/charters.html, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2011, with the Company’s independent registered public accounting firm, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence of the auditor and discussed with the auditors their independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for filing with the SEC.

THE AUDIT COMMITTEE

Edward A. Mueller, Chair
Gary G. Michael
Jan L. Murley
Pamela Thomas-Graham
Carolyn Ticknor

Fees of the Independent Registered Public Accounting Firm

The table below includes fees related to fiscal years 2011 and 2010 of the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2011	2010
Audit Fees (1)	$4,178,000	$3,895,000
Audit-Related Fees (2)	482,000	1,082,000
Tax Fees (3)	425,000	49,000
All Other Fees (4)	—	—
Total	$5,085,000	$5,026,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K for each of the fiscal years ended June 30, 2011 and June 30, 2010, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during those fiscal years.

(2)	Consists of fees for assurance and related services (including audits of one of the Company’s business units and the Company’s employee benefit plans) not included in the Audit Fees listed above.

(3)	Consists of fees for tax compliance, tax advice and tax planning for the fiscal years ended June 30, 2011 and June 30, 2010. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.

(4)	Consists of fees for all other services not included in the three categories set forth above. There were no such services in fiscal years 2011 and 2010.

The Audit Committee has established a policy that requires it to approve all services provided by the Company’s independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

PROPOSAL 5: STOCKHOLDER PROPOSAL

The Board expects the following proposal (Proposal 5 on the proxy card and voting instruction card) to be presented by a stockholder at the Annual Meeting. The name, address and, to our knowledge, the number of voting securities held by the stockholder proponent will be supplied promptly upon receipt of oral or written request.

Stockholder Proposal and Supporting Statement

INDEPENDENT CHAIRMAN

RESOLVED: Pursuant to Section 109 of the Delaware General Corporation Law, the stockholders hereby amend the Bylaws to add the following text where designated:

Add to the end of Article II, Sec. 10:

“Notwithstanding any other provision of these Bylaws, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Bylaw, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no Director who qualifies as independent is elected by the stockholders or if no Director who is independent is willing to serve as Chairman of the Board. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted.”

SUPPORTING STATEMENT

A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the Board. Approximately 43% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction, and support management in taking a long-term view in the development of business strategies. An independently led Board is better able to oversee and give guidance to Corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent Chairman will be a strength to the Corporation when the Board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

OPPOSITION STATEMENT

The Board recommends a vote against this proposal because the Board believes it is in the best interests of the Company and its stockholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and CEO based on the Company’s circumstances. In the past, the Company has had both combined and separated Chairman and CEO positions, allowing, in each case, the Board to consider all eligible directors and not exclude any eligible candidate from consideration. More recently, when the positions have been combined, the Company has appointed a strong and independent lead director. The Board strongly believes that it is better for the Company and its stockholders to preserve this flexibility rather than adopt a rigid standard requiring separate Chairman and CEO positions in all circumstances. The Board believes that a majority of the Company’s stockholders share this view, given that an identical proposal submitted last year by Norges Bank received support from only 26% of the Company’s stockholders.

The Company’s commitment to best practices in corporate governance also makes separating the Chairman and CEO positions unnecessary. Currently, all of our directors other than Mr. Knauss are independent as defined by NYSE rules and the director independence standards set forth in the Company’s Governance Guidelines, which are available on the Company’s website. The Audit, Finance, Management Development and Compensation, and Nominating and Governance Committees of the Board are comprised entirely of independent directors. Our Governance Guidelines also provide for a strong and independent lead director role. The lead director is elected annually by and from the independent board members with clearly delineated and comprehensive duties and must serve a minimum of one year in order to qualify as the lead director. Mr. Gary Michael, retired Chairman of the Board and CEO of Albertson’s, Inc., is our current lead director. In this role, among other responsibilities, he coordinates the activities of the independent directors and serves as a liaison between the Chairman and the independent directors. His duties as lead director, which are also included in the Governance Guidelines, include:
  presiding at the executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors;

  presiding at board of director meetings in the Chairman’s absence;

  approving information sent to the Board by management;

  approving meeting agendas and approving meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

  being available for consultation and direct communication with major stockholders, if requested; and

  evaluating, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the CEO.
Our governance processes, including the Board’s deep involvement in developing and implementing our strategy, active oversight of risk and review of risk assessments, oversight of business results and thorough evaluation of CEO performance and compensation, provide rigorous oversight of the Chairman and CEO positions at such times as they are combined. The stockholders also provide balance in that each year the Board is elected under a majority voting provision in the Bylaws and the stockholders may communicate directly with the lead director or any other director, as described in the “Director Communications” section of this proxy statement. Because of our strong board independence, strong lead director, robust governance processes and stockholder voting and communication mechanisms, adopting a Bylaw that requires separate Chairman and CEO positions is unnecessary. A more flexible policy better serves the interests of the Company and its stockholders.

Board of Directors’ Recommendation

The Board recommends that the stockholders vote AGAINST Proposal 5. The people designated in the proxy and voting instruction card will vote your shares represented by proxy AGAINST this proposal unless you include instructions to the contrary.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the matter is required to approve Proposal 5.

OTHER INFORMATION

Annual Report, Financial Statements and Form 10-K

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations; Consolidated Financial Statements; Management’s Report on Internal Control over Financial Reporting; Report of Independent Registered Public Accounting Firm; Valuation and Qualifying Accounts and Reserves Schedule; and Reconciliation of Economic Profit. The Company’s Form 10-K has been filed with the SEC and posted on the Company’s website and a copy may be obtained, without charge, by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the lead director, to a board committee, to the independent directors as a group or to the Board as a whole, by addressing the communications to the named individual, to the committee, to the independent directors as a group or to the Board as a whole and sending them to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

SOLICITATION OF PROXIES

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in soliciting proxies for the Annual Meeting at an estimated cost of $25,000 plus out-of-pocket expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In the event that a stockholder wishes to have a proposal considered for presentation at the 2012 Annual Meeting and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s Secretary so that it is received no later than June 2, 2012. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to nominate a director or propose other business for consideration at that meeting, notice must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2012 Annual Meeting, the notice must be received by the Secretary on any date beginning on July 19, 2012, and ending on August 18, 2012. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING

The SEC’s “householding” rules permit us to deliver only one Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability of Proxy Materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Clorox Stockholder Direct at 588-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the proxy materials to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the proxy materials and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

ATTENDING THE ANNUAL MEETING

The Annual Meeting of the Company will be held on Wednesday, November 16, 2011, at 9:00 a.m., Pacific time, at the offices of the Company, 1221 Broadway, Oakland, CA 94612-1888. Check-in for the Annual Meeting begins at 8:30 a.m. To attend the Annual Meeting, you must be a stockholder of the Company as of the close of business on the Record Date and provide proof that you owned Clorox Common Stock on the Record Date or hold a legal proxy from a Record Date stockholder. Please see the more detailed information below. Admission will be on a first-come, first-served basis and seating is limited. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy.

If you plan to attend the Annual Meeting this year, please be aware of the following information:
  To be admitted to the Annual Meeting, you must have a current form of government-issued photo identification (such as a driver’s license or passport).

  Because attendance at the Annual Meeting is limited to record date stockholders, you must provide proof of ownership of Clorox Common Stock on the record date.

  If you hold your shares with Clorox’s transfer agent, Computershare Trust Company, N.A., your ownership of Clorox Common Stock as of the record date will be verified through our records prior to admittance to the meeting.

  If you hold your shares with a broker, trustee, bank or nominee, you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Clorox Common Stock for the statement period immediately prior to the record date, a copy of your Notice of Internet Availability of Proxy Materials, a copy of your proxy and voting instruction card, a letter or legal proxy provided by your broker, trust, bank or nominee, or other similar evidence of ownership on the record date.

  If you are not a record date stockholder, you will be admitted to the Annual Meeting only if you have a legal proxy from a record date stockholder.

  Cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company.

  For your protection, briefcases, purses, packages, etc., may be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you.

  Directions to the Annual Meeting are available at: www.thecloroxcompany.com/careers/directions.html.
By Order of the Board of Directors,

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

September 30, 2011

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of the Company’s financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. The MD&A should be read in conjunction with the Consolidated Financial Statements and Supplementary Data included in this Annual Report on Form 10-K. This MD&A includes the following sections:
  Executive Overview

  Results of Operations

  Financial Position and Liquidity

  Contingencies

  Quantitative and Qualitative Disclosures about Market Risk

  New Accounting Pronouncements

  Critical Accounting Policies and Estimates
EXECUTIVE OVERVIEW

The Clorox Company (the Company or Clorox) is a leading manufacturer and marketer of consumer and institutional products with approximately 8,100 employees worldwide as of June 30, 2011, and fiscal year 2011 net sales of $5,231. The Company sells its products primarily through mass merchandisers, grocery stores and other retail outlets. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® natural cleaners and laundry products, Poett® and Mistolín® cleaning products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. The Company manufactures products in more than two dozen countries and markets them in more than 100 countries.

The Company primarily markets its leading brands in midsized categories considered to have attractive economic profit potential. Most of the Company’s products compete with other nationally-advertised brands within each category and with “private label” brands.

Strategic Goals and Initiatives

The Company has developed a strategy to guide it through its 100-year anniversary in 2013. As part of its strategy, the Company has established two main objectives: 1) to maximize economic profit across its categories, sales channels and countries; and 2) to be the best at building big-share brands in economically-attractive midsized categories.

The Company has established financial goals to measure its progress against its strategy. These goals include 3% to 5% annual sales growth before acquisitions and 75 to 100 basis points of annual improvement in earnings before interest and taxes margin. Additionally, the Company has plans to carefully manage the growth of its asset base. If these financial goals are achieved, the Company believes it can realize annual double-digit percentage economic profit growth (See “Economic profit” below) and free cash flow (See “Free cash flow” below) of 10% to 12% of net sales or more.

The Company plans to achieve these financial goals through its leading product portfolio and by leveraging its capabilities in the areas of the consumer, the customer and cost management. From a portfolio perspective, the Company plans to achieve its growth objectives both in and beyond its core categories. The Company is focused on creating value by investing in new and existing categories and products with profitable growth potential, particularly those categories and products aligned with global consumer trends in the areas of health and wellness, sustainability and affordability and appealing to a multicultural marketplace. To accomplish this, the Company is focusing on growing existing brands, expanding into adjacent product categories, entering new sales channels, increasing distribution within existing countries and pursuing new businesses in growing markets where the Company can profitably establish and sustain a competitive advantage.

The Company will continue to leverage and grow its capabilities in demand creation and strengthen consumer loyalty to its brands through its three strategic capabilities: Desire, Decide and Delight.

Desire is about deeply understanding consumers’ needs and creating integrated prepurchase communications that increase consumers’ awareness about how the Company’s brands meet their needs;

Decide is about winning at the store shelf, through superior packaging and execution of product assortment, merchandising, pricing and shelving; and

Delight is about continuing to offer high-quality, consumer-preferred products that exceed expectations, so the consumers will continue to purchase the Company’s products.

The Company will also continue to aggressively focus on consumer value, trade merchandising, pricing, product mix and cost management to enhance its margins and to offset the impact of volatile foreign currencies and commodity costs.

Fiscal Year 2011 Summary

Financial Highlights

The Company reported earnings from continuing operations for the fiscal year ended June 30, 2011, of $287 and diluted net earnings per share from continuing operations of $2.07 based on weighted average diluted shares outstanding of approximately 138 million. Excluding the non-cash goodwill impairment charge of $258, which the Company recorded in the quarter ended December 31, 2010, the Company reported earnings from continuing operations of $545 or $3.93 diluted net earnings per share from continuing operations.1 This compares to earnings from continuing operations for the fiscal year ended June 30, 2010, of $526 and diluted net earnings per share from continuing operations of $3.69 based on weighted average diluted shares outstanding of approximately 142 million. Restructuring and restructuring-related charges were $0.12 per diluted share for the fiscal year ended June 30, 2011 (See “Restructuring and asset impairment costs” below), as compared with $0.08 per diluted share for the fiscal year ended June 30, 2010. The negative impact of Venezuela foreign currency exchange on diluted earnings per share was $0.11 for the fiscal year ended June 30, 2011 (See “Venezuela” below), as compared to $0.23 for the fiscal year ended June 30, 2010.

In fiscal year 2011, the Company continued to face a challenging business and consumer environment. The Company addressed these challenges through pricing, primarily in international markets, product innovation and product improvements that meet consumer demands and delivering value to consumers and cost structure management.

1
The Company’s management uses earnings from continuing operations excluding the non-cash goodwill impairment charge and diluted net earnings per share from continuing operations before non-cash goodwill impairment, both non-GAAP measures, to evaluate business performance. See “Results of Operations” for information as to why the Company believes this non-GAAP information is useful to investors.

Certain key fiscal year 2011 developments are summarized as follows:
  The Company’s fiscal year 2011 sales growth was flat, with the benefit of price increases offset by unfavorable product mix and the impact of customer pick-up allowances (See “Net sales” below). Net sales declines of 3% in the first half of fiscal year 2011 were offset by net sales growth of 3% in the second half of the fiscal year. The Company exceeded its innovation target from new products and packages, delivering 2.8% of incremental net sales.

  Cash provided by continuing operations was $690 or 13% of net sales. Free cash flow was $462 or 9% of net sales, reflecting changes in working capital and higher investments in global information technology systems and research and development facilities, which included $55 of capitalized costs and $29 of expenses (See “Operating Activities” below).

  The Company’s gross margin decreased to 43.5% in fiscal year 2011 from 44.3% in fiscal year 2010, which reflects the impact of higher commodity costs, higher manufacturing and logistics costs and unfavorable product mix, partially offset by strong cost savings and the benefit of price increases (See “Gross profit” below).

  The Company responded to cost pressures by taking pricing actions, which resulted in a gross margin benefit of approximately $65, and aggressively managing costs through initiatives, which generated approximately $110 of cost savings.

  In November 2010, the Company completed the sale of its global auto care businesses (Auto Businesses) and received cash consideration of $755 (See “Discontinued operations” below).

  In the quarter ended December 31, 2010, the Company recorded a non-cash goodwill impairment charge of $258 for the Burt’s Bees reporting unit (See “Goodwill impairment” below).

  Using free cash flow and approximately $520 of the proceeds from the sale of the Auto Businesses the Company repurchased approximately 9.8 million shares of its common stock at a cost of approximately $655.

  The Company also returned $303 of dividends to stockholders and announced an increase in the cash dividend to $2.40 per share from $2.20 per share.

  In fiscal year 2011, $300 of long-term debt became due and was paid. The Company funded the debt repayment through the issuance of commercial paper and the use of operating cash flows.

  Return on invested capital (ROIC) increased to 23.9% in fiscal year 2011 compared to 23.4% in fiscal year 2010 (Refer to Exhibit 99.4).2

  Economic profit was essentially flat, reflecting higher investments in global information technology systems and research and development facilities, which included $55 of capitalized costs and $29 of expenses (See “Economic profit” below and Exhibit 99.3).3

2
The Company’s management uses ROIC, a non-GAAP measure, to evaluate business performance, as it believes the presentation of ROIC provides additional information to investors about the current trends in the business. ROIC is a measure of how effectively the Company allocates capital.

3
The Company’s management uses economic profit, a non-GAAP measure, to evaluate business performance. See “Economic profit” below for information as to why the Company believes this non-GAAP information is useful to investors.

RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2011 to fiscal year 2010, and fiscal year 2010 to fiscal year 2009, using percent changes calculated on a rounded basis, except as noted. The discussion of results of worldwide operations includes certain measures not defined by accounting principles generally accepted in the United States of America (non-GAAP measures), including earnings from continuing operations excluding the non-cash goodwill impairment charge, return on invested capital (ROIC), economic profit, diluted net earnings per share from continuing operations before the non-cash goodwill impairment charge, free cash flow as a percentage of net sales and earnings from continuing operations before income taxes and the non-cash goodwill impairment charge. Management believes these measures provide investors with additional information about the underlying results and trends of the Company. These non-GAAP financial measures may not be the same as similar measures presented by other companies. Information about these non-GAAP measures is set forth in the paragraphs in which they are discussed.

CONSOLIDATED RESULTS

Continuing Operations

Net sales in fiscal year 2011 were flat compared to fiscal year 2010 primarily due to the benefit of price increases offset by unfavorable product mix, the impact of customer pick-up allowances and unfavorable foreign exchange rates, primarily related to Venezuela. Volume was also flat, which reflected increased shipments of Burt’s Bees® natural personal care products, primarily driven by domestic lip balm strength and International market growth; increased shipments of Pine-Sol® cleaner, primarily due to increased merchandising events and distribution gains; and increased shipments of Fresh Step® cat litter, driven by product improvements and increased merchandising events. These increases were offset by lower shipments of Glad® food storage products and Glad® trash bags, primarily due to competitive activity. Category consumption on an all-outlet basis was down approximately 2% for fiscal year 2011; however, the Company increased its all-outlet market share by approximately 0.5%. In addition, strong retailer merchandising in the prior fiscal year, primarily related to Kingsford® charcoal products and Hidden Valley® bottled salad dressings, contributed to the Company’s flat sales.

Net sales in fiscal year 2010 increased 1% compared to fiscal year 2009. Volume increased 3%, primarily due to increased shipments of Clorox Disinfecting Wipes® and other disinfecting products to meet demand associated with the H1N1 flu pandemic, increased shipments of Hidden Valley® salad dressings and Kingsford® charcoal products due to promotional activities and increased shipments of Pine-Sol® cleaner due to increased distribution and promotional activities. Also contributing to the volume growth were increased shipments of Fresh Step® cat litter due to promotional activities and higher shipments of bleach and other disinfecting and fragranced cleaning products in Latin America due to increased demand largely as a result of the H1N1 flu pandemic. These increases were partially offset by lower shipments of Glad® food storage products due to competitive activity, category softness and the Company’s exit from a private label food bags business. Volume outpaced net sales growth primarily due to increased trade-promotion spending (approximately 130 basis points) and other factors, including the negative impact of foreign currencies (approximately 110 basis points), partially offset by pricing (approximately 140 basis points).

Gross profit decreased 2% in fiscal year 2011, from $2,319 to $2,273, and decreased 80 basis points as a percentage of net sales to 43.5%. Gross margin contraction in fiscal year 2011 reflects approximately 170 basis points from higher commodity costs, 60 basis points from higher manufacturing and logistics costs and 60 basis points from unfavorable product mix; these decreases were partially offset by 170 basis points from cost savings and 80 basis points from the benefit of price increases.

Gross profit increased 5% in fiscal year 2010, from $2,204 to $2,319, and increased 160 basis points as a percentage of net sales to 44.3%. Gross margin expansion in fiscal year 2010 reflects approximately 180 basis points from cost savings and 90 basis points from pricing, partially offset by 70 basis points from the impact of manufacturing and logistics costs, unfavorable foreign exchange rates and the impact of unfavorable product mix.

Diluted net earnings per share from continuing operations

The following is a reconciliation of diluted net earnings per share from continuing operations to diluted net earnings per share from continuing operations before the non-cash goodwill impairment charge:

	2011	2010	2009
Net earnings per share from continuing operations	$2.07	$3.69	$3.33
Add: Non-cash goodwill impairment per share	1.86	—	—
Net earnings per share from continuing operations before non-cash goodwill impairment	$3.93	$3.69	$3.33
Percent change from prior fiscal year	6.5%	10.8%	24.3%

The Company’s management uses diluted net earnings per share from continuing operations before non-cash goodwill impairment, a non-GAAP measure, to evaluate business performance and believes that this information provides investors with additional information about the underlying results and trends of the Company. Excluding the non-cash goodwill impairment charge, the Company’s diluted net earnings per share from continuing operations increased $0.24 in fiscal year 2011, primarily driven by cost savings, the benefits of pricing, lower incentive compensation, lower interest expense, a lower tax rate and share repurchases. These increases were partially offset by higher commodity costs, unfavorable product mix and higher manufacturing and logistics costs.

Diluted net earnings per share from continuing operations increased by $0.36 in fiscal year 2010, primarily due to higher earnings from continuing operations. The increase in earnings from continuing operations was primarily due to price increases and the benefits of cost savings, lower interest expense and lower restructuring and restructuring-related charges. These factors were partially offset by the negative impact of inflationary pressure in Latin America, higher employee incentive compensation accruals, higher advertising costs and unfavorable foreign rates.

Economic profit (EP) is a non-GAAP measure used by the Company’s management to evaluate business performance and allocate resources, and is a component in determining management’s short-term incentive compensation and the Company’s contribution to employee profit sharing plans (for a detailed reconciliation of EP to earnings from continuing operations before income taxes of $563, the most comparable GAAP financial measure, refer to Exhibit 99.3). EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. EP is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring-related and asset impairment costs, non-cash goodwill impairment and interest expense; less an amount of tax based on the effective tax rate before the non-cash goodwill impairment charge and less a capital charge. EP decreased 0.5% in fiscal year 2011. EP increased 15.2% during fiscal year 2010, primarily due to higher earnings from continuing operations and lower interest expense.

Free cash flow is a non-GAAP measure used by the Company’s management to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow is calculated as net cash provided by continuing operations less capital expenditures. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.

	2011	2010	2009
Net cash provided by continuing operations	$690	$764	$664
Less: capital expenditures	(228)	(201)	(196)
Free cash flow	$462	$563	$468
Free cash flow as a percentage of net sales	8.8%	10.8%	9.1%

Free cash flow as a percentage of net sales decreased in fiscal year 2011, primarily due to changes in working capital and higher capital expenditures for investments in global information technology systems and research and development facilities.

Free cash flow as a percentage of net sales increased in fiscal year 2010 primarily due to higher earnings from continuing operations and an increase in accrued liabilities, mainly driven by higher employee benefit accruals largely related to an increase in incentive compensation and a change in the timing of salary payments for a substantial number of the Company’s employees from semi-monthly to biweekly pay. These factors were partially offset by a $15 increase in pension plan contributions.

Expenses

				Change		% of Net sales
	2011	2010	2009	2011 to 2010	2010 to 2009	2011	2010	2009
Selling and administrative expenses	$735	$734	$703	—%	4%	14.1%	14.0%	13.6%
Advertising costs	502	494	474	2	4	9.6	9.4	9.2
Research and development costs	115	118	113	(3)	4	2.2	2.3	2.2

Selling and administrative expenses remained flat in fiscal year 2011, as increased investments in global information technology systems and research and development facilities were offset by lower employee incentive compensation costs and cost savings, primarily from the Company’s restructuring activities.

Selling and administrative expenses increased in fiscal year 2010 due to inflationary pressure in Latin America that contributed approximately 3% of the increase, higher employee incentive compensation accruals, investments in information technology systems, unfavorable foreign exchange rates, the international expansion of Burt’s Bees and higher legal costs. These costs were partially offset by cost savings from the Company’s restructuring activities.

Advertising costs increased in fiscal year 2011, as the Company increased its investment behind new products and its established brands, primarily related to Hidden Valley® and K C Masterpiece® dressings and sauces, the Brita® on-the-go water bottle, and International initiatives. These increases were partially offset by decreased investment behind Green Works® natural cleaning products and Glad® trash bags, and cost savings.

Advertising costs increased in fiscal year 2010 as the Company continued to support its established brands, including new initiatives in Latin America and promotional activities behind Clorox 2® stain fighter and color booster, and support of its new products, including Green Works® natural laundry detergent.

Research and development costs decreased in fiscal year 2011, primarily due to lower employee incentive compensation costs and decreased investment behind Green Works® natural cleaning products, partially offset by increased investment behind Burt’s Bees® natural personal care products, Brita® water-filtration products and International initiatives.

Research and development costs increased in fiscal year 2010 primarily due to continued expansion of Green Works® natural cleaning products and the Company’s continued support of product improvements and innovations.

Restructuring and asset impairment costs, goodwill impairment, interest expense, other (income) expense, net, and the effective tax rate on income from continuing operations

	2011	2010	2009
Restructuring and asset impairment costs	$4	$4	$19
Goodwill impairment	258	—	—
Interest expense	123	139	161
Other (income) expense, net	(27)	25	25
Income taxes from continuing operations	276	279	237

Restructuring and asset impairment costs were $4, $4 and $19 in fiscal years 2011, 2010 and 2009, respectively, and were related to the Company’s supply chain and other restructuring activities. The Company’s restructuring plan involves simplifying its supply chain and other activities and includes reducing certain staffing levels, resulting in additional costs, including severance, and certain facilities related costs associated with this activity. The Company may, from time to time, decide to pursue additional restructuring-related initiatives to drive cost savings and efficiencies.

The accrued restructuring liability as of July 1, 2008 was $4. Since July 1, 2008, the Company has incurred total restructuring charges of $22 and made total restructuring payments of $24. The accrued restructuring liability as of June 30, 2011, was $2.

In addition, the Company incurred restructuring-related costs, primarily recorded in cost of products sold and selling and administrative expenses, associated with the Company’s restructuring activities, totaling $23, $13 and $18 in fiscal years 2011, 2010 and 2009, respectively. Total non-cash restructuring-related costs for fiscal years 2011, 2010 and 2009 were $6, $4 and $10, respectively.

The Company anticipates incurring approximately $20 to $30 of restructuring-related charges in fiscal year 2012, of which approximately $7 are expected to be non-cash. The Company anticipates approximately $13 to $20 of restructuring-related charges in selling and administrative expenses in Corporate, and $2 to $3 of cost of product sold charges in the Cleaning reportable segment and $5 to $7 in the Household reportable segment.

Goodwill impairment

During the fiscal 2011 second quarter, the Company identified challenges in increasing sales for the Burt’s Bees business in new international markets in accordance with projections, particularly in the European Union and Asia. Additionally, during the fiscal 2011 second quarter, the Company initiated its process for updating the three-year long-range financial and operating plan for the Burt’s Bees business. In addition to slower than projected growth of international sales and challenges in the timing of certain international expansion plans, the domestic natural personal care category had not recovered in accordance with the Company’s projections. Following the comprehensive reevaluation, the Company recognized an impairment charge during the fiscal 2011 second quarter.

The impairment charge is a result of changes in the assumptions used to determine the fair value of the Burt’s Bees business based on slower than forecasted category growth as well as recent challenges in international expansion plans, which have adversely affected the assumptions for international growth and the estimates of expenses necessary to achieve that growth. The revised assumptions reflect somewhat higher cost levels than previously projected. As a result of this assessment, the Company determined that the book value of the Burt’s Bees reporting unit exceeded its fair value, resulting in a non-cash impairment charge of $258 recognized in the second quarter ended December 31, 2010. The non-cash goodwill impairment charge is based on the Company’s current estimates regarding the future financial performance of the Burt’s Bees business and macroeconomic factors. There was no substantial tax benefit associated with this non-cash charge.

To determine the fair value of the Burt’s Bees reporting unit, which is in the Lifestyle segment, the Company used a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of fair value of the business. Under this approach, the Company estimated the future cash flows of the Burt’s Bees reporting unit and discounted these cash flows at a rate of return that reflects its relative risk.

The Company’s trademarks and definite-lived intangible assets for the Burt’s Bees reporting unit were included in the impairment testing. The impairment testing concluded that these assets were not impaired.

During the fiscal 2011 fourth quarter, the Company completed its annual impairment test of goodwill and indefinite-lived intangible assets and no instances of impairment were identified.

Interest expense decreased $16 in fiscal year 2011, primarily due to a decline in average debt balances.

Interest expense decreased in fiscal year 2010, primarily due to a lower weighted average interest rate paid on commercial paper and a decline in average debt balances.

Other (income) expense, net, of $(27) in fiscal year 2011 included $(13) of low-income housing partnership gains, $(9) of income from transition services related to the Company’s sale of its Auto Businesses, $(8) of equity earnings in unconsolidated affiliates and $(3) of interest income. Partially offsetting this income was $9 from the amortization of intangibles.

Other expense, net, of $25 in fiscal year 2010 included $26 of net foreign exchange transaction and re-measurement losses, primarily related to the Company’s subsidiary in Venezuela, $9 of the amortization of intangibles and $1 of other expenses. Partially offsetting these expenses were $(9) of equity earnings in unconsolidated affiliates and $(3) of interest income.

Other expense, net, of $25 in fiscal year 2009 included $27 of net foreign exchange transaction losses, primarily related to the Company’s subsidiary in Venezuela, $7 of the amortization of intangibles and $3 from the Company’s investments in low-income housing partnerships. Partially offsetting these expenses were $(8) of equity earnings in unconsolidated affiliates and $(4) of interest income.

The effective tax rate on income from continuing operations was 49.0%, 34.7% and 33.5% in fiscal years 2011, 2010 and 2009, respectively. The substantially higher tax rate in fiscal year 2011 resulted from the non-deductible non-cash goodwill impairment charge of $258 related to the Burt’s Bees reporting unit as there was no substantial tax benefit associated with this non-cash charge.

The fiscal year 2010 tax rate was higher than in fiscal year 2009 primarily due to favorable tax settlements in fiscal year 2009.

Discontinued operations

In September 2010, the Company entered into a definitive agreement to sell its Auto Businesses to an affiliate of Avista Capital Partners in an all-cash transaction. In November 2010, the Company completed the sale pursuant to the terms of a Purchase and Sale Agreement (Purchase Agreement) and received cash consideration of $755. The Company also received cash flows of approximately $30 related to net working capital that was retained by the Company as part of the sale. Included in earnings from discontinued operations for fiscal year ended June 30, 2011, is an after-tax gain on the transaction of $247.

Included in the transaction were substantially all of the Company’s Auto Businesses, the majority of which are in the U.S., Australia, Canada and Europe, including the worldwide rights to the market-leading Armor All® and STP® brands. As part of the transaction, the buyer acquired two auto care manufacturing facilities, one in the U.S. and one in the United Kingdom. Employees at these facilities, the Auto Businesses management team and other employees affiliated with the Auto Businesses transferred to the buyer. The results of the Auto Businesses have historically been part of the Company’s Cleaning and International reportable segments. In connection with the discontinued operations presentation in the consolidated financial statements, certain financial statement footnotes have also been updated to reflect the impact of discontinued operations.

As part of the Purchase Agreement, certain transition services are being provided to the buyer for a period of up to eighteen months from the date of sale. The purpose of these services is to provide short-term assistance to the buyer in assuming the operations of the Auto Businesses. These services do not confer to the Company the ability to influence the operating or financial policies of the Auto Businesses under their new ownership. The Company’s cash inflows and outflows from these services have not been nor are expected to be significant during the transition period. Income from these transition services for the fiscal year ended June 30, 2011 was $9 and is being reported in other (income) expense, net, in continuing operations. The costs associated with the services are reflected in continuing operations in the consolidated statements of earnings. Aside from the transition services, the Company has included the financial results of the Auto Businesses in discontinued operations for all periods presented. Assets related to the Auto Businesses are presented as assets held for sale, net, on the accompanying consolidated balance sheet as of June 30, 2010.

The following table presents the net sales and earnings attributable to the Auto Businesses, which includes the financial results up to November 5, 2010, the date of the sale, as of June 30:

	2011	2010	2009
Net sales	$95	$300	$292
Earnings before income taxes	$34	$120	$102
Income tax expense on earnings	(11)	(43)	(37)
Gain on sale, net of tax	247	—	—
Earnings from discontinued operations	$270	$77	$65

The major classes of assets and liabilities of the Auto Businesses reflected as assets held for sale, net, as of June 30, 2010 were as follows:

2010
Receivables, net	$4
Inventories, net	35
Other current assets	1
Property, plant and equipment, net	13
Goodwill	347
Trademarks and other intangible assets, net	12
Accounts payable and other liabilities	(7)
Total	$405

Segment Results From Continuing Operations

The following presents the results of continuing operations from the Company’s reportable segments excluding certain unallocated costs included in Corporate (See Note 21 for a reconciliation of segment results to total Company results):

CLEANING

				Change
	2011	2010	2009	2011 to 2010	2010 to 2009
Net sales	$1,619	$1,624	$1,621	—%	—%
Earnings from continuing operations before income taxes	356	368	345	(3)	7

Fiscal year 2011 versus fiscal year 2010: Net sales were flat, volume increased and earnings from continuing operations before income taxes decreased during fiscal year 2011. Volume growth of 1% was primarily driven by increased shipments of disinfecting products in the Away From Home business. Also contributing to volume growth were increased shipments of several products, including Pine-Sol® cleaner, Clorox® Clean-Up® Cleaner with Bleach, Clorox® disinfecting bathroom cleaners and Clorox® Disinfecting Wipes, primarily behind strong merchandising activities. These increases were partially offset by lower shipments of laundry additives due to category softness; and lower shipments of Tilex® mold and mildew remover, due to competitive activity. Volume outpaced net sales primarily due to the impact of incremental customer pick-up allowances (approximately 60 basis points). The decrease in earnings from continuing operations before income taxes was primarily driven by lower sales, $27 of higher commodity costs, $17 of unfavorable product mix and other smaller items. These decreases were partially offset by $29 of cost savings, due to various manufacturing efficiencies and network consolidations, and $12 of lower advertising and sales promotion activities.

Fiscal year 2010 versus fiscal year 2009: Net sales were flat while volume and earnings from continuing operations before income taxes increased during fiscal year 2010. Volume growth of 4% was primarily due to increased shipments of Clorox Disinfecting Wipes® and other disinfecting products to meet demand associated with the H1N1 flu pandemic. Also contributing to the volume growth were increased shipments of Pine-Sol® cleaner and Clorox® toilet bowl cleaners due to increased distribution and promotional activities. These increases were partially offset by lower shipments of the Green Works® line of natural cleaners due to category softness. Volume outpaced net sales growth primarily due to unfavorable product mix (approximately 220 basis points) and increased trade-promotion spending (approximately 150 basis points). The increase in earnings from continuing operations before income taxes was primarily driven by $34 of cost savings, due to network consolidations and various manufacturing efficiencies, and $16 of favorable commodity costs, primarily resin and chlor-alkali. These increases were partially offset by $24 from the impact of unfavorable product mix.

HOUSEHOLD

				Change
	2011	2010	2009	2011 to 2010	2010 to 2009
Net sales	$1,611	$1,663	$1,726	(3)%	(4)%
Earnings from continuing operations before income taxes	278	290	289	(4)	—

Fiscal year 2011 versus fiscal year 2010: Net sales, volume and earnings from continuing operations before income taxes decreased during fiscal year 2011. Volume decline of 2% was primarily driven by lower shipments of Glad® food-storage products due, primarily, to competitive activity and lower shipments of Kingsford® charcoal products. Also contributing to volume decline was lower shipments of Glad® trash bags primarily due to competitive activity and the impact of price increases. These decreases were partially offset by increased shipments of Fresh Step® cat litter, driven by product improvements and increased merchandising events; and increased shipments of Glad® premium trash bags, primarily due to product improvements. The variance between net sales and volume was primarily due to the impact of incremental customer pick-up allowances (approximately 110 basis points) and unfavorable product mix (approximately 60 basis points), partially offset by the benefits of pricing (approximately 90 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to lower sales and $30 of higher commodity costs, primarily resin, partially offset by $30 of cost savings due to various manufacturing efficiencies and product improvements, and other smaller items.

Fiscal year 2010 versus fiscal year 2009: Earnings from continuing operations before income taxes were flat while net sales and volume decreased during fiscal year 2010. Volume decline of 1% was primarily driven by lower shipments of Glad® food-storage products primarily due to competitive activity, category softness and the Company’s exit from a private label food bags business, partially offset by increased shipments of Kingsford® charcoal products and Fresh Step® cat litter, due to increased promotional activities. The variance between volume and net sales was primarily due to price declines on Glad® trash bags implemented in the previous fiscal year (approximately 230 basis points) and increased trade-promotion spending in response to competitive activity (approximately 150 basis points). The flat earnings from continuing operations before income taxes reflects $38 of cost savings, primarily associated with the Company’s diversification of its supplier base and various manufacturing efficiencies, partially offset by a $26 impact of price declines on Glad® trash bags implemented in the previous fiscal year and other items.

LIFESTYLE

				Change
	2011	2010	2009	2011 to 2010	2010 to 2009
Net sales	$883	$864	$813	2%	6%
(Losses) earnings from continuing operations before income taxes	(1)	303	270	(100)	12
Non-cash goodwill impairment	258	—	—	*	—
Earnings from continuing operations before income taxes and non-cash
goodwill impairment charge	$257	$303	$270	(15)%	12%

*	The percentage change is not included because there was no non-cash goodwill impairment charge in fiscal year 2010.

The Company’s management uses earnings from continuing operations before income taxes and the non-cash goodwill impairment charge, a non-GAAP measure, to evaluate business performance and believes that this information provides investors with additional information about the underlying results and trends of this segment.

Fiscal year 2011 versus fiscal year 2010: Net sales and volume increased while earnings from continuing operations decreased during fiscal year 2011. Volume growth of 3% was primarily driven by increased shipments of Burt’s Bees® natural personal care products, due to domestic lip balm strength and International market growth. Also contributing to the growth in volume was increased shipments of Hidden Valley® salad dressings and increased shipments of the new Brita® on-the-go water bottle. These increases were partially offset by lower shipments of K C Masterpiece® barbeque sauces. Volume outpaced net sales growth primarily due to higher trade-promotion spending (approximately 30 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to the non-cash goodwill impairment charge of $258 for the Burt’s Bees business. The decrease in earnings from continuing operations before income taxes and the non-cash goodwill impairment charge was primarily due to $21 of higher advertising costs in support of product innovation; $7 of higher commodity costs, primarily soybean oil and garlic; $7 of higher selling and administrative expenses; and $6 of higher manufacturing and logistics costs. These factors were partially offset by higher sales and $9 of cost savings, due to various manufacturing efficiencies, and other smaller items.

Fiscal year 2010 versus fiscal year 2009: Volume, net sales and earnings from continuing operations before income taxes increased during fiscal year 2010. Volume growth of 9% was primarily driven by increased shipments of Hidden Valley® salad dressings due to promotional activities, Brita® pour-through water-filtration products due to merchandising and Burt’s Bees® natural personal care products due to international expansion. Volume growth outpaced net sales growth primarily due to increased trade-promotion spending (approximately 140 basis points) and product mix (approximately 140 basis points). The increase in earnings from continuing operations before income taxes was primarily due to higher sales, $14 of favorable commodity costs, primarily soybean oil, $8 of cost savings and other items, partially offset by $11 of higher advertising costs.

INTERNATIONAL

				Change
	2011	2010	2009	2011 to 2010	2010 to 2009
Net sales	$1,118	$1,083	$998	3%	9%
Earnings from continuing operations before income taxes	147	144	121	2	19

Fiscal year 2011 versus fiscal year 2010: Net sales and earnings from continuing operations before income taxes increased while volume was flat during fiscal year 2011. Net sales growth outpaced volume growth primarily due to the benefit of price increases (approximately 650 basis points), partially offset by the impact of unfavorable foreign exchange rates (approximately 150 basis points) and unfavorable product mix (approximately 110 basis points). The increase in earnings from continuing operations before income taxes was primarily due to $71 from the benefit of price increases, primarily due to inflation in Latin America;

$17 from the benefit of cost savings; and $15 from favorable foreign currency exchange. These increases were partially offset by $28 of unfavorable manufacturing and logistics costs, primarily due to inflation in Latin America; $25 of higher selling and administration costs, primarily associated with investments in information technology systems; $22 of higher commodity costs behind inflationary pressures in Latin America and other smaller items.

Fiscal year 2010 versus fiscal year 2009: Net sales, volume and earnings from continuing operations before income taxes increased during fiscal year 2010. Volume growth of 3% was primarily driven by increased shipments of bleach and other disinfecting and fragranced cleaning products in Latin America due to increased demand largely as a result of the H1N1 flu pandemic. Net sales growth outpaced volume growth primarily due to the impact of price increases (approximately 1,040 basis points), partially offset by the impact of unfavorable foreign exchange rates (approximately 200 basis points). The increase in earnings from continuing operations before income taxes was primarily due to $113 from the impact of price increases and $21 of cost savings, which include more efficient sourcing of raw materials and the consolidation of certain manufacturing facilities. This was partially offset by $53 of foreign currency exchange losses in Venezuela consisting of $19 of translation losses, $24 of transaction losses resulting from converting local currency to U.S. dollars using the parallel market currency exchange rate for inventory purchases, and $10 of re-measurement losses. Also contributing to the offset was $16 of higher advertising costs, primarily to support new initiatives in Latin America, $13 of higher selling and administrative expenses, primarily due to inflationary pressures in Latin America and other items.

Venezuela

Prior to December 31, 2009, the Company translated its Venezuelan subsidiary’s financial statements using Venezuela’s official currency exchange rate, which had been fixed by the Venezuelan government at 2.15 bolivar fuertes (VEFs) to the U.S. dollar. Effective December 31, 2009, the Company began translating its Venezuelan subsidiary’s financial statements using the parallel market currency exchange rate (exchange rates negotiated with local financial intermediaries), the rate at which the Company expected to be able to remit dividends or return capital. The rate used at December 31, 2009, was 5.87 VEFs to the U.S. dollar. On a pre-tax basis, this change in the rate used for converting these currencies resulted in a one time re-measurement loss of $12 during the Company’s fiscal quarter ended December 31, 2009, which related primarily to U.S. dollar denominated inventory purchases.

Effective January 1, 2010, the financial statements for the Company’s Venezuelan subsidiary have been consolidated under the rules governing the translation of financial information in a highly inflationary economy. Under U.S. GAAP, an economy is considered highly inflationary if the cumulative inflation rate for a three-year period meets or exceeds 100 percent. If a subsidiary is considered to be in a highly inflationary economy, the financial statements of the subsidiary must be re-measured into the Company’s reporting currency (U.S. dollar) and future exchange gains and losses from the re-measurement of non-U.S. dollar monetary assets and liabilities are reflected in current net earnings, rather than exclusively in the equity section of the balance sheet, until such time as the economy is no longer considered highly inflationary. Nonmonetary assets and liabilities, such as inventory, property, plant and equipment and prepaid expenses, are recorded in U.S. dollars at the historical rates at the time of acquisition of such assets or liabilities.

In May 2010, the Venezuela government suspended the functioning of the parallel currency exchange market and in June 2010, the Venezuela Central Bank established an alternative currency exchange market. This alternative market includes volume restrictions on the amount of U.S. dollars which may be converted each month. In June 2010, the Company began utilizing the exchange rate at which the Company was purchasing U.S. dollars through the alternative market, which was 5.3 VEFs to the U.S. dollar at that time, as the translation rate for the Company’s Venezuelan subsidiary’s financial statements.

For fiscal years 2011 and 2010, Venezuela’s net sales and total assets represented approximately 2% and 1% of the total Company’s net sales and total assets, respectively.

CORPORATE

				Change
	2011	2010	2009	2011 to 2010	2010 to 2009
Losses from continuing operations before income taxes	$(217)	$(300)	$(316)	(28)%	(5)%

Fiscal year 2011 versus fiscal year 2010: The decrease in losses from continuing operations before income taxes was primarily due to lower employee benefit and incentive compensation costs; lower interest expense, primarily due to a decline in average debt balances; low-income housing partnership gains; cost savings associated with the Company’s restructuring initiatives; and income from transition services related to the sale of the Auto Businesses.

Fiscal year 2010 versus fiscal year 2009: The decrease in losses from continuing operations before income taxes was primarily due to a decrease in restructuring costs, cost savings associated with the Company’s restructuring initiatives, and lower interest expense primarily due to a decrease in average interest rate paid on commercial paper borrowings and a decline in average debt balances. These decreases were partially offset by higher employee incentive compensation costs.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the Company’s financial position and liquidity describes its consolidated operating, investing and financing activities, contractual obligations and off balance sheet arrangements.

The following table summarizes cash activities:

	2011	2010	2009
Net cash provided by continuing operations	$690	$764	$664
Net cash provided by (used for) investing activities from continuing operations	544	(229)	(196)
Net cash used for financing activities	(1,078)	(706)	(540)

The Company’s cash position includes amounts held by foreign subsidiaries, and as a result the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balances is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other (income) expense, net. The Company’s cash holdings as of the end of fiscal years 2011 and 2010 were as follows:

	2011	2010	2009
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$98	$42	$74
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	15	13	52
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	26	7	13
U.S. dollar balances held by U.S. dollar functional currency subsidiaries	120	25	67
Total	$259	$87	$206

The Company’s total cash balance increased $172 as of June 30, 2011, as compared to June 30, 2010. The increase was primarily attributable to the expiration of a U.S. federal tax law in June 2011 that provided tax relief for U.S. companies to borrow from their foreign subsidiaries on a short-term basis, borrowings which the Company used to pay down commercial paper balances in fiscal year 2010. As of June 30, 2010, the Company had short-term intercompany borrowings, with an initial maturity of 60 days, from its foreign subsidiaries of $155, pursuant to the provisions of this tax relief.

Operating Activities

Net cash provided by continuing operations decreased to $690 in fiscal year 2011 from $764 in fiscal year 2010. The year-over-year decrease was primarily driven by higher fiscal year 2010 incentive compensation payments paid in fiscal year 2011, as compared to fiscal year 2009 incentive compensation payments paid in 2010, and other working capital changes.

As of June 30, 2011 and 2010, total current liabilities exceeded total current assets (excluding assets held for sale) by $86 and $561, respectively, which was primarily attributable to the Company’s focus on maintaining receivable, inventory and payable balances at levels consistent with the Company’s business plan and $300 of long-term debt classified in current liabilities at June 30, 2010 which became due and was paid in fiscal year 2011.

Investing Activities

In fiscal year 2011, investing activities included $747 of proceeds from the sale of the Auto Businesses, net of transaction costs. Capital expenditures were $228, $201 and $196, respectively, in fiscal years 2011, 2010 and 2009. Capital spending as a percentage of net sales was 4.4% for fiscal year 2011, and 3.8% for both fiscal year 2010 and 2009. The Company estimates capital spending during fiscal year 2012 will be in the range of $240 to $250. The increase in fiscal year 2011 capital spending, and anticipated increase in fiscal year 2012, are primarily associated with the Company’s investments in global information technology systems and investments in research and development facilities.

In January 2010, the Company acquired the assets of Caltech Industries, Inc., a company that provides disinfectants for the health care industry, for an aggregate price of $24, with the objective of expanding the Company’s capabilities in the areas of health and wellness. In connection with the purchase, the Company acquired Caltech Industries’ workforce. The Company paid for the acquisition in cash.

Net assets acquired, at fair value, included $2 of inventory and $4 of other assets, $9 of goodwill, $6 of trademarks, $2 of customer list, $2 of product formulae and $1 of other liabilities. The trademarks, customer list and product formulae are amortized over a period of 3, 15 and 10 years, respectively. Goodwill represents a substantial portion of the acquisition price.

Financing Activities

Capital Resources and Liquidity

Credit Arrangements

At June 30, 2011, the Company had a $1.1 billion revolving credit agreement with an expiration date of April 2013. There were no borrowings under this revolving credit arrangement, which the Company believes is available and will continue to be available for general corporate purposes and to support commercial paper issuances. The revolving credit agreement includes certain restrictive covenants. The primary restrictive covenant is a maximum ratio of total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) for the trailing 4 quarters (EBITDA ratio), as defined in the Company’s revolving credit agreement, of 3.25 times. EBITDA, as defined, may not be comparable to similarly titled measures used by other entities.

The following table sets forth the calculation of the EBITDA ratio, as contractually defined, at June 30:

	2011	2010	2009
Net earnings	$557	$603	$537
Add back:
Interest expense	123	139	161
Income tax expense	366	322	274
Depreciation and amortization	173	185	190
Goodwill impairment charge	258	—	—
Certain asset impairment charges	—	—	3
Deduct:
Interest income	(3)	(3)	(4)
Gain on sale	(326)	—	—
EBITDA	$1,148	$1,246	$1,161
Total debt	$2,584	$2,795	$3,149
EBITDA ratio	2.25	2.24	2.71

The Company is in compliance with all restrictive covenants and limitations as of June 30, 2011. The Company anticipates being in compliance with all restrictive covenants for the foreseeable future. The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit facility, but currently expects that any drawing on the facility will be fully funded.

The Company had $31 of foreign and other credit lines at June 30, 2011, of which $23 was available for borrowing.

Based on the Company’s working capital requirements, the current borrowing availability under its credit agreements, its credit ratings, and its anticipated ability to generate positive cash flows from operations in the future, the Company believes it will have the funds necessary to meet its financing requirements and other fixed obligations as they become due. Should the Company undertake transactions requiring funds in excess of its current cash levels and available credit lines, it might consider the issuance of debt or other securities to finance acquisitions, repurchase shares, refinance debt or fund other activities for general business purposes. The Company’s access to or cost of such additional funds could be adversely affected by any decrease in credit ratings, which were the following as of June 30:

	2011		2010
	Short-term	Long-term	Short-term	Long-term
Standard & Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baa1	P-2	Baa2

Share Repurchases and Dividend Payments

The Company has three share repurchase programs: two open-market purchase programs and a program to offset the impact of share dilution related to share-based awards (the Evergreen Program). In May 2008, the Company’s Board of Directors approved an open-market purchase program with a total authorization of $750, of which $229 remains available as of June 30, 2011. In May 2011, the Board of Directors approved a second open-market purchase program with a total authorization of $750, all of which remains available as of June 30, 2011. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Total share repurchases in fiscal years 2011 and 2010 were $655 (approximately 9.8 million shares) and $150 (approximately $2.4 million shares), respectively. Share repurchases under the open-market purchase program were $521 (approximately 7.7 million shares) for fiscal year 2011. The Company did not repurchase any shares in fiscal years 2010 and 2009 under the open-market purchase program. Share repurchases under the Evergreen Program were $134 (approximately 2.1 million shares) and $150 (approximately 2.4 million shares) in fiscal years 2011 and 2010, respectively. The Company did not repurchase any shares in fiscal year 2009 under the Evergreen Program.

During fiscal years 2011, 2010 and 2009, the Company declared dividends per share of $2.25, $2.05 and $1.88, respectively. During fiscal years 2011, 2010 and 2009, the Company paid dividends per share of $2.20, $2.00 and $1.84, respectively.

The following is a summary of the Company’s gross share repurchases and cash dividends paid during the last three fiscal years:

	2011	2010	2009
Total share repurchases	$655	$150	$—
Cash dividends paid	303	282	258

Contractual Obligations

The Company had contractual obligations at June 30, 2011, payable or maturing in the following fiscal years:

	2012	2013	2014	2015	2016	Thereafter	Total
Long-term debt maturities including interest payments
(See Note 10)	$110	$948	$63	$638	$329	$436	$2,524
Notes and loans payable (See Note 10)	459	—	—	—	—	—	459
Purchase obligations (1)	266	62	48	31	19	30	456
Operating leases (See Note 17)	33	31	28	26	24	112	254
ITS Agreement (service agreement only) (2)	35	34	9	—	—	—	78
Contributions to non-qualified supplemental
post retirement plans (3)	14	13	13	13	15	88	156
Venture Agreement terminal obligation
(See Note 12)	—	—	—	—	—	277	277
Total	$917	$1,088	$161	$708	$387	$943	$4,204

(1)
Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. Any amounts reflected in the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.

(2)	In October 2006, the Company entered into an Information Technology Services (ITS) agreement with Hewlett-Packard (HP), a third-party service provider. Upon the terms and subject to the conditions set forth in the ITS Agreement, HP is providing certain information technology and related services. The services began in March 2007 and will continue through October 2013. The total minimum contractual obligations at June 30, 2011, are $82, of which $4 are included in operating leases. The minimum contractual obligations are based on an annual service fee that is adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

(3)	Represents expected payments through 2020. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s consolidated balance sheets differ from these expected future payments (See Note 20).

At June 30, 2011, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $97. In the twelve months succeeding June 30, 2011, audit resolutions could potentially reduce total unrecognized tax benefits by up to $11, primarily as a result of cash settlement payments. Since the ultimate amount and timing of further cash settlements cannot be predicted due to the high degree of uncertainty, liabilities for uncertain tax positions are excluded from the contractual obligation table (See Note 19).

Off Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) for which terms vary in duration and potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it anticipate making, any payments relating to its indemnifications, and believes that any potential payments would not have a material effect on its financial position, results of operations or cash flows, either individually or in the aggregate.

At June 30, 2011, the Company is a party to letters of credit of $16, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2011.

CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $15 and $16 at June 30, 2011 and 2010, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2011 and 2010. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Based on the Company’s analysis of these claims and litigation, it is the opinion of management that the ultimate disposition of these matters, including the environmental matter described above, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk. In the normal course of business, where available at a reasonable cost, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Sensitivity Analysis

For fiscal year 2011, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, commodity prices or interest rates. The results of the sensitivity analyses for foreign currency derivative contracts, commodity derivative contracts and interest rate contracts are summarized below. Actual changes in foreign exchange rates, commodity prices or interest rates may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether or not, for accounting purposes, the derivative is designated and qualified as a hedge. In the event the Company has contracts not designated as hedges for accounting purposes, the Company recognizes the changes in the fair value of these contracts in other (income) expense, net.

Foreign Currency Derivative Contracts

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign-currency forward contracts. At June 30, 2011, the Company’s foreign-currency transactional exposures pertaining to derivative contracts exist with the Canadian and Australian dollars. Based on a hypothetical decrease or increase of 10% in the value of the U.S. dollar against the Canadian and Australian dollars at June 30, 2011, the estimated fair value of the Company’s foreign currency derivative contracts would decrease or increase by $4, respectively, with the corresponding impact included in accumulated other comprehensive net losses.

Commodity Derivative Contracts

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. These commodities include, among others, resin, diesel, solvent, soybean oil, corrugate and chlor-alkali. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts, where available at a reasonable cost. Based on a hypothetical decrease or increase of 10% in commodity prices at June 30, 2011, the estimated fair value of the Company’s existing derivative contracts would decrease or increase by $5, respectively, with the corresponding impact included in accumulated other comprehensive net gains or other (income) expense, net, as appropriate.

Interest Rate Contracts

The Company is exposed to interest rate volatility with regard to existing and anticipated future issuances of debt. Primary exposures include movements in U.S. commercial paper rates and the 10-Year U.S. Treasury rate. The Company periodically used interest rate swaps and forward interest rate contracts to reduce interest rate volatility during fiscal years 2011, 2010 and 2009. Weighted average interest rates for commercial paper have been less than 1 percent during fiscal year 2011. Assuming average variable rate debt levels during the fiscal year, a 100 basis point increase in interest rates would increase interest expense from commercial paper by approximately $4 in fiscal year 2011. Assuming average variable rate debt levels during the fiscal year, a decrease in interest rates to zero percent would decrease interest expense from commercial paper by approximately $1. Based on a hypothetical decrease or increase of 100 basis points on the underlying U.S. 10 Year Treasury rate at June 30, 2011, the estimated fair value of the Company’s existing interest rate derivative contracts would decrease or increase by $25, respectively, with the corresponding impact included in accumulated other comprehensive net gains.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Issued Pronouncements

On June 16, 2011, the Financial Accounting Standards Board (FASB) issued new requirements on the presentation of comprehensive income. Companies will be required to present the components of net income and other comprehensive income either in one continuous statement, referred to as the Statement of Comprehensive Income, or in two separate, consecutive statements. Presentation requirements also eliminate the current option to report other comprehensive income and its components in the Statement of Stockholders’ Equity. The components recognized in net income or other comprehensive income under current accounting guidance will not change. The presentation requirements are required to be adopted by the Company in the third quarter of fiscal year 2012.

On May 12, 2011, the FASB issued new requirements to achieve common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Accounting Standards. The new requirements change the application of certain fair value measurement principles and enhance the disclosure requirements for fair value measurements. These new requirements are required to be adopted by the Company in the third quarter of fiscal year 2012 and applied prospectively. The Company does not expect the adoption of the new measurement principals to have a material impact on its consolidated financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas, among others, requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates, or assumptions that are used. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make its most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to share-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for trade-promotions and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers. Programs include shelf-price reductions, advantageous end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade-promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s trade spending accrual estimates at June 30, 2011, were to differ by 10%, the impact on net sales would be approximately $8.

Valuation of Intangible Assets and Property, Plant and Equipment

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets for impairment annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.

With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. The Company’s reporting units for goodwill impairment testing purposes are its domestic Strategic Business Units (SBUs), Burt’s Bees, and, in the International reporting segment, its operations in the individual countries, except in a limited number of areas, such as the Caribbean region, where the reporting unit is the region. These reporting units are the smallest components of the Company’s business for which discrete financial information is available that is reviewed by the managers of the operating segments.

To determine the fair value of a reporting unit, the Company uses a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s three year long-range plan, which is presented to the Board and gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF include, but are not limited to, future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

No instances of impairment were identified during the fiscal year 2011 annual review. The fair value of each of the Company’s reporting units was significantly in excess of the book carrying value. Changes in the assumptions included in the discounted cash flow analysis could materially impact the fair value estimates. No instances of impairment were identified during the annual impairment reviews performed in fiscal years 2010 and 2009.

During the fiscal 2011 second quarter, the Company identified challenges in increasing sales for the Burt’s Bees business in new international markets in accordance with projections, particularly in the European Union and Asia. Additionally, during the fiscal 2011 second quarter, the Company initiated its process for updating the three-year long-range financial and operating plan for the Burt’s Bees business. In addition to slower than projected growth of international sales and challenges in the timing of certain international expansion plans, the domestic natural personal care category had not recovered in accordance with the Company’s projections. Following the comprehensive reevaluation, and as more fully discussed in the Notes to Consolidated Financial Statements, Note 8 Goodwill, Trademarks and Other Intangible Assets, the Company recognized a $258 non-cash impairment charge in the fiscal 2011 second quarter. The Company is monitoring any events, circumstances, or changes in the Burt’s Bees business that might imply a reduction in its estimated fair value and lead to an impairment of goodwill.

For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. An impairment charge is recorded for the difference between the carrying amount and the fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and other intangible assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results. There were no instances of impairment identified during fiscal years 2011, 2010 and 2009.

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews of idle and underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a DCF model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company has various individual and group compensation and retirement income programs, including an incentive compensation program, a profit sharing element of The Clorox Company 401(k) plan (the “401(k) plan”) and share-based compensation programs.

Incentive Compensation and Profit Sharing Programs

Through June 30, 2011, contributions to The Clorox Company 401(k) Plan and payments to managerial staff for the annual incentive compensation program are subject to the Company achieving certain fiscal year performance targets. The 401(k) plan has two components: a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. As of June 30, 2011, the Company’s contributions to the profit sharing component above 3% of eligible employee earnings were discretionary and were based on the Company achieving certain financial targets. Effective July 1, 2011, The Clorox Company 401(k) Plan, was amended to enhance the matching provisions and also to provide for a fixed and non-discretionary annual contribution in place of the profit sharing component. The Company’s payouts under the annual incentive compensation program are also based on achieving certain financial targets. The Company has accrued for the profit sharing cash contribution and annual incentive compensation program costs quarterly based on estimated annual results versus targets established by the Company’s Board of Directors and has adjusted to actual results at the end of the fiscal year. As of June 30, 2011, the Company accrued $17 for the profit sharing cash contribution and anticipates making the payment to the 401(k) plan in the first quarter of fiscal year 2012. As of June 30, 2011 and 2010, the Company accrued $26 and $44, respectively, related to the annual incentive compensation program.

Share-Based Compensation

The Company grants various nonqualified stock-based compensation awards, including stock options, performance units and restricted stock. The share-based compensation expense and related income tax benefit recognized in the consolidated statement of earnings in fiscal year 2011 were $32 and $12, respectively. As of June 30, 2011, there was $25 of unrecognized compensation costs related to nonvested stock options, restricted stock, and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of two years.

The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping and the estimated forfeiture rate is adjusted to reflect actual forfeitures upon vesting of such grouping. The adjustment of the forfeiture rate will result in a cumulative catchup adjustment in the period the forfeiture estimate is changed. During fiscal year 2011, adjustments totaled less than $1.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2011 would have increased by $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2011 would have increased by less than $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance unit grants generally vest after three years. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted quarterly based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is adjusted to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, employee compensation rates, demographic assumptions to determine the probability and timing of benefit payments, and the long-term rate of return on plan assets. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. Actual results could differ from expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2011, the Company used a long-term rate of return on plan assets assumption of 8.25% and a beginning of year discount rate assumption of 5.3%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, at June 30, 2011, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $47, and potentially increase fiscal year 2012 pension expense by $3. A 100 basis point decrease in the long-term rate of return on plan assets would increase future pension expense in fiscal year 2012 by $4. In fiscal year 2012, the long-term rate of return is assumed to be 7.75% for the domestic plan assets. This change is a result of the generally decreased capital market outlook. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 20 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, statutory carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed below, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed below. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as updated from time to time in the Company’s Securities and Exchange Commission (SEC) filings. These factors include, but are not limited to the Company’s costs, including volatility and increases in commodity costs such as resin, diesel, chloralkali, sodium hypochlorite, high-strength bleach, agricultural commodities and other raw materials; increases in energy costs; the ability of the Company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the Company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the Company’s joint venture regarding the Company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the Company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the Company’s information systems, including potential disruptions, costs and the ability of the Company to implement adequate information systems in order to support the current business and to support the Company’s potential growth; the ability of the Company to develop commercially successful products that delight the consumer; consumer and customer reaction to price changes; actions by competitors; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the Company’s, suppliers’ or customers’ operations; changes in the Company’s tax rate; unfavorable worldwide, regional or local general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the Company’s customers, suppliers and service providers; foreign currency exchange rate fluctuations and other risks of international operations; unfavorable political conditions in the countries where we do business and other operational risks in such countries; the impact of the volatility of the debt and equity markets on the Company’s cost of borrowing, cost of capital and access to funds, including commercial paper and the Company’s credit facility; risks relating to changes in the Company’s capital structure, including risks related to the Company’s ability to implement share repurchase plans and the impact thereof on the Company’s capital structure and earnings per share; the impact of any unanticipated restructuring or asset-impairment charges and the ability of the Company to successfully implement restructuring plans; risks arising from declines in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, higher capital spending, interest cost increases greater than management’s expectations, interest rate fluctuations, increases in debt or changes in credit ratings, or otherwise; the costs and availability of shipping and transport services; the Company’s ability to maintain its business reputation and the reputation of its brands; and business disruptions, costs and future events related to the unsolicited conditional proposal made by Icahn Enterprises L.P and the pending proxy contest.

The Company’s forward-looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

In this Report, unless the context requires otherwise, the terms “the Company” and “Clorox” refer to The Clorox Company and its subsidiaries.

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30 Dollars in millions, except per share amounts	2011	2010	2009
Net sales	$5,231	$5,234	$5,158
Cost of products sold	2,958	2,915	2,954
Gross profit	2,273	2,319	2,204

Selling and administrative expenses	735	734	703
Advertising costs	502	494	474
Research and development costs	115	118	113
Restructuring and asset impairment costs	4	4	19
Goodwill impairment	258	—	—
Interest expense	123	139	161
Other (income) expense, net	(27)	25	25
Earnings from continuing operations before income taxes	563	805	709
Income taxes on continuing operations	276	279	237
Earnings from continuing operations	287	526	472
Discontinued operations:
Earnings from Auto businesses, net of tax	23	77	65
Gain on sale of Auto businesses, net of tax	247	—	—
Earnings from discontinued operations	270	77	65
Net earnings	$557	$603	$537

Earnings per share
Basic
Continuing operations	$2.09	$3.73	$3.36
Discontinued operations	1.97	0.55	0.46
Basic net earnings per share	$4.06	$4.28	$3.82

Diluted
Continuing operations	$2.07	$3.69	$3.33
Discontinued operations	1.95	0.55	0.46
Diluted net earnings per share	$4.02	$4.24	$3.79

Weighted average shares outstanding (in thousands)
Basic	136,699	140,272	139,015
Diluted	138,101	141,534	140,169

See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30 Dollars in millions, except share amounts	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$259	$87
Receivables, net	525	540
Inventories, net	382	332
Assets held for sale, net	—	405
Other current assets	113	125
Total current assets	1,279	1,489
Property, plant and equipment, net	1,039	966
Goodwill	1,070	1,303
Trademarks, net	550	550
Other intangible assets, net	83	96
Other assets	142	144
Total assets	$4,163	$4,548

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Notes and loans payable	$459	$371
Current maturities of long-term debt	—	300
Accounts payable	423	409
Accrued liabilities	442	491
Income taxes payable	41	74
Total current liabilities	1,365	1,645
Long-term debt	2,125	2,124
Other liabilities	619	677
Deferred income taxes	140	19
Total liabilities	4,249	4,465

Commitments and contingencies

Stockholders’ (deficit) equity
Preferred stock: $0.001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at
June 30, 2011 and 2010; and 131,066,864 and 138,764,511 shares outstanding at June 30, 2011
and 2010, respectively	159	159
Additional paid-in capital	632	617
Retained earnings	1,143	920
Treasury shares, at cost: 27,674,597 and 19,976,950 shares at June 30, 2011 and 2010, respectively	(1,770)	(1,242)
Accumulated other comprehensive net losses	(250)	(371)
Stockholders’ (deficit) equity	(86)	83

Total liabilities and stockholders’ (deficit) equity	$4,163	$4,548

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY
The Clorox Company

									Accumulated Other
	Preferred Stock		Common Stock		Additional		Treasury Shares		Comprehensive		Total
Dollars in millions, except share amounts	Shares (000)	Amount	Shares (000)	Amount	Paid-in Capital	Retained Earnings	Shares (000)	Amount	Net (Losses) Gains	Total	Comprehensive Income
Balance at June 30, 2008	—	$—	158,741	$159	$534	$386	(20,703)	$(1,270)	$(179)	$(370)
Comprehensive income
Net earnings						537				537	$537
Translation adjustments,
net of tax of $5									(78)	(78)	(78)
Change in valuation of derivatives,
net of tax of $24									(39)	(39)	(39)
Pension and postretirement benefit
adjustments, net of tax of $31									(51)	(51)	(51)
Total comprehensive income											$369
Accrued dividends						(264)				(264)
Employee stock plans					40	(17)	1,120	64		87
Other					5	(2)				3
Balance at June 30, 2009	—	—	158,741	159	579	640	(19,583)	(1,206)	(347)	(175)
Comprehensive income
Net earnings						603				603	$603
Translation adjustments,
net of tax of $1									9	9	9
Change in valuation of derivatives,
net of tax of $4									10	10	10
Pension and postretirement benefit
adjustments, net of tax of $26									(43)	(43)	(43)
Total comprehensive income											$579
Accrued dividends						(290)				(290)
Employee stock plans					38	(26)	1,980	114		126
Treasury stock purchased							(2,374)	(150)		(150)
Other						(7)				(7)
Balance at June 30, 2010	—	—	158,741	159	617	920	(19,977)	(1,242)	(371)	83
Comprehensive income
Net earnings						557				557	$557
Currency translation adjustments,
net of tax of $12									54	54	54
Change in valuation of derivatives,
net of tax of $3									5	5	5
Pension and postretirement benefit
adjustments, net of tax of $39									64	64	64
Accrued dividends						(306)				(306)
Employee stock plans and other					15	(28)	2,078	127	(2)	112	(2)
Total comprehensive income											$678
Treasury stock purchased							(9,776)	(655)		(655)
Balance at June 30, 2011	—	$—	158,741	$159	$632	$1,143	(27,675)	$(1,770)	$(250)	$(86)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30 Dollars in millions	2011	2010	2009
Operating activities:
Net earnings	$557	$603	$537
Deduct: Earnings from discontinued operations	270	77	65
Earnings from continuing operations	287	526	472
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	173	183	188
Share-based compensation	32	60	58
Deferred income taxes	73	24	(1)
Asset impairment costs	2	—	3
Goodwill impairment costs	258	—	—
Other	10	(15)	5
Changes in:
Receivables, net	(33)	(21)	(10)
Inventories, net	(37)	6	(5)
Other current assets	21	(9)	(8)
Accounts payable and accrued liabilities	(52)	30	(39)
Income taxes payable	(44)	(20)	1
Net cash provided by continuing operations	690	764	664
Net cash provided by discontinued operations	8	55	74
Net cash provided by operations	698	819	738
Investing activities:
Capital expenditures	(228)	(201)	(196)
Proceeds from sale of businesses, net of transaction costs	747	—	—
Businesses acquired, net of cash acquired	—	(19)	—
Other	25	(9)	—
Net cash provided by (used for) investing activities from continuing operations	544	(229)	(196)
Net cash used for investing activities by discontinued operations	—	(2)	(1)
Net cash provided by (used for) investing activities	544	(231)	(197)
Financing activities:
Notes and loans payable, net	87	(52)	(334)
Long-term debt borrowings, net of issuance costs	—	296	11
Long-term debt repayments	(300)	(598)	—
Treasury stock purchased	(655)	(150)	—
Cash dividends paid	(303)	(282)	(258)
Issuance of common stock for employee stock plans and other	93	80	41
Net cash used for financing activities	(1,078)	(706)	(540)
Effect of exchange rate changes on cash and cash equivalents	8	(1)	(9)
Net increase (decrease) in cash and cash equivalents	172	(119)	(8)
Cash and cash equivalents:
Beginning of year	87	206	214
End of year	$259	$87	$206
Supplemental cash flow information:
Interest paid	$131	$149	$161
Income taxes paid, net of refunds	295	301	275
Non-cash financing activities:
Dividends declared and accrued, but not paid	80	78	70

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass merchandisers, grocery stores and other retail outlets. The consolidated financial statements include the statements of the Company and its majority-owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgment include assumptions pertaining to accruals for consumer and trade-promotion programs, share-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

New Accounting Pronouncements

Recently Issued Pronouncements

On June 16, 2011, the Financial Accounting Standards Board (FASB) issued new requirements on the presentation of comprehensive income. Companies will be required to present the components of net income and other comprehensive income either in one continuous statement, referred to as the Statement of Comprehensive Income, or in two separate, consecutive statements. Presentation requirements also eliminate the current option to report other comprehensive income and its components in the Statement of Stockholders’ Equity. The components recognized in net income or other comprehensive income under current accounting guidance will not change. The presentation requirements are required to be adopted by the Company in the third quarter of fiscal year 2012.

On May 12, 2011, the FASB issued new requirements to achieve common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Accounting Standards. The new requirements change the application of certain fair value measurement principles and enhance the disclosure requirements for fair value measurements. These new requirements are required to be adopted by the Company in the third quarter of fiscal year 2012 and applied prospectively. The Company does not expect the adoption of the new measurement principals to have a material impact on its consolidated financial statements.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries, and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balances is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are reported on the foreign subsidiaries books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other (income) expense, net. The Company’s cash holdings as of the end of fiscal years 2011 and 2010 were as follows:

	2011	2010
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	$98	$42
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	15	13
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	26	7
U.S. dollar balances held by U.S. dollar functional currency subsidiaries	120	25
Total	$259	$87

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification.

Expected Useful Lives
Land improvements	10 - 30 years
Buildings	10 - 40 years
Machinery and equipment	3 - 15 years
Computer equipment	3 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review is based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model, or by reference to estimated selling values of assets in similar condition.

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired. With respect to goodwill, impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. An impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, impairment occurs when the carrying amount of an asset is greater than its estimated fair value. A charge is recorded for the difference between the carrying amount and the estimated fair value. The Company’s estimates of fair value are based primarily on a discounted cash flow approach that requires significant management judgment with respect to future sales volumes, revenue and expense growth rates, changes in working capital, foreign-exchange rates, currency devaluation, inflation, and a perpetuity growth rate.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-Based Compensation

The Company records compensation expense associated with stock options and other forms of equity compensation based on their fair values on the dates they are granted. The expense is recorded by amortizing the fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for the options exercised (excess tax benefit) are primarily classified as financing cash flows. For the fiscal years ended June 30, 2011, 2010 and 2009, $9, $10, and $6, respectively, of excess tax benefits were generated from share-based payment arrangements, and were recognized as financing cash flows.

Employee Benefits

The Company accounts for its retirement income and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase, and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their service lives on a relatively “smooth” basis, and, therefore, the statement of earnings effects of retirement income and retirement health care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. This method employs an asset smoothing approach. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

Environmental Costs

The Company is involved in certain environmental remediation and on-going compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to the uncertainty and timing of future payments.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restructuring Liabilities

Liabilities for costs associated with exit or disposal activities are recognized and measured initially at estimated fair value in the period in which the liability is incurred. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the Company is recognized at estimated fair value when the Company ceases using the right conveyed by the contract. The Company records employee termination liabilities once they are both probable and estimable for severance provided under the Company’s existing severance policy. Employee termination liabilities outside of the Company’s existing severance policy are recognized at the time the group of employees is notified, unless the group will be retained to render service beyond a minimum retention period, in which case the liability is recognized ratably over the future service period.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable, and collection is reasonably assured. Sales are recorded net of allowances for returns, trade-promotions, coupons and other discounts. The Company routinely commits to one-time or on-going trade-promotion programs with customers, and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, advantageous end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities at the end of each period for the estimated expenses incurred, but unpaid for these programs. Trade-promotion and coupon costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and a periodic review of its accounts receivable. Receivables were presented net of an allowance for doubtful accounts of $5 and $6 at June 30, 2011 and 2010, respectively. The Company’s provision for doubtful accounts was less than $1 for both fiscal year 2011 and 2010 and $3 in fiscal year 2009.

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, depreciation, amortization and direct and indirect labor and operating costs for the Company’s manufacturing facilities including salary, benefit costs and incentive compensation.

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films and labeling. Expenses for fiscal years ended June 30, 2011, 2010 and 2009 were $11, $8, and $7, respectively, of which $10, $7 and $7 were classified as cost of products sold, with the remainder classified as selling and administrative expenses.

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Translation

Other than Venezuela, which operates in a highly inflationary economy, local currencies are the functional currencies for substantially all of the Company’s other foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other (income) expense, net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Income and expenses are translated at the average monthly exchange rates during the year. Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries and joint ventures for which earnings are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Venezuela

Prior to December 31, 2009, the Company translated its Venezuelan subsidiary’s financial statements using Venezuela’s official currency exchange rate, which had been fixed by the Venezuelan government at 2.15 bolivar fuertes (VEFs) to the U.S. dollar. Effective December 31, 2009, the Company began translating its Venezuelan subsidiary’s financial statements using the parallel market currency exchange rate (exchange rates negotiated with local financial intermediaries), the rate at which the Company expected to be able to remit dividends or return capital. The rate used at December 31, 2009, was 5.87 VEFs to the U.S. dollar. On a pre-tax basis, this change in the rate used for converting these currencies resulted in a one time re-measurement loss of $12 during the Company’s fiscal quarter ended December 31, 2009, which related primarily to U.S. dollar denominated inventory purchases.

Effective January 1, 2010, the financial statements for the Company’s Venezuelan subsidiary have been consolidated under the rules governing the translation of financial information in a highly inflationary economy. Under U.S. GAAP, an economy is considered highly inflationary if the cumulative inflation rate for a three-year period meets or exceeds 100 percent. If a subsidiary is considered to be in a highly inflationary economy, the financial statements of the subsidiary must be re-measured into the Company’s reporting currency (U.S. dollar) and future exchange gains and losses from the re-measurement of non-U.S. dollar monetary assets and liabilities are reflected in current net earnings, rather than exclusively in the equity section of the balance sheet, until such time as the economy is no longer considered highly inflationary. Nonmonetary assets and liabilities, such as inventory, property, plant and equipment and prepaid expenses are recorded in U.S. dollars at the historical rates at the time of acquisition of such assets or liabilities.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2010, the Venezuela government suspended the functioning of the parallel currency exchange market and in June 2010, the Venezuela Central Bank established an alternative currency exchange market. This alternative market includes volume restrictions on the amount of U.S. dollars which may be converted each month. In June 2010, the Company began utilizing the exchange rate at which the Company was purchasing U.S. dollars through the alternative market, which was 5.3 VEFs to the U.S. dollar at that time, as the translation rate for the Company’s Venezuelan subsidiary’s financial statements.

For fiscal years 2011 and 2010, Venezuela’s net sales and total assets represented approximately 2% and 1% of the total Company’s net sales and total assets, respectively.

Derivative Instruments

The Company’s use of derivative instruments, principally swaps, futures, and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in interest rates, foreign currencies and commodity prices. The Company’s contracts are hedges for transactions with notional balances and periods consistent with the related exposures and do not constitute investments independent of these exposures.

Most commodity derivative contracts, interest rate forwards and foreign-exchange contracts are designated as cash flow hedges of certain raw material, forecasted interest payments and finished goods inventory purchase obligations based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) if the designation of the hedge is to an underlying exposure and (b) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income, depending on whether, for accounting purposes, the derivative is designated and qualified as a hedge. The Company dedesignates the hedge relationships whenever it determines that the hedge relationships are no longer highly effective or that the forecasted transaction is no longer probable. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive income for dedesignated hedges remains in accumulated other comprehensive income until the forecasted transaction is recognized in earnings, or is recognized in earnings immediately if the forecasted transaction is no longer probable. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value of these contracts in other (income) expense, net. Cash flows from hedging activities are classified as operating activities in the consolidated statements of cash flows.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. DISCONTINUED OPERATIONS

In September 2010, the Company entered into a definitive agreement to sell its global auto care businesses (Auto Businesses) to an affiliate of Avista Capital Partners in an all-cash transaction. In November 2010, the Company completed the sale pursuant to the terms of a Purchase and Sale Agreement (Purchase Agreement) and received cash consideration of $755. The Company also received cash flows of approximately $30 related to net working capital that was retained by the Company as part of the sale. Included in earnings from discontinued operations for fiscal year ended June 30, 2011, is an after-tax gain on the transaction of $247.

Included in the transaction were substantially all of the Company’s Auto Businesses, the majority of which are in the U.S., Australia, Canada and Europe, including the worldwide rights to the market-leading Armor All® and STP® brands. As part of the transaction, the buyer acquired two auto care manufacturing facilities, one in the U.S. and one in the United Kingdom. Employees at these facilities, the Auto Businesses management team and other employees affiliated with the Auto Businesses transferred to the buyer. The results of the Auto Businesses have historically been part of the Company’s Cleaning and International reportable segments.

NOTE 2. DISCONTINUED OPERATIONS (Continued)

As part of the Purchase Agreement, certain transition services are being provided to the buyer for a period of up to eighteen months from the date of sale. The purpose of these services is to provide short-term assistance to the buyer in assuming the operations of the Auto Businesses. These services do not confer to the Company the ability to influence the operating or financial policies of the Auto Businesses under their new ownership. The Company’s cash inflows and outflows from these services have not been nor are expected to be significant during the transition period. Income from these transition services for the fiscal year ended June 30, 2011 was $9 and is being reported in other (income) expense, net, in continuing operations. The costs associated with the services are reflected in continuing operations in the consolidated statements of earnings. Aside from the transition services, the Company has included the financial results of the Auto Businesses in discontinued operations for all periods presented. Assets related to the Auto Businesses are presented as assets held for sale, net, on the accompanying consolidated balance sheet as of June 30, 2010. In connection with the discontinued operations presentation, certain financial statement footnotes have also been updated to reflect the impact of discontinued operations.

The following table presents the net sales and earnings attributable to the Auto Businesses, which includes the financial results up to November 5, 2010, the date of the sale, as of June 30:

	2011	2010	2009
Net Sales	$95	$300	$292
Earnings before income taxes	$34	$120	$102
Income tax expense on earnings	(11)	(43)	(37)
Gain on sale, net of tax	247	—	—
Earnings from discontinued operations	$270	$77	$65

The major classes of assets and liabilities of the Auto Businesses reflected as assets held for sale, net, as of June 30, 2010 were as follows:

2010
Receivables, net	$4
Inventories, net	35
Other current assets	1
Property, plant and equipment, net	13
Goodwill	347
Trademarks and other intangible assets, net	12
Accounts payable and other liabilities	(7)
Total	$405

NOTE 3. BUSINESSES ACQUIRED

In January 2010, the Company acquired the assets of Caltech Industries, Inc., a company that provides disinfectants for the health care industry, for an aggregate price of $24, with the objective of expanding the Company’s capabilities in the areas of health and wellness. In connection with the purchase, the Company acquired Caltech Industries’ workforce. The Company paid for the acquisition in cash.

Net assets acquired, at fair value, included $2 of inventory and $4 of other assets, $9 of goodwill, $6 of trademarks, $2 of customer list, $2 of product formulae and $1 of other liabilities. The trademarks, customer list and product formulae are amortized over a period of 3, 15 and 10 years, respectively. Goodwill represents a substantial portion of the acquisition price.

Operating results of the acquired business are included in the consolidated net earnings of the Cleaning reportable segment from the acquisition date. Pro forma results of the Company, assuming the acquisition had occurred at the beginning of each period presented, would not be materially different from the results reported.

NOTE 4. RESTRUCTURING AND ASSET IMPAIRMENT

The Company’s restructuring plan involves simplifying its supply chain and other activities and includes reducing certain staffing levels, resulting in additional costs, including severance, and certain facilities related costs associated with this activity. The Company may, from time to time, decide to pursue additional restructuring-related initiatives to drive cost savings and efficiencies.

The following table summarizes the restructuring costs associated with the Company’s restructuring activities by reportable segment, with unallocated amounts set forth in Corporate, for fiscal years ended June 30:

	2011	2010	2009
Cleaning	$1	$2	$2
Household	—	2	—
International	1	—	2
Corporate	—	—	12
Total Company	$2	$4	$16

Total restructuring costs associated with the restructuring plan since inception were $7 for the Cleaning segment, $2 for the Household segment, $5 for the International segment and $14 for Corporate at June 30, 2011.

The accrued restructuring liability as of July 1, 2008 was $4. Since July 1, 2008, the Company has incurred total restructuring charges of $22 and made total restructuring payments of $24. The accrued restructuring liability as of June 30, 2011, was $2.

Asset impairment costs were $2 in Corporate, in fiscal year 2011 and $3 in the Household reportable segment for fiscal year 2009. The Company incurred no asset impairment costs for fiscal year 2010.

NOTE 5. INVENTORIES, NET

Inventories, net at June 30 were comprised of the following:

	2011	2010
Finished Goods	$315	$274
Raw materials and packaging	104	92
Work in process	3	4
LIFO allowances	(29)	(28)
Allowances for obsolescence	(11)	(10)
Total	$382	$332

The last-in, first-out (LIFO) method was used to value approximately 37% and 39% of inventories at June 30, 2011 and 2010, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was $1, $3 and $1 for the fiscal years ended June 30, 2011, 2010 and 2009, respectively.

During fiscal years 2011, 2010 and 2009, the Company’s inventory obsolescence expense was $15, $11 and $12, respectively.

NOTE 6. OTHER CURRENT ASSETS

Other current assets at June 30 were comprised of the following:

	2011	2010
Deferred tax assets	$68	$73
Prepaid expenses	36	40
Other	9	12
Total	$113	$125

NOTE 7. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net, at June 30 were as follows:

	2011	2010
Machinery and equipment	$1,540	$1,474
Buildings	615	569
Capitalized software costs	360	302
Construction in progress	130	165
Land and improvements	137	126
Computer equipment	92	92
	2,874	2,728
Less: Accumulated depreciation and amortization	(1,835)	(1,762)
Total	$1,039	$966

Depreciation and amortization expense related to property, plant and equipment was $153, $163 and $171 in fiscal years 2011, 2010 and 2009, respectively.

NOTE 8. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

During the fiscal 2011 second quarter, the Company identified challenges in increasing sales for the Burt’s Bees business in new international markets in accordance with projections, particularly in the European Union and Asia. Additionally, during the fiscal 2011 second quarter, the Company initiated its process for updating the three-year long-range financial and operating plan for the Burt’s Bees business. In addition to slower than projected growth of international sales and challenges in the timing of certain international expansion plans, the domestic natural personal care category had not recovered in accordance with the Company’s projections. Following the comprehensive reevaluation, the Company recognized an impairment charge during the fiscal 2011 second quarter.

The impairment charge is a result of changes in the assumptions used to determine the fair value of the Burt’s Bees business based on slower than forecasted category growth as well as recent challenges in international expansion plans, which have adversely affected the assumptions for international growth and the estimates of expenses necessary to achieve that growth. The revised assumptions reflect somewhat higher cost levels than previously projected. As a result of this assessment, the Company determined that the book value of the Burt’s Bees reporting unit exceeded its fair value, resulting in a non-cash impairment charge of $258 recognized in the quarter ended December 31, 2010. The non-cash goodwill impairment charge is based on the Company’s current estimates regarding the future financial performance of the Burt’s Bees business and macroeconomic factors. There was no substantial tax benefit associated with this non-cash charge.

To determine the fair value of the Burt’s Bees reporting unit, which is in the Lifestyle reportable segment, the Company used a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of the business. Under this approach, the Company estimated the future cash flows of the Burt’s Bees reporting unit and discounted these cash flows at a rate of return that reflects its relative risk.

The Company’s trademarks and definite-lived intangible assets for the Burt’s Bees reporting unit were included in the impairment testing. The impairment testing concluded that these assets were not impaired.

During the fiscal 2011 fourth quarter, the Company completed its annual impairment test of goodwill and indefinite-lived intangible assets and no instances of impairment were identified.

NOTE 8. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS (Continued)

Changes in the carrying amount of goodwill, trademarks and other intangible assets for the fiscal years ended June 30, 2011 and 2010, were as follows:

	Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2009	$266	$623	$85	$310	$1,284
Acquisitions	9	—	—	—	9
Translation adjustments and other	—	—	—	10	10
Balance June 30, 2010	275	623	85	320	1,303
Non-cash goodwill impairment	—	(258)	—	—	(258)
Translation adjustments and other	—	—	—	25	25
Balance June 30, 2011	$275	$365	$85	$345	$1,070

	Trademarks			Other intangible assets subject to amortization
	Subject to amortization	Not subject to amortization	Total	Technology and Product formulae	Other	Total
Balance June 30, 2009	$14	$531	$545	$53	$52	$105
Acquisitions	6	—	6	—	4	4
Amortization	(2)	—	(2)	(9)	(5)	(14)
Transfers	5	(5)	—	(7)	7	—
Translation adjustments and other	1	—	1	—	1	1
Balance June 30, 2010	24	526	550	37	59	96
Amortization	(3)	—	(3)	(9)	(5)	(14)
Translation adjustments and other	2	1	3	3	(2)	1
Balance June 30, 2011	$23	$527	$550	$31	$52	$83

Intangible assets subject to amortization were net of total accumulated amortization of $243 and $221 at June 30, 2011 and 2010, respectively, of which $15 and $11, respectively, related to trademarks. Total accumulated amortization included $129 and $95 at June 30, 2011 and 2010, respectively, related to intangible assets subject to amortization that were fully amortized, of which $5 and $4, respectively, related to trademarks. Estimated amortization expense for these intangible assets is $16, $15, $14, $11 and $6 for fiscal years 2012, 2013, 2014, 2015 and 2016.

NOTE 9. ACCRUED LIABILITIES

Accrued liabilities at June 30 consisted of the following:

	2011	2010
Compensation and employee benefit costs	$120	$149
Trade and sales promotion	88	109
Dividends	80	78
Interest	32	40
Other	122	115
Total	$442	$491

NOTE 10. DEBT

In fiscal years 2011 and 2010, $300 and $598, respectively, of long-term debt became due and was paid. The Company funded the debt repayments through the issuance of commercial paper and the use of operating cash flows.

In November 2009, the Company issued $300 of long-term debt in senior notes. The notes carry an annual fixed interest rate of 3.55% payable semi-annually in May and November. The notes mature on November 1, 2015. Proceeds from the notes were used to repay commercial paper. The notes rank equally with all of the Company’s existing and future senior indebtedness.

Notes and loans payable, which mature in less than one year, included the following at June 30:

	2011	2010
Commercial paper	$456	$369
Foreign borrowings	3	2
Total	$459	$371

The weighted average interest rate on commercial paper was 0.33% and 0.43% at June 30, 2011 and 2010, respectively. During the fiscal years ended June 30, 2011, 2010 and 2009, the weighted average interest rates on the average balance of notes and loans payable was 0.73%, 0.62% and 2.85%, respectively. The carrying value of notes and loans payable at June 30, 2011 and 2010, approximated the fair value of such debt.

Long-term debt at June 30 included the following:

	2011	2010
Senior unsecured notes and debentures:
5.45%, $350 due October 2012	$350	$349
5.00%, $500 due March 2013	500	500
5.00%, $575 due January 2015	575	575
3.55%, $300 due November 2015	299	299
5.95%, $400 due October 2017	398	398
Foreign borrowings	3	3
Total	$2,125	$2,124

The weighted average interest rate on long-term debt was 5.20% and 5.19% at June 30, 2011 and 2010, respectively. During the fiscal years ended June 30, 2011, 2010 and 2009, the weighted average interest rates on the average balance of long-term debt, including the effect of interest rate swaps, was 5.22%, 5.16% and 5.15%, respectively. The estimated fair value of long-term debt, including current maturities, was $2,303 and $2,635 at June 30, 2011 and 2010, respectively. The Company accounts for its long-term debt at face value, net of any unamortized discounts or premiums. The fair value of long-term debt was determined using secondary market prices quoted by corporate bond dealers.

Credit facilities at June 30 were as follows:

	2011	2010
Revolving credit line	$1,100	$1,100
Foreign credit lines	18	23
Other credit lines	13	12
Total	$1,131	$1,135

NOTE 10. DEBT (Continued)

At June 30, 2011, there were no borrowings under the $1,100 revolving credit agreement, and the Company believes that borrowings under the revolving credit facility are available and will continue to be available for general corporate purposes and to support commercial paper issuances. The $1,100 revolving credit agreement expires in April 2013 and includes certain restrictive covenants. The Company was in compliance with all restrictive covenants and limitations as of June 30, 2011. In addition, of the $31 of foreign and other credit lines at June 30, 2011, $23 was available for borrowing.

Long-term debt maturities at June 30, 2011, are $3, $850, zero, $575, $300 and $400 in fiscal years 2012, 2013, 2014, 2015, 2016 and thereafter, respectively.

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The Company is exposed to certain commodity, interest rate and foreign currency risks relating to its ongoing business operations. The Company may use commodity futures and swap contracts to fix the price of a portion of its forecasted raw material requirements. Contract maturities, which are generally no longer than 21 months, are matched to the length of the raw material purchase contracts. The Company may enter into interest rate forward contracts to fix a portion of the benchmark interest rate prior to the anticipated issuance of fixed rate debt. These interest rate forward contracts have durations of less than six months. The Company may also enter into certain foreign currency-related derivative contracts to manage a portion of the Company’s foreign exchange risk associated with the purchase of inventory. These foreign currency contracts generally have durations no longer than twelve months.

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as a hedge, and on the type of the hedging relationship. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument as a fair value hedge or a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts of forecasted purchases of inventory as cash flow hedges. During the fiscal years ended June 30, 2011 and 2010, the Company had no hedging instruments designated as fair value hedges.

For derivative instruments designated and qualifying as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The estimated amount of the existing net gain at June 30, 2011, expected to be reclassified into earnings within the next twelve months is $3. Gains and losses on the derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. During fiscal year 2011, hedge ineffectiveness was not material. The Company dedesignates cash flow hedge relationships whenever it determines that the hedge relationships are no longer highly effective or that the forecasted transaction is no longer probable. The portion of gains or losses on the derivative instrument previously accumulated in other comprehensive income for dedesignated hedges remains in accumulated other comprehensive income until the forecasted transaction is recognized in earnings, or is recognized in earnings immediately if the forecasted transaction is no longer probable. The gain reclassified from OCI to earnings from dedesignated hedges amounted to less than $1 and zero for fiscal years 2011 and 2010, respectively, and was recorded in other (income) expense, net. Changes in the value of derivative instruments after dedesignation are recorded in other (income) expense, net, and amounted to $(6) and $3 for fiscal years 2011 and 2010, respectively.

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The Company’s derivative financial instruments designated as hedging instruments are recorded at fair value in the consolidated balance sheet as follows:

		Fair value
	Balance Sheet classification	6/30/2011	6/30/2010
Assets
Foreign exchange contracts	Other current assets	$—	$1
Interest rate contracts	Other current assets	1	—
Commodity purchase contracts	Other current assets	4	—
		$5	$1

Liabilities
Interest rate contracts	Accrued liabilities	1	—
Commodity purchase contracts	Accrued liabilities	—	2
		$1	$2

The effects of derivative instruments designated as hedging instruments on OCI and on the consolidated statement of earnings were as follows:

	Gain (loss) recognized in OCI		Gain (loss) reclassified from OCI and recognized in earnings
Cash flow hedges	6/30/2011	6/30/2010	6/30/2011	6/30/2010
Commodity purchase contracts	$8	$(3)	$3	$(15)
Interest rate contracts	3	—	—	—
Foreign exchange contracts	(4)	(2)	(3)	(3)
Total	$7	$(5)	$—	$(18)

The gains (losses) reclassified from OCI and recognized in earnings during fiscal year 2011 for commodity purchase contracts and foreign exchange contracts are included in cost of products sold. Of the losses reclassified from OCI and recognized in earnings during fiscal year 2010, $16 are included in cost of products sold and $2 are included in earnings from discontinued operations.

The Company’s derivative financial instruments not designated as hedging instruments are recorded at fair value in the consolidated balance sheet.

		Fair value
	Balance Sheet classification	6/30/2011	6/30/2010
Assets
Commodity purchase contracts	Other current assets	$1	$—

Liabilities
Commodity purchase contracts	Accrued liabilities	$—	$1

As of June 30, 2011, the net notional value of commodity derivatives was $44, of which $22 related to jet fuel, $16 related to soybean oil, $3 related to crude oil and $3 related to diesel fuel.

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

As of June 30, 2011, the net notional value of interest rate forward contracts was $300.

As of June 30, 2011, the net notional values of outstanding foreign currency forward contracts related to the Company’s subsidiaries in Canada and Australia were $28 and $13, respectively.

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. As of June 30, 2011, there were no requirements to post any such collateral.

Certain terms of the agreements governing the over-the-counter derivative instruments contain provisions that require the credit ratings, as assigned by Standard & Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. If our credit rating were to fall below investment grade, the counterparties to the derivative instruments could request full collateralization on derivative instruments in net liability positions. As of June 30, 2011, the Company and each of its counterparties maintained investment grade ratings with both Standard & Poor’s and Moody’s.

U.S. GAAP prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

At June 30, 2011, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the year were comprised of derivative financial instruments and were all level 2.

Commodity purchase contracts are measured at fair value using market quotations obtained from commodity derivative dealers. The interest rate contracts are measured at fair value using information quoted by U.S. government bond dealers. The foreign exchange contracts are measured at fair value using information quoted by foreign exchange dealers.

During the fiscal 2011 second quarter, the Company determined that the book value of the Burt’s Bees reporting unit exceeded its fair value and recognized a non-cash impairment charge of $258 (See Note 8). The implied fair value was based on significant unobservable inputs, and as a result, the fair value measurement was classified as Level 3. During the fiscal year ended June 30, 2011, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values at June 30, 2011 and 2010, due to the short maturity and nature of those balances.

NOTE 12. OTHER LIABILITIES

Other liabilities consisted of the following at June 30:

	2011	2010
Venture agreement net terminal obligation	$277	$274
Employee benefit obligations	215	306
Taxes	89	64
Other	38	33
Total	$619	$677

NOTE 12. OTHER LIABILITIES (Continued)

Venture Agreement

The Company has an agreement with The Procter & Gamble Company (P&G) for its Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the estimated value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2011 and 2010, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business, which is included in cost of products sold.

The agreement, entered into in 2003, has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company, or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty free basis for the licensed products marketed.

NOTE 13. OTHER CONTINGENCIES

The Company is involved in certain environmental matters, including Superfund and other response actions at various locations. The Company has a recorded liability of $15 and $16 at June 30, 2011 and 2010, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounts for a substantial majority of the recorded liability at both June 30, 2011 and 2010. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the timing, varying costs and alternative clean-up technologies that may become available in the future. Although it is possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

The Company is subject to various other lawsuits and claims relating to issues such as contract disputes, product liability, patents and trademarks, advertising, employee and other matters. Based on the Company’s analysis of these claims and litigation, it is the opinion of management that the ultimate disposition of these matters, including the environmental matter described above, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

NOTE 14. STOCKHOLDERS’ (DEFICIT) EQUITY

The Company has three share repurchase programs: two open-market purchase programs and a program to offset the impact of share dilution related to share-based awards (the Evergreen Program). In May 2008, the Company’s Board of Directors approved an open-market purchase program with a total authorization of $750, of which $229 remains available as of June 30, 2011. In May 2011, the Board of Directors approved a second open-market purchase program with a total authorization of $750, all of which remains available for repurchase as of June 30, 2011. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Total share repurchases in fiscal years 2011 and 2010 were $655 (approximately 9.8 million shares) and $150 (approximately 2.4 million shares), respectively. Share repurchases under the open-market purchase program were $521 (approximately 7.7 million shares) for fiscal year 2011. The Company did not repurchase any shares in fiscal years 2010 and 2009 under the open-market purchase program. Share repurchases under the Evergreen Program were $134 (approximately 2.1 million shares) and $150 (approximately 2.4 million shares) in fiscal years 2011 and 2010, respectively. The Company did not repurchase any shares in fiscal year 2009 under the Evergreen Program.

NOTE 14. STOCKHOLDERS’ (DEFICIT) EQUITY (Continued)

During fiscal years 2011, 2010 and 2009, the Company declared dividends per share of $2.25, $2.05 and $1.88, respectively. During fiscal years 2011, 2010 and 2009, the Company paid dividends per share of $2.20, $2.00 and $1.84, respectively.

Accumulated other comprehensive net losses at June 30, 2011, 2010 and 2009 included the following net-of-tax gains (losses):

	2011	2010	2009
Currency translation	$(157)	$(211)	$(220)
Derivatives	4	1	(9)
Pension and postretirement benefit adjustments	(97)	(161)	(118)
Total	$(250)	$(371)	$(347)

Shareholder Rights Plan

The Company is authorized to issue up to 5.0 million shares of preferred stock, of which 1.4 million shares have been designated as Series A Junior Participating Preferred Stock in connection with the adoption of a rights agreement (see below). As of June 30, 2011 and 2010, no shares of preferred stock were issued or outstanding. The Company’s Board of Directors may issue preferred stock in one or more series from time to time. The Board of Directors is authorized to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

On July 18, 2011, the Board of Directors adopted a stockholder rights plan (the “Rights Agreement”). Pursuant to the Rights Agreement, the Board of Directors declared a dividend distribution of one right for each share of common stock. Each right entitles the holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at an initial exercise price of $350 per share. The Rights Agreement is intended to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to protect stockholders’ interests in the event the Company is confronted with coercive or unfair takeover tactics.

Rights become exercisable after ten days following the acquisition by a person or group of beneficial ownership of 10% or more of the Company’s outstanding common stock. If such a person or group acquires beneficial ownership of 10% or more of the common stock, each right (other than such person’s or group’s rights, which will become void) will entitle the holder to purchase, at the right’s then-current exercise price, common stock having a market value equal to twice the exercise price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 10% of more of our outstanding common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice the exercise price. In certain circumstances, the rights may be redeemed by the Company at an initial redemption price of $0.001 per right. If not redeemed, the rights will expire on July 16, 2012.

NOTE 15. EARNINGS PER SHARE

The following is the reconciliation of net earnings to net earnings applicable to common stock:

	2011	2010	2009
Earnings from continuing operations	$287	$526	$472
Earnings from discontinued operations	270	77	65
Net earnings	557	603	537
Less: Earnings allocated to participating securities	2	3	5
Net earnings applicable to common stock	$555	$600	$532

NOTE 15. EARNINGS PER SHARE (Continued)

The following is the reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic EPS to those used to calculate diluted EPS:

	2011	2010	2009
Basic	136,699	140,272	139,015
Dilutive effect of stock options and other	1,402	1,262	1,154
Diluted	138,101	141,534	140,169

During fiscal years 2011, 2010 and 2009, the Company did not include stock options to purchase approximately 2.0 million, 4.0 million and 5.1 million shares, respectively, of the Company’s common stock in the calculations of diluted EPS because their exercise price was greater than the average market price, making them anti-dilutive.

NOTE 16. SHARE-BASED COMPENSATION PLANS

In November 2005, the Company’s stockholders approved the 2005 Stock Incentive Plan (2005 Plan). The 2005 Plan permits the Company to grant various nonqualified, share-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, restricted stock units, stock appreciation rights and other stock-based awards. The Company is authorized to grant up to seven million common shares under the 2005 Plan, and, at June 30, 2011, approximately 5 million common shares were available for grant under the plan.

Compensation cost and the related income tax benefit recognized in the Company’s fiscal years 2011, 2010 and 2009 consolidated financial statements for share-based compensation plans were classified as indicated in the table below.

	2011	2010	2009
Cost of products sold	$4	$8	$8
Selling and administrative expenses	26	46	45
Research and development costs	2	6	5
Total compensation cost	$32	$60	$58
Related income tax benefit	$12	$22	$22

Cash received during fiscal years 2011, 2010 and 2009 from stock options exercised under all share-based payment arrangements was $84, $69 and $35, respectively. The Company issues shares for share-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to share-based awards (See Note 16).

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2011, 2010 and 2009 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2011	2010	2009
Expected life	4.9 - 5.9 years	5 years	5 years
Expected volatility	20.6% to 21.0%	21.6% to 22.9%	23.4%
Weighted-average volatility	20.6%	22.0%	23.4%
Risk-free interest rate	1.5%	2.2% to 2.4%	2.6%
Dividend yield	3.4%-3.6%	3.4% to 3.6%	3.0%
Weighted-average dividend yield	3.4%	3.6%	3.0%

NOTE 16. SHARE-BASED COMPENSATION PLANS (Continued)

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each separate employee grouping, and adjusts the rate to expected forfeitures periodically. The adjustment of the forfeiture rate will result in a cumulative catch-up adjustment in the period the forfeiture estimate is changed. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

Details of the Company’s stock option plan at June 30 are summarized below:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)
Outstanding at June 30, 2010	10,011	$55	6 years	$68
Granted	2,101	66
Exercised	(1,807)	47
Cancelled	(351)	63
Outstanding at June 30, 2011	9,954	$59	6 years	$83

Options vested and exercisable at June 30, 2011	5,692	$56	5 years	$64

The weighted-average fair value per share of each option granted during fiscal years 2011, 2010, and 2009, estimated at the grant date using the Black-Scholes option pricing model, was $8.27, $8.34 and $11.07, respectively. The total intrinsic value of options exercised in fiscal years 2011, 2010 and 2009 was $38, $36 and $16, respectively.

Stock option awards outstanding as of June 30, 2011, have been granted at prices that are either equal to or above the market value of the stock on the date of grant. Stock option grants, generally vest over four years and expire no later than ten years after the grant date. The Company generally recognizes compensation expense ratably over the vesting period. At June 30, 2011, there was $18 of total unrecognized compensation cost related to nonvested options, which is expected to be recognized over a remaining weighted-average vesting period of two years, subject to forfeitures.

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by estimated forfeiture rates. Restricted stock grants prior to July 1, 2009, receive dividend distributions during their vesting period. Restricted stock grants after July 1, 2009, receive dividends earned during the vesting period upon vesting.

At June 30, 2011, there was $1 of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of two years. The total fair value of the shares that vested in fiscal years 2011, 2010 and 2009 was $4, $5 and $8, respectively. The weighted-average grant-date fair value of awards granted was $67.58, $58.91 and $63.30 per share for fiscal years 2011, 2010 and 2009, respectively.

NOTE 16. SHARE-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s restricted stock awards at June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Restricted stock awards at June 30, 2010	112	$62
Granted	22	67
Vested	(61)	62
Forfeited	(5)	63
Restricted stock awards at June 30, 2011	68	$64

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance unit grants vest after three years. Performance unit grants prior to July 1, 2009 receive dividend distributions during their vesting periods. Performance unit grants after July 1, 2009 receive dividends earned during the vesting period upon vesting.

The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted, as necessary, on a quarterly basis based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is reversed to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. At June 30, 2011, there was $6 in unrecognized compensation cost related to nonvested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of one year. The weighted-average grant-date fair value of awards granted was $66.48, $57.28 and $63.95 per share for fiscal years 2011, 2010 and 2009, respectively.

A summary of the status of the Company’s performance unit awards at June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Performance unit awards at June 30, 2010	1,551	$59
Granted	472	66
Vested and distributed	(425)	61
Forfeited	(119)	61
Performance unit awards at June 30, 2011	1,479	$60
Performance units vested and deferred at June 30, 2011	276	$51

NOTE 16. SHARE-BASED COMPENSATION PLANS (Continued)

The nonvested performance units outstanding at June 30, 2011 and 2010, were 1,202,628 and 1,298,382, respectively, and the weighted average grant date fair value was $62.55 and $60.68 per share, respectively. Total shares vested during fiscal year 2011 were 448,076 which had a weighted average grant date fair value per share of $61.16. The total fair value of shares vested was $27, $33 and $26 during fiscal years 2011, 2010 and 2009, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by eligible recipients as deferred stock. During fiscal years 2011 and 2010, $25 and $29, respectively, of the vested awards were paid by the issuance of shares. During fiscal years 2011 and 2010, $2 and $4, respectively, of the vested awards were deferred. As of June 30, 2011 and 2010 the total market value of shares vested and deferred was $14 and $13, respectively, and was reflected as a component of additional paid-in capital on the consolidated balance sheets. Deferred shares receive dividend distributions during their deferral period.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the termination of a director’s service.

During fiscal year 2011, the Company granted 23,149 deferred stock units, reinvested dividends of 6,395 units and distributed 213 shares, which had a weighted-average fair value on grant date of $64.02, $66.43 and $57.64 per share, respectively. As of June 30, 2011, 209,157 units were outstanding, which had a weighted-average fair value on grant date of $57.77 per share.

NOTE 17. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases, and the Company’s existing contracts will expire by 2020. The Company expects that in the normal course of business, existing contracts will be renewed or replaced by other leases. The future minimum rental payments required under the Company’s existing non-cancelable lease agreements at June 30, 2011, are $33, $31, $28, $26, $24 and $112 in fiscal years 2012, 2013, 2014, 2015, 2016 and thereafter, respectively.

Rental expense for all operating leases was $62, $59, and $62 in fiscal years 2011, 2010 and 2009, respectively. Certain space not occupied by the Company in its headquarters building is rented to other tenants under operating leases expiring through 2015. Future minimum rentals to be received under these leases total $4 and do not exceed $2 in any one year.

The Company is also party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally-binding and that specify all significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments, and service contracts. At June 30, 2011, the Company’s purchase obligations, including the services related to the Information Technology Services (ITS) Agreement, totaled $301, $96, $57, $31, $19 and $30 for fiscal years 2012 through 2016, and thereafter, respectively. Estimates for the ITS Agreement are based on an annual service fee that is adjusted periodically based upon updates to services and equipment provided. Included in the ITS Agreement are certain acceleration payment clauses if the Company terminates the contract without cause.

Beginning in the fourth quarter of fiscal year 2012, the Company expects to begin the process of relocating certain staff from its general office in Oakland, Calif. and from its current research and development facility in Pleasanton, Calif., to a new facility also located in Pleasanton, Calif. The new Pleasanton facility consists of approximately 343,000 square feet of leased space and will house the Company’s research and development group, as well as other administrative and operational support personnel. The Company expects to complete the relocation in the first quarter of fiscal year 2013. The future minimum rental payments required under the Company’s existing non-cancelable lease agreement for the Pleasanton facility at June 30, 2011, are zero, $4, $6, $6 , $6 and $49 in fiscal years 2012 through 2016, and thereafter, respectively.

NOTE 18. OTHER (INCOME) EXPENSE, NET

The major components of other (income) expense, net, for the fiscal years ended June 30 were:

	2011	2010	2009
Low-income housing partnership (gains) losses	$(13)	$1	$3
Income from transition services (Note 2)	(9)	—	—
Equity in earnings of unconsolidated affiliates	(8)	(9)	(8)
Interest income	(3)	(3)	(4)
Foreign exchange transaction (gains) losses, net (Note 1)	(2)	26	27
Amortization of trademarks and other intangible assets (Note 8)	9	9	7
Other	(1)	1	—
Total	$(27)	$25	$25

The Company owns, directly or indirectly, limited partnership interests of up to 99% in 36 low-income housing partnerships. The Company sold three properties in fiscal year 2011 and recognized a gain of $13.

Approximately 90% of the fiscal year 2010 foreign exchange transaction losses, net, were related to the remeasurement losses for the Company’s Venezuelan subsidiary (see Note 1).

Approximately 70% of the fiscal year 2009 foreign exchange transaction losses, net, were related to transactions to convert local currency to U.S. dollars by the Company’s Venezuelan subsidiary.

NOTE 19. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2011	2010	2009
Current
Federal	$139	$193	$164
State	19	23	35
Foreign	45	39	39
Total current	203	255	238
Deferred
Federal	71	18	2
State	2	2	3
Foreign	—	4	(6)
Total deferred	73	24	(1)
Total	$276	$279	$237

The components of earnings from continuing operations before income taxes, by tax jurisdiction, were as follows for the fiscal years ended June 30:

	2011	2010	2009
United States	$446	$664	$573
Foreign	117	141	136
Total	$563	$805	$709

NOTE 19. INCOME TAXES (Continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2011	2010	2009
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.3	2.2	3.5
Tax differential on foreign earnings	(1.0)	(1.0)	(2.0)
Net adjustment of prior year federal and state tax accruals	(0.6)	(0.4)	(2.3)
Domestic manufacturing deduction	(3.5)	(1.8)	(1.8)
Non-cash goodwill impairment	16.0	—	—
Other differences	0.8	0.7	1.1
Effective tax rate	49.0%	34.7%	33.5%

The substantially different effective tax rate in fiscal year 2011 versus fiscal year 2010 primarily resulted from the 16.0% impact of the non-deductible non-cash goodwill impairment charge of $258 related to the Burt’s Bees reporting unit as there was no substantial tax benefit associated with this non-cash charge.

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $124 of undistributed earnings of certain foreign subsidiaries at June 30, 2011, because these earnings are considered indefinitely reinvested. The net federal income tax liability that would arise if these earnings were not indefinitely reinvested is approximately $33. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

With respect to the Company’s stock option plans, realized tax benefits in excess of tax benefits recognized in net earnings are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $9, $10, and $6, were realized and recorded to additional paid-in capital for the fiscal years 2011, 2010 and 2009, respectively.

The components of deferred tax (liabilities) assets at June 30 are shown below:

	2011	2010
Deferred tax assets
Compensation and benefit programs	$157	$201
Basis difference related to Venture Agreement	30	30
Accruals and reserves	34	25
Inventory costs	13	13
Net operating loss and tax credit carryforwards	18	14
Other	36	49
Subtotal	288	332
Valuation allowance	(14)	(12)
Total deferred tax assets	274	320
Deferred tax liabilities
Fixed and intangible assets	(258)	(188)
Low-income housing partnerships	(27)	(28)
Other	(35)	(30)
Total deferred tax liabilities	(320)	(246)
Net deferred tax (liabilities) assets	$(46)	$74

NOTE 19. INCOME TAXES (Continued)

The net deferred tax (liabilities) assets included in the consolidated balance sheet at June 30 were as follows:

	2011	2010
Current deferred tax assets	$68	$73
Noncurrent deferred tax assets	26	25
Noncurrent deferred tax liabilities	(140)	(19)
Deferred tax liabilities included in assets held for sale, net	—	(5)
Net deferred tax (liabilities) assets	$(46)	$74

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance at June 30 were as follows:

	2011	2010
Valuation allowance at beginning of year	$(12)	$(6)
Net decrease in realizability of foreign deferred tax assets	(1)	(5)
Increase in foreign net operating loss carryforward and other	(1)	(1)
Valuation allowance at end of year	$(14)	$(12)

At June 30, 2011, the Company had no foreign tax credit carryforwards for U.S. income tax purposes. Tax benefits from foreign net operating loss carryforwards of $8 have expiration dates between fiscal years 2012 and 2020. Tax benefits from foreign net operating loss carryforwards of $3 may be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. In the first quarter of fiscal year 2010, the Company paid federal tax and interest of $8 related to the 2004 and 2006 fiscal tax years. In the first quarter of fiscal year 2011, certain issues relating to 2003, 2004 and 2006 were effectively settled by the Company and the IRS Appeals Division. Tax and interest payments of $18 were made with respect to these issues in the second quarter of fiscal year 2011. Interest payments of $4 were made with respect to these issues in the third quarter of fiscal year 2011. No tax benefits had previously been recognized for the issues related to the 2003, 2004 and 2006 tax settlements. The federal statute of limitations has expired for all tax years through 2006. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2011 and 2010, the total balance of accrued interest and penalties related to uncertain tax positions was $8 and $22, respectively. For fiscal years 2011, 2010 and 2009, income tax expense includes a benefit of $3, expense of $5 and expense of $2, respectively, in interest and penalties.

The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

	2011	2010	2009
Unrecognized tax benefits - July 1	$84	$98	$115
Gross increases - tax positions in prior periods	3	10	2
Gross decreases - tax positions in prior periods	(9)	(15)	(9)
Gross increases - current period tax positions	45	5	5
Gross decreases - current period tax positions	—	—	(2)
Settlements	(26)	(14)	(13)
Unrecognized tax benefits - June 30	$97	$84	$98

NOTE 19. INCOME TAXES (Continued)

Included in the balance of unrecognized tax benefits at June 30, 2011, 2010 and 2009, are potential benefits of $68, $57 and $64, respectively, which if recognized, would affect the effective tax rate on earnings.

In the twelve months succeeding June 30, 2011, audit resolutions could potentially reduce total unrecognized tax benefits by up to $11, primarily as a result of cash settlement payments. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 20. EMPLOYEE BENEFIT PLANS

Retirement Income Plans

The Company has qualified and nonqualified defined benefit plans that cover substantially all domestic employees and certain international employees. As of June 30, 2011, the benefits of the domestic qualified plan are based on either employee years of service and compensation or a stated dollar amount per years of service. Effective July 1, 2011, and as part of a set of long-term, cost neutral enhancements to the Company’s overall employee benefit plans, the domestic qualified plan was frozen for service accrual and eligibility purposes, however, interest credits will continue to accrue on participant balances. The Company is the sole contributor to the plans in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plans consist primarily of investments in cash equivalents, mutual funds and common collective trusts.

The Company made contributions of $15, $43, and $30 to its domestic qualified retirement income plan in fiscal years 2011, 2010 and 2009, respectively. Contributions made to the domestic non-qualified retirement income plans were $8, $8 and $7 in fiscal years 2011, 2010 and 2009, respectively. The Company has also contributed $1, $2, and $1 to its foreign retirement income plans for fiscal years 2011, 2010 and 2009, respectively. The Company’s funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain of these plans.

The assumed domestic health care cost trend rate used in measuring the accumulated post-retirement benefit obligation (APBO) was 8.1% for medical and 9.2% for prescription drugs for fiscal year 2011. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2028. The healthcare cost trend rate assumption has an effect on the amounts reported. The effect of a 100 basis point increase or decrease in the assumed domestic healthcare cost trend rate on the total service and interest cost components, and the postretirement benefit obligation was less than $1, respectively, for all three years ended June 30, 2011, 2010 and 2009.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

Summarized information for the Company’s retirement income and healthcare plans at and for the fiscal years ended June 30 is as follows:

	Retirement Income		Retirement Health Care
	2011	2010	2011	2010
Change in benefit obligations:
Projected benefit obligation at beginning of year	$560	$468	$78	$70
Service cost	12	9	2	2
Interest cost	29	30	4	4
Employee contributions to deferred compensation plans	7	6	—	—
Actuarial (gain) loss	(12)	80	(23)	4
Plan amendments	—	—	(2)	—
Curtailment (gain) loss	(1)	—	—	—
Translation adjustment	3	—	—	—
Benefits paid	(32)	(33)	(1)	(2)
Projected benefit obligation at end of year	566	560	58	78
Change in plan assets:
Fair value of assets at beginning of year	335	275	—	—
Actual return on plan assets	80	39	—	—
Employer contributions to qualified and nonqualified plans	24	53	1	2
Translation adjustment	3	1	—	—
Benefits paid	(32)	(33)	(1)	(2)
Fair value of plan assets at end of year	410	335	—	—
Funded status (plan assets less than benefit obligation)	(156)	(225)	(58)	(78)
Accrued benefit cost, net	$(156)	$(225)	$(58)	$(78)
Amount recognized in the balance sheets consists of:
Pension benefit assets	$1	$1	$—	$—
Current accrued benefit liability	(11)	(10)	(5)	(5)
Non-current accrued benefit liability	(146)	(216)	(53)	(73)
Accrued benefit cost, net	$(156)	$(225)	$(58)	$(78)

Information for retirement income plans with an accumulated benefit obligation (ABO) in excess of plan assets at June 30 follows:

	Pension Plans		Other Retirement Plans
	2011	2010	2011	2010
Projected benefit obligation	$473	$478	$71	$64
Accumulated benefit obligation	469	472	71	64
Fair value of plan assets	388	317	—	—

The ABO for all pension plans was $490, $490 and $398, respectively, at June 30, 2011, 2010 and 2009. The ABO for all retirement income plans increased by $7 in fiscal year 2011. The Company uses a June 30 measurement date.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

The net costs of the retirement income and healthcare plans for the fiscal years ended June 30 include the following components:

	Retirement Income			Retirement Health Care
	2011	2010	2009	2011	2010	2009
Service cost	$12	$9	$10	$2	$2	$2
Interest cost	29	30	29	4	4	4
Expected return on plan assets	(33)	(31)	(28)	—	—	—
Curtailment (gain) loss	(1)	—	—	—	—	—
Amortization of unrecognized items	17	9	6	(2)	(2)	(2)
Total	$24	$17	$17	$4	$4	$4

Items not yet recognized as a component of post retirement expense as of June 30, 2011, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$186	$(28)
Prior service cost (benefit)	1	(3)
Net deferred income tax (assets) liabilities	(71)	12
Accumulated other comprehensive loss (income)	$116	$(19)

Net actuarial loss (gain) and prior service cost (benefit) activity recorded in accumulated other comprehensive loss (income) for the fiscal year ended June 30, 2011, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) at beginning of year	$267	$(4)
Amortization during the year	(17)	—
Gain during the year	(64)	(24)
Net actuarial loss (gain) at end of year	$186	$(28)

The Company uses the straight line amortization method for unrecognized prior service cost (benefit). In fiscal year 2012, the Company expects to recognize, on a pretax basis, approximately $1 of the prior service cost and $8 of the net actuarial loss and approximately $1 of the prior service benefit and $2 of the net actuarial gain, as a component of net periodic benefit cost for the retirement income and retirement health care plans respectively.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations at June 30 are as follows:

	Retirement Income		Retirement Health Care
	2011	2010	2011	2010
Discount rate	5.31%	5.34%	5.29%	5.36%
Rate of compensation increase	3.93%	4.20%	n/a	n/a

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs for the fiscal years ended June 30 are as follows:

	Retirement Income
	2011	2010	2009
Discount rate	5.34%	6.81%	6.75%
Rate of compensation increase	4.20%	4.22%	4.19%
Expected return on plan assets	8.11%	8.11%	8.11%

	Retirement Health Care
	2011	2010	2009
Discount rate	5.36%	6.80%	6.69%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

Expected benefit payments for the Company’s pension and other postretirement plans are as follows:

	Retirement Income	Retirement Health Care
2012	$32	$5
2013	32	6
2014	33	5
2015	33	5
2016	33	4
Fiscal years 2017 — 2021	184	20

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

The target allocations and weighted average asset allocations of the investment portfolio for the Company’s domestic retirement income plans at June 30 are:

	% Target Allocation	% of Plan Assets at June 30
		2011	2010
Asset Category
U.S. equity	50%	50%	48%
International equity	20	19	19
Fixed income	25	25	27
Other	5	6	6
Total	100%	100%	100%

The target asset allocation was determined based on the risk tolerance characteristics established for the plans and, at times, may be adjusted to achieve the plans’ overall investment objective and to minimize any concentration of investment risk. The Company’s objective is to invest plan assets in a manner that will generate resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level, within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30:

	2011
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3
Mutual funds
Growth and/or value equity index funds	152	—	152
Bond fund	48	—	48
Emerging Market fund	19	—	19
Real Estate fund	19	—	19
Total mutual funds	238	—	238
Common/collective trusts
Growth and/or value equity index funds	—	107	107
Bond funds	—	62	62
Total common/collective trusts	—	169	169
Total assets at fair value	$241	$169	$410

	2010
	Level 1	Level 2	Total
Cash equivalents	$1	$—	$1
Mutual funds
Growth and/or value equity index funds	120	—	120
Bond fund	44	—	44
Emerging Market fund	15	—	15
Real Estate fund	17	—	17
Total mutual funds	196	—	196
Common/collective trusts
Growth and/or value equity index funds	—	83	83
Bond funds	—	55	55
Total common/collective trusts	—	138	138
Total assets at fair value	$197	$138	$335

The carrying value of cash equivalents approximates their fair values at June 30, 2011.

Mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the plans at June 30, 2011.

Common/collective trust funds are valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2011.

The Common/collective trust funds are invested in the various funds sponsored by State Street Bank and Trust Company. The funds may attempt to achieve their investment objectives by investing primarily in other collective investment funds managed by the trustee which have characteristics consistent with the funds’ overall investment objectives.

NOTE 20. EMPLOYEE BENEFIT PLANS (Continued)

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The plans include The Clorox Company 401(k) Plan, which, as of June 30, 2011, had a 401(k) component and a profit sharing component. Employee contributions made to the 401(k) component are partially matched with Company contributions. As of June 30, 2011, Company contributions to the profit sharing component above 3% of employee eligible earnings were discretionary and were based on certain Company performance targets for eligible employees. Effective July 1, 2011, The Clorox Company 401(k) Plan was amended to enhance the matching of employee contributions and also to provide for a fixed and non-discretionary annual contribution in place of the profit sharing component. The aggregate cost of the defined contribution plans was $21, $33, and $24 in fiscal years 2011, 2010 and 2009, respectively, including $17, $29, and $19, respectively, of profit sharing contributions. The Company also has defined contribution plans for certain of its international employees. The aggregate cost of these foreign plans was $1, $3 and $2 in fiscal years 2011, 2010 and 2009, respectively.

NOTE 21. SEGMENT REPORTING

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Lifestyle, Household and International. As a result of the sale of the Auto Businesses, the results of the Auto Businesses are no longer included in the Cleaning and International reportable segments. The four reportable segments consist of the following:
  Cleaning consists of laundry, home-care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleaches under the Clorox® brand and Clorox 2® stain fighter and color booster; home-care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; and natural cleaning and laundry products under the Green Works® brand.

  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers, under the Glad® brand; cat litter products, under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

  Lifestyle consists of food products, water-filtration systems and filters marketed and sold in the United States and all natural personal care products. Products within this segment include dressings and sauces, primarily under the Hidden Valley® and K C Masterpiece® brands; water-filtration systems and filters under the Brita® brand; and all natural personal care products under the Burt’s Bees® brand.

  International consists of products sold outside the United States, excluding natural personal care products. These products include home-care, laundry, water filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers, and insecticides, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Nevex®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, K C Masterpiece® and Hidden Valley® brands.
Corporate includes certain nonallocated administrative costs, interest income, interest expense and certain other nonoperating income and expenses. Corporate assets include cash and cash equivalents, the Company’s headquarters and research and development facilities, information systems hardware and software, pension balances and other investments.

NOTE 21. SEGMENT REPORTING (Continued)

	Fiscal Year	Cleaning (1)	Household	Lifestyle (2)	International (1)	Corporate (3)	Total Company
Net sales	2011	$1,619	$1,611	$883	$1,118	$—	$5,231
	2010	1,624	1,663	864	1,083	—	5,234
	2009	1,621	1,726	813	998	—	5,158
Earnings (losses) from continuing operations
before income taxes	2011	356	278	(1)	147	(217)	563
	2010	368	290	303	144	(300)	805
	2009	345	289	270	121	(316)	709
Equity in earnings of affiliates	2011	—	—	—	8	—	8
	2010	—	—	—	9	—	9
	2009	—	—	—	8	—	8
Identifiable assets	2011	838	848	1,150	937	390	4,163
	2010	1,209	788	1,378	902	271	4,548
Capital expenditures	2011	72	95	24	37	—	228
	2010	74	79	18	30	—	201
	2009	90	60	19	27	—	196
Depreciation and amortization	2011	44	73	18	22	16	173
	2010	51	77	21	22	12	183
	2009	52	82	21	21	12	188
Significant non-cash charges included in
earnings before income taxes:
Asset impairment costs	2011	—	—	2	—	—	2
	2010	—	—	—	—	—	—
	2009	—	3	—	—	—	3
Share-based compensation	2011	14	13	6	2	(3)	32
	2010	11	10	5	2	32	60
	2009	15	14	6	2	21	58
Non-cash goodwill impairment	2011	—	—	258	—	—	258
	2010	—	—	—	—	—	—
	2009	—	—	—	—	—	—

(1)	Identifiable assets for fiscal year 2010 included $405 of net assets and liabilities of the Auto Businesses classified as assets held for sale, net.

(2)
Fiscal year 2011 losses from continuing operations before income taxes for the Lifestyle reportable segment included the non-cash goodwill impairment charge of $258 for the Burt’s Bees business. Fiscal year 2011 diluted net earnings per share from continuing operations included the impact of $1.86 from this non-cash goodwill impairment charge.

(3)	Identifiable assets for Corporate included $259 and $87 of cash and cash equivalents for fiscal years 2011 and 2010, respectively.

NOTE 21. SEGMENT REPORTING (Continued)

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Net sales to the Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, were 26% for fiscal year 2011 and 27% for each of fiscal years 2010 and 2009 of consolidated net sales and occurred in each of the Company’s reportable segments. No other customers exceeded 10% of consolidated net sales in any year. During fiscal years 2011, 2010 and 2009, the Company’s five largest customers accounted for 44%, 45% and 44% of its net sales, respectively.

The Company has three product lines that have accounted for 10% or more of total consolidated net sales during each of the past three fiscal years. In fiscal years 2011, 2010 and 2009, respectively, sales of liquid bleach represented approximately 14%, 13% and 14% of the Company’s total consolidated net sales, approximately 27%, 28% and 29% of net sales in the Cleaning segment for each of the three fiscal years and 24%, 23% and 27% of net sales in the International segment. In fiscal years 2011, 2010 and 2009, respectively, sales of trash bags represented approximately 13%, 12% and 13% of the Company’s total consolidated net sales, approximately 34%, 31% and 33% of net sales in the Household segment and approximately 10% of net sales in the International segment for each of the three fiscal years. Sales of charcoal represented approximately 11% of the Company’s total consolidated net sales in each of the fiscal years 2011, 2010 and 2009 and approximately 34%, 36% and 32% of net sales in the Household segment, respectively.

Net sales and long-lived assets by geographic area at and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2011	$4,131	$1,100	$5,231
	2010	4,178	1,056	5,234
	2009	4,191	967	5,158
Long-lived assets	2011	881	158	1,039
	2010	847	119	966
	2009	824	117	941

NOTE 22. GUARANTEES

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) for which terms vary in duration and potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it anticipate making, any payments relating to its indemnifications, and believes that any potential payments would not have a material effect on its financial position, results of operations or cash flows, either individually or in the aggregate.

At June 30, 2011, the Company is a party to letters of credit of $16, primarily related to one of its insurance carriers.

The Company has not recorded any liabilities on any of the aforementioned guarantees at June 30, 2011.

NOTE 23. UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31 (1)	March 31	June 30	Total Year (1)
Fiscal year ended June 30, 2011
Net sales	$1,266	$1,179	$1,304	$1,482	$5,231
Cost of products sold	$705	$687	$729	$837	$2,958
Earnings (losses) from continuing operations	$140	$(163)	$141	$169	$287
Earnings from discontinued operations	$76	$184	$10	$—	$270
Net earnings	$216	$21	$151	$169	$557
Per common share:
Basic
Continuing operations	$0.99	$(1.17)	$1.03	$1.27	$2.09
Discontinued operations	0.55	1.32	0.07	—	1.97
Basic net earnings per share	$1.54	$0.15	$1.10	$1.27	$4.06
Diluted
Continuing operations	$0.98	$(1.17)	$1.02	$1.26	$2.07
Discontinued operations	0.54	1.32	0.07	—	1.95
Diluted net earnings per share	$1.52	$0.15	$1.09	$1.26	$4.02
Dividends declared per common share	$0.55	$0.55	$0.55	$0.60	$2.25
Market price (NYSE)
High	$67.86	$69.00	$72.43	$71.00	$72.43
Low	61.52	61.45	60.56	65.97	60.56
Year-end					67.44
Fiscal year ended June 30, 2010
Net sales	$1,303	$1,215	$1,287	$1,429	$5,234
Cost of products sold	$720	$686	$713	$796	$2,915
Earnings from continuing operations	$140	$93	$143	$150	$526
Earnings from discontinued operations	$17	$17	$22	$21	$77
Net earnings	$157	$110	$165	$171	$603
Per common share:
Basic
Continuing operations	$1.00	$0.66	$1.01	$1.06	$3.73
Discontinued operations	0.12	0.12	0.16	0.15	0.55
Basic net earnings per share	$1.12	$0.78	$1.17	$1.21	$4.28
Diluted
Continuing operations	$0.99	$0.66	$1.00	$1.05	$3.69
Discontinued operations	0.12	0.11	0.16	0.15	0.55
Diluted net earnings per share	$1.11	$0.77	$1.16	$1.20	$4.24
Dividends declared per common share	$0.50	$0.50	$0.50	$0.55	$2.05
Market price (NYSE)
High	$61.64	$63.10	$65.18	$65.67	$65.67
Low	55.41	56.36	58.96	60.85	55.41
Year-end					62.16

(1)
Fiscal year 2011 earnings (losses) from continuing operations and net earnings included the $258 non-cash goodwill impairment charge recognized in the second fiscal quarter for the Burt’s Bees business. Fiscal year 2011 diluted net earnings per share from continuing operations included the impact of $1.86 from this non-cash goodwill impairment charge.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2011 and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2011 and 2010, and the related consolidated statements of earnings, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2011. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 25, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 25, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2011 based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2011 and 2010, and the related consolidated statements of earnings, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2011 of The Clorox Company and our report dated August 25, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
August 25, 2011

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

	Fiscal years ended June 30
Dollars in millions, except share data	2011 (1)(2)	2010 (1)(3)	2009 (1)(3)	2008 (1)(3)(4)	2007 (1)(3)(5)
OPERATIONS
Net sales	$5,231	$5,234	$5,158	$4,954	$4,542
Gross profit	$2,273	$2,319	$2,204	$2,012	$1,935

Earnings from continuing operations	$287	$526	$472	$382	$420
Earnings from discontinued operations	270	77	65	79	81
Net earnings	$557	$603	$537	$461	$501

COMMON STOCK
Earnings per share
Continuing operations
Basic	$2.09	$3.73	$3.36	$2.71	$2.72
Diluted	2.07	3.69	3.33	2.68	2.69
Dividends declared per share	$2.25	$2.05	$1.88	$1.66	$1.31

OTHER DATA
Total assets	$4,163	$4,548	$4,569	$4,704	$3,611
Long-term debt	2,125	2,124	2,151	2,720	1,462

(1)
In November 2010, the Company completed the sale of the Auto Businesses pursuant to the terms of a Purchase and Sale Agreement and received cash consideration of $755. The Company also received cash flows of approximately $30 related to net working capital that was retained by the Company as part of the sale. Included in earnings from discontinued operations for fiscal year ended June 30, 2011, is an after-tax gain on the transaction of $247. For all periods presented, the assets and liabilities of the Auto Businesses have been reclassified to assets held for sale, net, and included the financial results of the Auto Businesses in discontinued operations. In connection with the discontinued operations presentation in the consolidated financial statements, certain financial statement footnotes have been updated to reflect the impact of discontinued operations.

(2)
Earnings from continuing operations and net earnings included the $258 non-cash goodwill impairment charge recognized in the second fiscal quarter for the Burt’s Bees business. Diluted net earnings per share from continuing operations included the impact of $1.86 from this non-cash goodwill impairment charge.

(3)	In fiscal year 2010, the Company adopted a new accounting standard regarding calculation of earnings per share. Prior year earnings per share have been adjusted to reflect the new accounting standard.

(4)
In fiscal year 2008, the Company acquired Burt’s Bees Inc. for an aggregate price of $913 excluding $25 paid for tax benefits associated with the acquisition. In addition, the Company entered into an accelerated share repurchase agreement under which it repurchased 12 million of its shares for an aggregate price of $750.

(5)
In fiscal year 2003, the Company announced its intent to sell its business in Brazil, closed its offices in Brazil, and sold nearly all of the remaining assets of this business; in fiscal year 2007, the Company sold certain assets remaining from its discontinued operation in Brazil.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in Millions)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2011	$(6)	$—	$—	$1	$—	$(5)
Year ended June 30, 2010	(6)	—	—	—	—	$(6)
Year ended June 30, 2009	(7)	(3)	—	—	4	(6)
LIFO allowance
Year ended June 30, 2011	$(28)	$(1)	$—	$—	$—	$(29)
Year ended June 30, 2010	(31)	3	—	—	—	(28)
Year ended June 30, 2009	(21)	(10)	—	—	—	(31)
Valuation allowance on deferred tax assets
Year ended June 30, 2011	$(12)	$(2)	$—	$—	$—	$(14)
Year ended June 30, 2010	(6)	(6)	—	—	—	(12)
Year ended June 30, 2009	(7)	—	—	1	—	(6)
Allowance for inventory obsolescence
Year ended June 30, 2011	$(10)	$(15)	$—	$—	$14	$(11)
Year ended June 30, 2010	(10)	(11)	—	—	11	(10)
Year ended June 30, 2009	(13)	(12)	—	—	15	(10)

THE CLOROX COMPANY
RECONCILIATION OF ECONOMIC PROFIT

Dollars in millions	FY11 (1)	FY10	FY09
Earnings from continuing operations before income taxes	$563	$805	$709
Adjustments to earnings related to the Auto Businesses	114	120	102
Earnings before income taxes including the Auto Businesses	677	925	811
Non-cash restructuring-related and asset impairment costs (2)	6	4	10
Non-cash goodwill impairment (2)	258	—	—
Interest expense (3)	123	139	161
Earnings from continuing operations before income taxes, non-cash restructuring-related
and asset impairment costs, non-cash goodwill impairment and interest expense	$1,064	$1,068	$982
Adjusted after tax profit (4)	$704	$697	$650
Average capital employed (5)	3,037	2,928	3,045
Capital charge (6)	273	264	274
Economic profit (Adjusted after tax profit less capital charge)	$431	$433	$376
% change over prior year	-0.5%	+15.2%	+3.6%

(1)
The earnings from continuing operations before income taxes, the adjustments to earnings related to the Auto Businesses and total capital employed are adjusted in accordance with the terms of the short-term incentive compensation plan.

(2)
Non-cash restructuring-related and asset impairment costs and goodwill impairment are added back to earnings from continuing operations before income taxes and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.

(3)	Interest expense is added back to earnings because it is included as a component of the capital charge.

(4)
Adjusted after tax profit represents earnings from continuing operations before income taxes, non-cash restructuring-related and asset impairment costs, the non-cash goodwill impairment charge and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations before the non-cash goodwill impairment charge, which was 33.8%, 34.7% and 33.5% in fiscal years 2011, 2010 and 2009, respectively. The difference between the fiscal year 2011 effective tax rate on continuing operations before the non-cash goodwill impairment charge and the effective tax rate on continuing operations of 49.0% is (16.0)% related to the non-deductible non-cash goodwill impairment charge and 0.8% for other tax effects related to excluding this charge.

(5)
Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year non-cash restructuring-related and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY11 (1)	FY10	FY09
Total assets	$4,163	$4,548	$4,569
Adjustments related to the Auto Businesses	434	—	—
Total assets adjusted for Auto Businesses	4,597	4,548	4,569
Less:
Accounts payable	423	409	380
Accrued liabilities	442	491	471
Income taxes payable	41	74	86
Other liabilities	619	677	640
Deferred income taxes	140	19	18
Non-interest bearing liabilities	1,665	1,670	1,595
Total capital employed	2,932	2,878	2,974
Non-cash restructuring and asset impairment costs	264	4	10
Adjusted capital employed	$3,196	$2,882	$2,984
Average capital employed	$3,037	$2,928	$3,045

(6)
Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The nominal weighted-average cost of capital used to calculate the capital charge was 9% for all fiscal years presented.

THE CLOROX COMPANY
CALCULATION OF RETURN ON INVESTED CAPITAL

Dollars in millions	FY11	FY10
Earnings from continuing operations before income taxes	$563	$805
Restructuring and asset impairment costs	4	4
Non-cash goodwill impairment	258	—
Interest expense	123	139
Earnings from continuing operations before income taxes, restructuring and asset impairment
costs, non-cash goodwill impairment and interest expense	$948	$948
Adjusted after tax profit	$628	$619
Adjusted average invested capital	$2,632	$2,645
Return on invested capital	23.9%	23.4%

(1)
Non-cash restructuring and asset impairment costs and the non-cash goodwill impairment charge of $258 for the Burt’s Bees business are added back to earnings and average invested capital to more closely reflect operating results.

(2)	Interest expense is added back to earnings because it is factored in debt, a component of average invested capital (as defined below).

(3)
Adjusted after tax profit represents earnings from continuing operations before income taxes, restructuring and asset impairment costs and the non-cash goodwill impairment charge, after tax. The tax rate applied is the effective tax rate on continuing operations before the non-cash goodwill impairment charge, which was 33.8% and 34.7% in fiscal years 2011 and 2010, respectively. The difference between the fiscal year 2011 effective tax rate on continuing operations before the non-cash goodwill impairment charge and the effective tax rate on continuing operations of 49.0% is (16.0)% related to the non-deductible non-cash goodwill impairment charge and 0.8% for other tax effects related to excluding this charge.

(4)
Average invested capital represents a five quarter average of total assets less non-bearing liabilities and assets held for sale. Adjusted average invested capital represents average invested capital adjusted to add back a five quarter average of cumulative, current-year after-tax restructuring and asset impairment costs. See below for details of the adjusted average invested capital calculation:

(Amounts shown below are five quarter averages)	FY11	FY10
Total assets	$4,343	$4,585
Less: non-interest bearing liabilities	(1,638)	(1,538)
Less: assets held for sale	(175)	(404)
Average invested capital	2,530	2,643
Cumulative after-tax restructuring and asset impairment costs	102	2
Adjusted average invested capital	$2,632	$2,645

(5)	ROIC is calculated as earnings from continuing operations before income taxes, excluding restructuring and asset impairment costs, non-cash goodwill impairment.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 15, 2011.
Vote by Internet Log on to the Internet and go to www.envisionreports.com/CLX Follow the steps outlined on the secured website.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	The Board of Directors recommends a vote FOR the election of each of the following director nominees.

1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain

	01 - Daniel Boggan, Jr.	☐	☐	☐		05 - Donald R. Knauss		☐	☐	☐	09 - Pamela Thomas-Graham	☐	☐	☐

	02 - Richard H. Carmona	☐	☐	☐		06 - Robert W. Matschullat		☐	☐	☐	10 - Carolyn M. Ticknor	☐	☐	☐

	03 - Tully M. Friedman	☐	☐	☐		07 - Gary G. Michael		☐	☐	☐

	04 - George J. Harad	☐	☐	☐		08 - Edward A. Mueller		☐	☐	☐

B	The Board of Directors recommends a vote FOR Proposal 2.							C	The Board of Directors recommends ONE YEAR for Proposal 3.

					For	Against	Abstain					1 Yr	2 Yrs	3 Yrs	Abstain

2.	Advisory Vote on Executive Compensation.				☐	☐	☐	3.			Advisory Vote on the Frequency of the Shareholder Advisory Vote on Executive Compensation.	☐	☐	☐	☐

D	The Board of Directors recommends a vote FOR Proposal 4.							E	The Board of Directors recommends a vote AGAINST Proposal 5.

					For	Against	Abstain						For	Against	Abstain

4.	Ratification of Independent Registered Public Accounting Firm.				☐	☐	☐	5.			Stockholder Proposal on Independent Chairman.		☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - G ON BOTH SIDES OF THIS CARD.

Dear Stockholders:

Attached is the proxy for The Clorox Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, the Internet or mail. If you wish to vote via telephone or the Internet, instructions are printed on this form. If you wish to vote by mail, please mark, sign, date and return the proxy using the enclosed envelope.

Only stockholders on the record date, September 27, 2011, or their legal proxy holders, may attend the Annual Meeting. To be admitted to the Annual Meeting, you must bring a current form of government-issued photo identification and proof of Clorox common stock ownership on the record date. Please see the “Attending the Annual Meeting” section of the proxy statement for further information.

Sincerely,

Angela C. Hilt Vice President – Corporate Secretary & Associate General Counsel

Annual Meeting of Stockholders
  Meeting Date: November 16, 2011
  Check – In Time: 8:30 a.m. Pacific Time
  Meeting Time: 9:00 a.m. Pacific Time
  Meeting Location: the offices of the Company at 1221 Broadway, Oakland, CA 94612
Please note that cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company. For your protection, briefcases, purses, packages, etc. may be inspected as you enter the meeting.

The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are available at www.envisionreports.com/CLX.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Clorox Company
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 16, 2011

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Daniel J. Heinrich and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of common stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 16, 2011, at the offices of the Company at 1221 Broadway, Oakland, CA 94612 and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, ONE YEAR FOR PROPOSAL 3, FOR PROPOSAL 4 AND AGAINST PROPOSAL 5.

If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Items to be voted appear on reverse side)

F	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

G	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - G ON BOTH SIDES OF THIS CARD.